Exhibit 99.2

As filed with the Securities and Exchange Commission on                 , 2012

Registration No.  333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BLEACH GROUP, INC.

(Exact Name of registrant as specified in its charter)

Delaware	2300	45-5245604
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

347 Fifth Avenue

Suite 1402

New York, NY 10016

Telephone:

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Vcorp Services, LLC

1811 Silverside Road

Wilmington, DE 19810

Telephone: 888.528.2677

Fax: 845.818.3588

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Please send a copy of all communications to:

Ernest M. Stern, Esq.

Akerman Senterfitt LLP

750 9th Street, N.W.
Suite 750
Washington, D.C. 20001

Telephone: 202.393.6222

Fax: 202.393.5959

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Shares of Common Stock par value $.001 per share (1)	3,450,000	$6.00	$20,700,000	$2,372.22
Underwriter’s warrant	1	—	—	—	(4)
Shares of common stock underlying underwriter’s warrant (3)	69,000	$7.20	$432,000	$49.51

(1)	Includes 450,000 shares of common stock, which may be issued upon exercise of a 60-day option granted to the underwriter to cover over-allotments, if any.
(2)	Estimated solely for the purpose of calculating the registration fee under Rule 457(o) under the Securities Act of 1933, as amended.
(3)	Represents 2% of the shares of common stock to be sold in this offering (including 450,000 shares issued pursuant to the underwriter’s over-allotment option).
(4)	No fee pursuant to Rule 457(g).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus dated              , 2012

PROSPECTUS

3,000,000 Shares

BLEACH GROUP, INC.

Common Stock

This is the initial public offering of our common stock. We are offering 3,000,000 shares of our common stock. Prior to this offering, there has been no public market for our common stock.  We expect that the public offering price will be between $5.00 and $6.00 per share of common stock.  We will be applying for listing of our common stock on The NASDAQ Capital Market under the symbol “   ”.

We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements. Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page 5 of this prospectus.

	Per Share	Total
Public offering price	$	$
Underwriter’s fee	$	$
Net proceeds, before expenses	$	$

We have agreed to pay the underwriter a fee equal to 7% of the gross proceeds raised in this offering, plus a $10,000 non-refundable engagement fee, and to reimburse the underwriter for certain expenses. See “Underwriting.” In addition, we have agreed to grant to the underwriter for no additional consideration a warrant to purchase shares of our common stock equal in number to 2% of the number of shares sold in this offering (including any shares issued pursuant to the underwriter’s over-allotment option). See “Underwriting.”

The underwriter has the option to purchase up to 450,000 additional shares from us at the public offering price for 45 days after the date of this prospectus to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

You should rely only on the information contained in this prospectus.  We are responsible for such information. We have not authorized any dealer, salesperson or other person to provide you with information concerning us, except for the information contained in this prospectus.  The information contained in this prospectus is complete and accurate only as of the date on the front cover page of this prospectus, regardless of the time of delivery of this prospectus or the sale of any common stock.  This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The shares will be ready for delivery on                    .

Wellington Shields & Co.

The date of this prospectus is                     , 2012.

TABLE OF CONTENTS

BASIS OF PRESENTATION	ii

MARKET AND INDUSTRY DATA	ii

TRADEMARKS AND TRADE NAMES	ii

PROSPECTUS SUMMARY	1

RISK FACTORS	6

FORWARD-LOOKING STATEMENTS	16

USE OF PROCEEDS	17

DIVIDEND POLICY	18

DETERMINATION OF OFFERING PRICE	18

DILUTION	19

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	20

BUSINESS	34

MANAGEMENT	46

EXECUTIVE COMPENSATION	50

DIRECTOR COMPENSATION	51

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS	52

PRINCIPAL STOCKHOLDERS	55

DESCRIPTION OF INDEBTEDNESS	56

DESCRIPTION OF CAPITAL STOCK	58

SHARES ELIGIBLE FOR FUTURE SALE	61

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES FOR NON-U.S. HOLDERS	63

UNDERWRITING	65

LEGAL MATTERS	67

EXPERTS	67

WHERE YOU CAN FIND ADDITIONAL INFORMATION	67

INDEX TO FINANCIAL STATEMENTS	F-1

i

BASIS OF PRESENTATION

Bleach Group, Inc. was incorporated in the State of Delaware on January 20, 2012. Our business has historically been conducted through various separately owned operating entities. On May 10, 2012, in order to facilitate this initial public offering, the predecessor owners of such operating entities completed a reorganization (the “Reorganization”) whereby they transferred their ownership interests in each of the operating entities to Bleach Group, Inc. in exchange for shares of common stock of Bleach Group, Inc. As a result of this reorganization, all of such operating entities are now direct or indirect subsidiaries of Bleach Group, Inc.  See “Certain Relationships and Related Person Transactions—Related Person Transactions—Reorganization.” Throughout this prospectus, the terms “Bleach Group,” “we,” “us,” “our,” “our company” and “our business” refer, prior to the Reorganization, to one or more of such operating entities on an unconsolidated basis, and, after the Reorganization, to Bleach Group, Inc. and its subsidiaries on a consolidated basis.

Unless otherwise indicated, all of the financial data presented in this prospectus is presented on a consolidated basis for Bleach Group, Inc. and its subsidiaries.  The Reorganization has been accounted for as Bleach Pty Limited being recognized as the accounting acquirer of Ksubi Pty Limited, Hombeck International Limited, Something Else by Natalie Wood Pty Limited (Something Else Pty Limited) and Bleach Group, Inc.  Accordingly, included in this prospectus are the audited financial statements of Bleach Pty Limited and Ksubi Pty Limited as of June 30, 2011 and 2010 and the reviewed financial statements of Bleach Pty Limited and Ksubi Pty Limited as of March 31, 2012.  Based on Rule 3-05 of Regulation S-X, the audited and reviewed financial statements of Hombeck International Limited and Something Else Pty Limited are not required.

MARKET AND INDUSTRY DATA

We obtained the industry, market and competitive position data throughout this prospectus from our own internal estimates and research as well as from industry and general publications and research, surveys and studies conducted by third parties. Industry publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. Based upon our industry knowledge, we believe that each of these studies and publications is reliable.

TRADEMARKS AND TRADE NAMES

This prospectus includes our trademarks, such as “Insight,” “Something Else,” and “Ksubi,” which are protected under applicable intellectual property laws and are the property of Bleach Group, Inc. or its subsidiaries. This prospectus also contains trademarks, service marks, trade names and copyrights of other companies, which are the property of their respective owners. Solely for convenience, our trademarks and trade names referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks and trade names.

ii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider in making your investment decision. You should read the following summary together with the entire prospectus, including the more detailed information regarding our company, the common stock being sold in this offering and our Financial Statements and the related notes included elsewhere in this prospectus. You should carefully consider, among other things, our Financial Statements and the related notes included elsewhere in this prospectus and the matters discussed in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus before deciding to invest in our common stock. Some of the statements in this prospectus constitute forward-looking statements. See “Forward-Looking Statements.”

We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements.

Except where the context otherwise requires or where otherwise indicated, the terms “Bleach Group,” “we,” “us,” “our,” “our company” and “our business” refer to Bleach Group, Inc. together with its predecessors and its consolidated subsidiaries as a combined entity.

Company Overview

Bleach Group, Inc. designs, sources, markets, distributes and sells globally-recognized brands of youth fashion apparel and accessories, including the Insight (www.insight51.com), Something Else (www.something-else.com.au) and Ksubi (www.ksubi.com) brands. Our goal is to create contemporary and innovative lines of apparel brands for the fashion-forward, popular culture segments of the global youth market through quality, cutting edge, category-comprehensive, quick-to-market and value-for-money brands. Insight, our most recognized brand, is an avant-garde fashion label for men and women with a focus on various youth subcultures, including surf, skate, street fashion, art and music. Our Something Else brand targets fashion-aware women with an offbeat aesthetic and an appreciation for art by merging fashion and art into wearable and accessible garments. Our Ksubi brand is a premium denim and fashion lifestyle brand that targets young men and women who are socially and culturally aware, who pride themselves on individual style and who are youthful, irreverent and ironic with an opinionated sense of style. In addition to these three core brands, we work to continuously develop new brands and expand our product lines within the global youth fashion market.

Our brands are currently sold in 40 countries through multiple third-party distribution outlets, including independent retail stores, major account retail stores, department stores and online.  We control distribution of our brands in Australia, France, Spain, Portugal, the United Kingdom, Germany, Austria and Switzerland and have established relationships with independent distributors in the other countries in which our brands are sold. See “Business—Distribution and Industry Supply Chain.” In addition, we have granted franchise rights to an independent third party that owns eight Ksubi retail stores in Australia.  We expect to acquire this independent franchise operator, and thus the eight Ksubi retail stores, following completion of this offering.  See “Business—Our Core Brands—Ksubi— Supply Agreement and Franchise Agreement.”

Our principal executive office is located at 347 Fifth Avenue, Suite 1402, New York, NY 10016.  However, we conduct our primary business activities out of our office in Sydney, Australia.  As of March 31, 2012, we have 81 employees, all of which are full-time employees.

Company History

Insight, our most recognized brand, was initially founded as a surfboard label in Sydney, Australia in 1987. We launched our Something Else brand in 2004 and acquired our Ksubi brand in March 2010.  Bleach Group, Inc. was incorporated in the State of Delaware on January 20, 2012. Our business has historically been conducted through various separately owned operating entities. On May 10, 2012, in order to facilitate this initial public offering, the owners of such operating entities completed a reorganization (the “Reorganization”) whereby they transferred their ownership interests in each of the operating entities to Bleach Group, Inc. in exchange for shares of common stock of Bleach Group, Inc. As a result of this reorganization, all of such operating entities are now direct or indirect subsidiaries of Bleach Group, Inc. See “Certain Relationships and Related Person Transactions—Related Person Transactions—Reorganization.”

Competitive Strengths

We believe that our core competitive strengths include:

•                  Forward Thinking Design Innovation.  Since the launch of our Insight brand t-shirts in 1997, we have strived to maintain a fresh, consistent, ongoing and all-encompassing approach to the pursuit of forward thinking design innovation. We believe that over time this has enabled a distinction of “newness” and “innovation” to be attributed to our brand design philosophies when compared to those of our more established competitors in the youth apparel market, especially with respect to the action sports segment of the market.

•                  Global Recognition in the Fashion and Retail Industry.  In 2007 and 2008 we were awarded “Best Marketing Campaign” from the Surf Industry Manufacturers Association (SIMA) and in 2008 we were awarded “Breakthrough Brand of the Year” from SIMA. In 2009 we were awarded “Best Advertising Photography” at the Sony World Photography Awards and “Best Marketing Campaign” by the European Surf Industry Manufacturers Association, and in 2011 we were awarded “Women’s Marketing Campaign of the Year” by SIMA. We believe that this growing global market credibility and the recognition of our company as being market-leading design and brand innovators within the global youth fashion market puts us in a favorable demand position for both supply chain and direct consumers given what we believe to be a youth market that is experiencing generic and crowded conditions and given the fickle, fast-paced nature of general youth consumer demand and fashion trends.

•                  Platform to Launch New Brands.  We believe that our global recognition as being a market-leader in design and brand innovation provides us with an accessible, solid and credible launch platform for emergent and new private label and retail house brands and product category releases.

•                  “Brand House” Model Provides Product and Market Segment Diversity.  Our strategy of pursuing a “brand house” model, in which we offer multiple brands directed at various aspects of the youth apparel and fashion accessories market, including the action sports and fashion denim segments of the market, enables us to offer complementing brother and sister brands within the broader market but through different distribution and/or supply chain channels, which we believe helps to protect our business against cyclical variations within the market.  Additionally, with many retailers and supply-chain participants worldwide looking to streamline their supplier base for greater efficiencies, we believe that our “brand house” model affords us with further protection in this regard by providing an opportunity for our retail and supply-chain partners to purchase comprehensive and compatible product and brand offerings, including “house branded” products, through one supplier.

•                  Deep Market Understanding.  With our first apparel brand launching in 1997, we have been in operation for over 14 years. This length of operation has provided us with time to develop structure, experience and in-depth market understanding as well as the ability to grow and stabilize our operations and viability. We believe that this places us in a unique position where we are comparatively new enough and small enough to remain flexible and in-touch with the market, but also mature and stable enough to have developed a strong platform for our business and for continued advancement and growth. We also believe that this flexibility and closeness to the market allows our business, personnel and brands to operate with a quick-response mindset to better capitalize on existing market opportunities and/or changes in market demands, whether this be through new brand or product category launch opportunities or through changing design and collection release timelines so as to rapidly respond to the changing design demands of our supply chain customers. There has been little change in our senior management since our inception with all of our founding members and shareholders still engaged in our business.

•                  Global Distribution Capabilities.  With distribution in 40 countries around the globe, we believe that we have established stable global distribution networks across all major continents and regions for utilization by all our brands. This network provides us with straight-to-market access for existing and emerging brands.

•                  Proven Management Team. We are led by a proven executive team. Mark Byers - our Chief Executive Officer, President and a member of our Board of Directors, Tim Morris - our Chief Operations Officer, Kristopher Black — who has agreed to become our Chief Financial Officer upon the effectiveness of this offering, Andrew Down - our Creative Director of the Insight brand, George Gorrow - our Creative Director of the Ksubi brand, and Natalie Wood - our Creative Director of the Something Else brand, lead a management team that has significant experience in the apparel industry, including design, marketing, sourcing, merchandising, distribution and retail.  Our creative directors average over 15 years of experience in the apparel industry.

Growth Strategy

We believe that we are well positioned to take advantage of opportunities to increase revenues, drive net income growth and capture market share.  Such opportunities include:

•                  Brand Development. We intend to strengthen our existing brands and continue to develop new brands in order to increase sales and profit margins, leverage our global relationships with retail and supply-chain customers so as to maximize our penetration and profile in the youth culture retail market and extend the lifecycles of our brands to increase return on investment for each of our brands.

•                  Product Expansion. We intend to develop and launch new product lines for our existing and future brands, including fashion accessories, eyewear, footwear and hardware, which includes surfboards, skate decks, traction pads, board bags and leg ropes.

•                  Strategic Acquisitions. We will work to identify, acquire, adsorb and exploit external brands where strategic and opportunistic opportunities arise in order to increase our profits, growth and profile and to expand our relationships with retail and supply-chain customers. Such external brands may include brands that are experiencing existing and inherent inadequacies, such as: restricted international growth potential due to lack of capital; lack of expertise, knowledge and/or relationships with international suppliers and/or supply-chain customers; lack of an international distribution infrastructure; and/or lack of vision to recognize international growth opportunities.

•                  Diffusion, Private Label and House Brand Opportunities. In instances where large retailers request to stock one of our core brands but we do not feel that such retail placement would be in our best interests, or where we see new core market brand distribution opportunities, we may offer to develop a Bleach owned ‘diffusion’ brand (which is a brand that is based off one of our core brands but has been altered in a manner that satisfies such retailer’s needs while not materially impacting the image of our core brands) or we may develop a retail customer-owned ‘house brand’ for such retailer.  These opportunities provide the potential for high volume sales with low risk in that there is no sell-through responsibility and little, if any, marketing investment.  We intend to continue to develop and expand these development and diffusion brand opportunities, including the following brands: For Love or Money, Indian Pacific, and Arvust.

•                  Retail Online. We intend to further develop and market our online retail platform in order to increase the number of visitors to our brands’ websites, which we believe could increase online sales and brand awareness.  We believe that our brands will retail successfully online due to the high graphic content of our products and due to the general brand profile created through our creative marketing efforts and our fashion-forward product profile and reputation.

•                  Opening New Stores.  We currently intend to open several additional retail stores in Australia over the coming years.  We believe that opening new stores presents a strong opportunity for sales growth and increases in margin, while also growing the visibility and profile of our brands.

•                  Downward Integration. We intend to reduce the number of middlemen in the international sourcing of our products and, where possible, buy our products directly from the factories in which they are produced. While this process may add certain sourcing business risks, such as exposure to operational challenges related to Asia-based sourcing and the risk that higher early supply chain cash outflows may limit our available working capital at such time, we believe that this downward integration will ultimately result in an increase to our net earnings while affording us improved supply chain efficiencies, effectiveness and reliability, higher quality of product, improved speed to market, lower sourcing prices, more effective recourse related to faulty products, and greater versatility and flexibility of supply sources.

Corporate Information

We were incorporated in the State of Delaware on January 20, 2012. Our principal place of business is located at 347 Fifth Avenue, Suite 1402, New York, NY 10016, our telephone number is        and our fax number is        . We maintain our primary website at www.bleachgroup.net. We also maintain the following brand specific websites: www.insight51.com, www.something-else.com.au and www.ksubi.com. We do not incorporate the information contained on, or accessible through, any of our websites mentioned in this prospectus into this prospectus, and you should not consider it a part of this prospectus.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or JOBS Act. As an emerging growth company, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We may take advantage of these reporting exemptions until we are no longer an emerging growth company. We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year in which we have total annual gross revenue of at least $1.0 billion, (ii) the last day of the fiscal year following the fifth anniversary of the completion of this offering, (iii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period, and (iv) the date on which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th.

Pursuant to Section 107 of the JOBS Act, emerging growth companies may also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected to opt out of this exemption from new or revised accounting standards and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Risk Factors

Before you invest in our common stock, you should carefully consider all the information in this prospectus including matters set forth under the heading “Risk Factors.”

The Offering

Common stock offered	3,000,000 shares

Common stock to be outstanding immediately after this offering

9,000,000 shares, which does not include up to 450,000 shares that the underwriter may acquire to cover over-allotments pursuant to its over-allotment option or up to 69,000 shares issuable upon exercise of the underwriter’s warrant.

Warrants to be outstanding after this offering	Underwriter’s warrant to purchase up to 69,000 shares of common stock. See “Description of Capital Stock—Underwriter’s Warrant” for more information.

Option to purchase additional shares

The underwriter has the option to purchase up to 450,000 additional shares from the company to cover over-allotments. The underwriter can exercise this option at any time within 45 days from the date of this prospectus.

Use of proceeds

We estimate that the net proceeds to us from the sale of common stock that we are offering will be approximately $14.25 million, after deducting the underwriter’s fee and estimated offering expenses that we must pay, assuming (i) an initial public offering price of $5.50 per share, which is the midpoint of the range indicated on the cover page of this prospectus, and (ii) that the underwriter does not exercise its overallotment option. We intend to use the new proceeds as follows: (a) approximately $3.0 million to acquire an independent Ksubi retail franchise operator (See “Business—Our Core Brands—Ksubi— Supply Agreement and Franchise Agreement”); (b) approximately $3.0 million to launch new retail stores; (c) approximately $1.0 million to develop our online retail platform; (d) approximately $1.5 million to reacquire from an independent distributor the distribution rights for the Insight brand in the United States; (e) approximately $0.5 million to create and develop diffusion and private label brands; (f) approximately $1.0 million to strategically acquire and/or establish, and operate, an Asia-based product sourcing company; (g) approximately $1.0 million to strengthen our back-office infrastructure, including improving system software, hiring key back-office personnel and developing customer service internet initiatives; and (h) the remainder for general corporate purposes. See “Use of Proceeds.”

Dividend policy

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings for use in financing the growth of our business and do not anticipate paying any cash dividends after this offering or for the foreseeable future. See “Dividend Policy.”

Risk factors

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 6 of this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

Proposed NASDAQ Capital Market symbol	“ ”

RISK FACTORS

This offering and an investment in our common stock involve a high degree of risk. You should carefully consider the risks described below, together with the financial and other information contained in this prospectus, before you decide to purchase shares of our common stock. If any of the following risks actually occurs, our business, financial condition, results of operations, cash flows and prospects could be materially and adversely affected. As a result, the trading price of our common stock could decline and you could lose all or part of your investment in our common stock.

Risks Related to Our Business

Continuing unfavorable economic conditions could have a material adverse effect on our results of operations.

The apparel industry historically has been subject to substantial cyclical variations. Our financial performance has been, and may continue to be, negatively affected by unfavorable economic conditions. Continued or further recessionary economic conditions may have a further adverse impact on our sales volumes, pricing levels and profitability. As domestic and international economic conditions change, trends in discretionary consumer spending become unpredictable and subject to reductions due to uncertainties about the future. When consumers reduce discretionary spending, purchases of specialty apparel tend to decline. A continuation of the general reduction in consumer discretionary spending in the domestic and international economies, as well as the impact of tight credit markets on us, our suppliers, other vendors or customers, could have a material adverse effect on our results of operations.

The apparel industry is highly competitive, and if we fail to compete effectively, we could lose our market position.

The apparel industry is highly competitive. We compete against a number of domestic and international designers, manufacturers, retailers and distributors of apparel. In order to compete effectively, we must (i) maintain the image of our brands and our reputation for authenticity in our core markets, (ii) be flexible and innovative in responding to rapidly changing market demands on the basis of brand image, style, performance and quality and (iii) offer consumers a wide variety of high quality products at competitive prices.

The purchasing decisions of consumers are highly subjective and can be influenced by many factors, such as brand image, marketing programs and product design. A small number of our global competitors enjoy substantial competitive advantages, including greater financial resources for competitive activities, such as sales, marketing, strategic acquisitions and athlete endorsements. The number of our direct competitors and the intensity of competition may increase as we expand into other product lines or as other companies expand into our product lines. Our competitors may enter into business combinations or alliances that strengthen their competitive positions or prevent us from taking advantage of such combinations or alliances. Our competitors also may be able to respond more quickly and effectively than we can to new or changing opportunities, standards or consumer preferences.

If we are unable to develop innovative and stylish products in response to rapid changes in consumer demands and fashion trends, we may suffer a decline in our revenues and market share.

The apparel industry is subject to constantly and rapidly changing consumer demands based on fashion trends and performance features. Our success depends, in part, on our ability to anticipate, gauge and respond to these changing consumer preferences in a timely manner while preserving the authenticity and image of our brands and the quality of our products.

As is typical with new products, market acceptance of new designs and products we may introduce is subject to uncertainty. In addition, we generally make decisions regarding product designs several months in advance of the time when consumer acceptance can be measured. If trends shift away from our products, or if we misjudge the market for our product lines, we may be faced with significant amounts of unsold inventory or other conditions which could have a material adverse effect on our results of operations and financial position.  Additionally, our products are typically initially introduced in Australia and released in the northern hemisphere approximately six months later.  This delay in introducing products in the northern hemisphere may increase these challenges.

The failure of new product designs or new product lines to gain market acceptance could also adversely affect our business and the image of our brands. Achieving market acceptance for new products may also require substantial marketing efforts and expenditures to expand consumer demand. These requirements could strain our management and our financial and operational resources. If we do not continue to develop stylish and innovative products that provide better design and performance attributes than the products of our competitors, or if our future product lines misjudge consumer demands, we may lose consumer loyalty, which could result in a decline in our revenues and market share.

Our business depends in part on a strong brand image, and if we are not able to maintain and enhance our brands, particularly in new markets where we have limited brand recognition, we may be unable to sell sufficient quantities of our products.

Our ability to maintain our reputation is critical to our brand image. Our reputation could be jeopardized if we fail to maintain high standards for merchandise quality and integrity. Any negative publicity about these types of concerns may reduce demand for our merchandise. Failure to maintain high ethical, social and environmental standards for all of our operations and activities, or adverse publicity regarding our responses to these concerns, could also jeopardize our reputation. Failure to comply with local laws and regulations, to maintain an effective system of internal controls or to provide accurate and timely financial statement information could also hurt our reputation. Damage to our reputation or loss of consumer confidence for any of these or other reasons could have a material adverse effect on our business, financial condition and results of operations, as well as require additional resources to rebuild our reputation.

Our industry is subject to pricing pressures that may adversely impact our financial performance.

We source most of our products from Asia because manufacturing costs are generally less, primarily due to lower labor costs.  Many of our competitors also source their product requirements from Asia or other international sources to achieve lower costs, possibly in locations with lower costs than our sources, and those competitors may use these cost savings to reduce prices. To remain competitive, we may be forced to adjust our prices from time to time in response to these or other industry-wide pricing pressures. Our financial performance may be negatively affected by these pricing pressures if:

•                  we are forced to reduce our prices and we cannot reduce our production costs; or

•                  our production costs increase, particularly with respect to cotton and other commodities and raw materials, and we cannot increase our prices.

Factors affecting international commerce and our international operations may seriously harm our financial condition.

We generate the majority of our revenues from outside of the United States, and we anticipate that revenue from our international operations could account for an increasingly larger portion of our revenues in the future. Our international operations are directly related to, and dependent on, the volume of international trade and foreign market conditions. International commerce and our international operations are subject to many risks, including:

•                  recessions in foreign economies;

•                  fluctuations in foreign currency exchange rates;

•                  the adoption and expansion of trade restrictions;

•                  limitations on repatriation of earnings;

•                  difficulties in protecting our intellectual property or enforcing our intellectual property rights under the laws of other countries;

•                  longer receivables collection periods and greater difficulty in collecting accounts receivable;

•                  social, political and economic instability;

•                  unexpected changes in regulatory requirements;

•                  tariffs and other trade barriers;

•                  government licensing requirements for exports;

•                  natural disasters;

•                  weather conditions;

•                  financial instability or bankruptcy of our distributors, manufacturers and/or venders; and

•                  significant labor disputes, such as dock strikes.

The occurrence or consequences of any of these risks may restrict our ability to operate in the affected regions and decrease the profitability of our international operations, which may harm our financial condition.

Uncertainty of changing international trade regulations and quotas on imports of textiles and apparel may adversely affect our business.

Future quotas, duties or tariffs may have a material adverse effect on our business, financial condition and results of operations. We currently import raw materials and/or finished garments into the majority of countries in which we sell our products. Substantially all of our import operations are subject to customs duties.

In addition, the countries in which our products are manufactured or to which they are imported may from time to time impose additional new quotas, duties, tariffs, requirements as to where raw materials must be purchased, additional workplace regulations or other restrictions on our imports, or otherwise adversely modify existing restrictions. Adverse changes in these costs and restrictions could harm our business.

Our current and future distribution arrangements may not be successful and may make us susceptible to the actions of third parties over whom we have limited control.

We have entered into a number of select distribution agreements pursuant to which we have granted third parties the right to distribute and sell our products in certain defined geographical areas.  In the future, we may enter into additional distribution arrangements. Although we take steps to carefully select our distribution partners, such arrangements may not be successful. Our distribution partners may fail to fulfill their obligations under their distribution agreements or have interests that differ from or conflict with our own, such as the pricing of our products and the offering of competitive products. In addition, the risks applicable to the business of our distribution partners may be different than the risks applicable to our business, including risks associated with each such partner’s ability to:

•                  obtain capital;

•                  exercise operational and financial control over its business;

•                  manage its labor relations;

•                  maintain relationships with suppliers;

•                  manage its credit and bankruptcy risks; and

•                  maintain customer relationships.

Any of the foregoing risks, or the inability of any of our distribution partners to successfully market our products or otherwise conduct its business, may result in loss of revenue and competitive harm to our operations in regions or product categories where we have entered into such distribution arrangements.

We rely on our distribution partners to preserve the value of our brands. Although we attempt to protect our brands through, among other things, approval rights over design, marketing and promotion of our products, we may not be able to control the use by our distribution partners of each of our brands. The misuse of our brands by a distribution partner could have a material adverse effect on our business, financial condition and results of operations.

We rely on third-party manufacturers and problems with, or loss of, our suppliers or raw materials could harm our business and results of operations.

Substantially all of our apparel products are produced by independent manufacturers. We face the risk that these third-party manufacturers with whom we contract to produce our products may not produce and deliver our products on a timely basis, or at all. We cannot be certain that we will not experience operational difficulties with our manufacturers, such as reductions in the availability of production capacity, errors in complying with product specifications and regulatory and customer requirements, insufficient quality control, failures to meet production deadlines, increases in materials and manufacturing costs or other business interruptions or failures due to deteriorating economies. The failure of any manufacturer to perform to our expectations could result in supply shortages, delays for certain products and other adverse effects that could harm our business.

The capacity of our manufacturers to manufacture our products also is dependent, in part, upon the availability of raw materials. Our manufacturers may experience shortages of raw materials, particularly cotton and other fabrics, which could result in delays in deliveries of our products by our manufacturers or increased costs to us. Any shortage of raw materials or inability of a manufacturer to manufacture or ship our products in a timely manner, or at all, could impair our ability to ship orders of our products in a cost-efficient, timely manner and could cause us to miss the delivery requirements of our customers. As a result, we could experience cancellations of orders, refusals to accept deliveries, reductions in our prices and margins or other damage to customer relationships, any of which could harm our financial performance and results of operations.

If we encounter difficulties associated with distribution facilities or if they were to shut down for any reason, we could face shortages of inventory, delayed shipments to our customers and harm to our reputation. Any of these issues could have a material adverse effect on our business operations.

All of our distribution facilities located outside of Australia, France, Spain, Portugal, the United Kingdom, Germany, Austria and Switzerland are operated by third parties. The success of our sales and the satisfaction of our customers and our vendors depend on their timely receipt of merchandise. The efficient flow of our merchandise requires that the third parties who operate the distribution facilities have adequate capacity to support our current level of operations, and any anticipated increased levels that may follow from the growth of our business. If we encounter difficulties with the distribution facilities or in our relationships with the third parties who operate the facilities or if a facility were to shut down for any reason, including as a result of fire or other natural disaster, we could face shortages of inventory, resulting in “out of stock” conditions, incur significantly higher costs and longer lead times associated with distributing our products to our vendors and experience dissatisfaction from our customers. Any of these issues could have a material adverse effect on our business and harm our reputation.

We rely upon independent third-party transportation providers for substantially all of our product shipments and are subject to increased shipping costs as well as the potential inability of our third-party transportation providers to deliver on a timely basis.

We currently rely upon independent third-party transportation providers for substantially all of our product shipments, including shipments to and from all of our distribution facilities, stores and vendors. Our utilization of these delivery services for shipments is subject to risks, including increases in fuel prices, which would increase our shipping costs, and employee strikes and inclement weather, which may impact a shipping company’s ability to provide delivery services that adequately meet our shipping needs. If we change the shipping companies we use, we could face logistical difficulties that could adversely affect deliveries and we would incur costs and expend resources in connection with such change. Moreover, we may not be able to obtain terms as favorable as those received from our current independent third-party transportation providers which in turn would increase our costs.

The demand for our products is seasonal and sales are dependent upon the weather.

Our revenues and operating results are subject to seasonal trends when measured on a quarterly basis. These trends are dependent on many factors, including the holiday seasons, weather, consumer demand, markets in which we operate and numerous other factors beyond our control. The seasonality of our business, unseasonable weather during our peak selling periods and/or misjudgment in consumer demands could have a material adverse effect on our financial condition and results of operations.

Our business could be harmed if we fail to maintain proper inventory levels.

We maintain an inventory of selected products that we anticipate will be in high demand. We may be unable to sell the products we have ordered in advance from manufacturers or that we have in our inventory. Inventory levels in excess of customer demand may result in inventory write-downs or the sale of excess inventory at discounted or closeout prices. These events could significantly harm our operating results and impair the image of our brands. Conversely, if we underestimate customer demand for our products or if our manufacturers fail to supply quality products in a timely manner, we may experience inventory shortages, which might result in unfilled orders, negatively impact customer relationships, diminish brand loyalty and result in lost revenues, any of which could harm our business.

Changes in foreign currency exchange rates could affect our revenues and costs.

We are exposed to gains and losses resulting from fluctuations in foreign currency exchange rates relating to certain sales, royalty income, and product purchases that are denominated in currencies other than their functional currencies. We are also exposed to foreign currency gains and losses resulting from U.S. transactions that are not denominated in U.S. dollars or Australian transactions that are not denominated in Australian dollars. If we are unsuccessful in hedging these potential losses, our operating results and cash flows could be significantly reduced. In some cases, as part of our risk management strategies, we may choose not to hedge such risks. If we misjudge these risks, there could be a material adverse effect on our operating results and financial position.

Furthermore, we are exposed to gains and losses resulting from the effect that fluctuations in foreign currency exchange rates have on the reported results in our financial statements due to the translation of the statements of operations and balance sheets into U.S. dollars. We may (but generally do not) use foreign currency exchange contracts to hedge the profit and loss effects of this translation effect because such exposures are generally non-cash in nature and because accounting rules would require us to mark these contracts to fair value in the statement of operations at the end of each financial reporting period. We translate our revenues and expenses at average exchange rates during the period. As a result, our reported revenues and expenses would decrease if the U.S. dollar increased in value in relation to other currencies, including the euro, Australian dollar, Japanese yen or the Chinese renminbi.

We depend on key executive management and may not be able to retain or replace these individuals or recruit additional personnel, which could harm our business.

We depend on the leadership and experience of our key executive management. The loss of the services of any of our executive management members could have a material adverse effect on our business and prospects, as we may not be able to find suitable individuals to replace such personnel on a timely basis or without incurring increased costs, or at all. We believe that our future success will depend greatly on our continued ability to attract and retain highly skilled and qualified personnel. There is a high level of competition for experienced, successful personnel in the apparel industry. Our inability to meet our staffing requirements in the future could impair our growth and harm our business.

Our growth strategy, including our international expansion plan, is dependent on a number of factors, any of which could strain our resources or delay or prevent the successful penetration into new markets.

Our growth strategy is partially dependent on establishing relationships with new vendors across the globe. Our domestic growth and international expansion plans will place increased demands on our financial, operational, managerial and administrative resources. For example, our inventory management systems and personnel processes may need to be upgraded to keep pace with our current growth strategy. These increased demands may cause us to operate our business less efficiently, which in turn could cause deterioration in our financial performance. Furthermore, relating to our international expansion, our ability to conduct business in international markets may be affected by legal, regulatory, political and economic risks, including our unfamiliarity with local business and legal environments in other areas of the world. Our international expansion strategy and success could also be adversely impacted by the global economy, as well as by fluctuations in foreign currencies.

We anticipate that as our sales grow and as we continue to open new stores, our operations will become more complex. While we have grown substantially as a company since inception, this growth has been over a period of over 14 years. As we move forward, we expect our growth to bring new challenges that we have not faced before. Among other strains, this growth may make it more difficult for us to adequately predict expenditures, budgeting will become more complex, and we also may place increased burdens on our vendors, as we will likely increase the size of our merchandise orders. As a result, if new order delivery times lengthen, we could see more fashions arrive after trends have passed, resulting in excess inventory and greater markdowns.

We cannot anticipate all of the demands that our expanding operations will impose on our business, and our failure to appropriately address these demands could have a material adverse effect on our business.

War, acts of terrorism, or the threat of either could have an adverse effect on our ability to procure our products and on the United States and/or international economies.

In the event of war or acts of terrorism or the escalation of existing hostilities, or if any are threatened, our ability to procure our products from our manufacturers for sale to our customers may be negatively affected. We import a substantial portion of our products from different countries. If it becomes difficult or impossible to import our products into the countries in which we sell our products, our sales and profit margins may be adversely affected. Additionally, war, military responses to future international conflicts and possible future terrorist attacks may lead to a downturn in the U.S. and/or international economies which could have a material adverse effect on our results of operations.

Our success is dependent on our ability to protect our worldwide intellectual property rights, and our inability to enforce these rights could harm our business.

Our success depends to a significant degree upon our ability to protect and preserve our intellectual property, including trademarks, service marks, trade dress, trade secrets and similar intellectual property. We rely on the intellectual property and trademark laws of the United States, Australia and other countries to protect our proprietary rights. However, we may be unable to prevent third parties from using our intellectual property without our authorization, particularly in those countries where the laws or the enforcement of such laws do not protect our proprietary rights as fully as in the United States and Australia. The use of our intellectual property or similar intellectual property by others could reduce or eliminate any competitive advantage we have developed, causing us to lose sales or otherwise harm our business. From time to time, we may resort to litigation to protect these rights, and these proceedings can be burdensome and costly and we may not prevail.

We have obtained some U.S. and foreign trademarks and service mark registrations, and have applied for additional ones, but cannot guarantee that any of our pending applications will be approved by the applicable governmental authorities. A failure to obtain additional trademarks and service mark registrations or the loss of trademarks and service marks, or the loss of the exclusive use of our trademarks and service marks, could have a material adverse effect on our business, financial condition and results of operations. Accordingly, we devote considerable resources to the establishment and protection of our trademarks and service marks on a worldwide basis and continue to evaluate the registration of additional trademarks and service marks, as appropriate. We cannot assure you that our actions taken to establish and protect our trademarks and service marks will be adequate to prevent imitation of our products by others or to prevent others from seeking to block sales of our products as violative of their trademark or other proprietary rights.

We may be subject to claims that our products have infringed upon the intellectual property rights of others, which may cause us to incur unexpected costs or prevent us from selling our products.

We cannot be certain that our products do not and will not infringe the intellectual property rights of others. We may be subject to legal proceedings and claims in the ordinary course of our business, including claims of alleged infringement of the intellectual property rights of third parties by us or our customers in connection with their use of our products. Any such claims, whether or not meritorious, could result in costly litigation and divert the efforts of our personnel. Moreover, should we be found liable for infringement, we may be required to enter into licensing agreements (if available on acceptable terms or at all) or to pay damages and cease making or selling certain products. Moreover, we may need to redesign, discontinue or rename some of our products to avoid future infringement liability. Any of the foregoing could cause us to incur significant costs and prevent us from manufacturing or selling our products.

Difficulties in implementing an effective global reporting system could impact our ability to design, source and ship our products on a timely basis.

We currently intend to develop and implement an improved and more comprehensive global operational and financial system to replace our existing system. The implementation of this reporting system is a key part of our ongoing efforts to manage our business more effectively by eliminating redundancies and enhancing our overall cost structure and margin performance. Difficulties in shifting and integrating existing systems to such a new system could impact our ability to design, source and ship our products on a timely basis

To support our current growth strategy, we will need to place increasing reliance on our information technology and distribution systems. Any failure, inadequacy or interruption of our systems could harm our ability to effectively operate our business.

As our operations grow, greater demands will be placed on our information technology, distribution, sales order and inventory management systems. Our ability to effectively manage and maintain controls and procedures related to financial reporting, to manage and maintain our inventory and to ship products to our vendors and our customers on a timely basis depends to a significant extent on our software and inventory management systems.  To manage the growth of our operations and personnel, we will need to continually improve and expand our operational resources, including our operational and financial systems, transaction processing and internal controls and business processes. In doing so, we would expect to encounter transitional issues that could cause us to incur substantial additional expenses. The failure of our information systems to operate effectively, problems with transitioning to upgraded or replacement systems or a breach in security of these systems could adversely impact the promptness and accuracy of our merchandise distribution, transaction processing, financial accounting and reporting, the efficiency of our operations and our ability to properly forecast earnings and cash requirements. We cannot anticipate all the demands that will be placed on our systems and we could be required to make significant additional expenditures to remediate any failure to upgrade, problems or breaches of our information technology systems, which could have a material adverse effect on our results of operations and business.

A privacy breach could result in negative publicity and adversely affect our business or results of operations.

The protection of our customer, employee, and company data is critical. The regulatory environment surrounding information security and privacy is increasingly demanding, with the frequent imposition of new and constantly changing requirements across business units. In addition, customers have a high expectation that we will adequately protect their personal information from cyber-attack or other security breaches. A significant breach of customer, employee, or company data could attract a substantial amount of media attention, damage our customer relationships and reputation and result in lost sales, fines, or lawsuits.

If we are unable to maintain our endorsements by professional athletes, our ability to market and sell our products may be harmed.

A key element of our marketing strategy has been to obtain endorsements from prominent athletes, mostly professional surfers and skateboarders, which contribute to the authenticity and image of our brands. We believe that this strategy has been an effective means of gaining brand exposure worldwide and creating broad appeal for our products. We cannot assure you that we will be able to maintain our existing relationships with these individuals in the future or that we will be able to attract new athletes to endorse our products. We also are subject to risks related to the selection of athletes whom we choose to endorse our products. We may select athletes who are unable to perform at expected levels or who are not sufficiently marketable. In addition, negative publicity concerning any of our athletes could harm our brands and adversely impact our business. If we are unable in the future to secure prominent athletes and arrange athlete endorsements of our products on terms we deem to be reasonable, we may be required to modify our marketing platform and to rely more heavily on other forms of marketing and promotion, which may not prove to be effective. In any event, our inability to obtain endorsements from professional athletes could adversely affect our ability to market and sell our products, resulting in loss of revenues and a loss of profitability.

There may be claims made against us from time to time that can result in litigation or regulatory proceedings which could distract management from our business activities and result in significant liability.

We face the risk of litigation and other claims against us. Litigation and other claims may arise in the ordinary course of our business and may include commercial disputes, intellectual property issues, consumer protection and privacy matters, product-oriented allegations and employment claims. Any claims could result in litigation against us and could also result in regulatory proceedings being brought against us by governmental agencies that regulate our business. These cases may raise complex factual and legal issues, which would be subject to risks and uncertainties and which could require significant management time. Litigation and other claims and regulatory proceedings against us could result in unexpected expenses and liability, and could also materially adversely affect our operations and our reputation.

We are subject to numerous regulations that could adversely affect our business.

We are subject to numerous regulations and laws, including labor and employment, customs, truth-in-advertising, consumer protection, privacy and other regulations and laws that regulate retailers generally and/or govern the importation, promotion and sale of merchandise and the operation of stores. If these regulations and laws were to change or were violated by our management, employees, vendors, buying agents, distributors  or trading companies, the costs of certain goods could increase, or we could experience delays in shipments of our goods, be subject to fines or penalties and/or suffer reputational harm, which could reduce demand for our merchandise and hurt our business and results of operations.

In addition to increased regulatory compliance requirements, changes in laws could make ordinary conduct of our business more expensive or require us to change the way we do business. Moreover, changes in product safety or other consumer protection laws could lead to increased costs to us for certain merchandise, or additional costs associated with readying merchandise for sale. It is often difficult for us to plan and prepare for potential changes to applicable laws and future actions or payments related to such changes could be material to us.

We will incur substantial costs as a result of being a public company.

As a public company, we will incur significant legal, accounting, insurance and other expenses, including costs associated with public company reporting requirements. We will incur costs associated with complying with the requirements of the Sarbanes-Oxley Act of 2002 (“SOX”) and related rules implemented by the Securities and Exchange Commission (the “SEC”) and The NASDAQ Capital Market. The expenses incurred by public companies generally for reporting and corporate governance purposes have been increasing. We expect these laws and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly, although we are currently unable to estimate these costs with any degree of certainty. These laws and regulations could also make it more difficult or costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as our executive officers. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our common stock, fines, sanctions and other regulatory action and, potentially, civil litigation. Our efforts to comply with such laws and regulations will continue to place a significant strain on our management, operational and financial resources and systems for the foreseeable future.

Risks Related to Ownership of Our Common Stock

We are an “emerging growth company” and as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, our common stock may be less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of SOX, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile. We may take advantage of these reporting exemptions until we are no longer an emerging growth company. We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year in which we have total annual gross revenue of at least $1.0 billion, (ii) the last day of the fiscal year following the fifth anniversary of the completion of this offering, (iii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period, and (iv) the date on which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th.

Concentration of ownership among our existing executive officers, directors and principal stockholders may prevent new investors from influencing significant corporate decisions.

Upon consummation of this offering, and assuming that no over-allotment shares are sold in this offering, our executive officers, directors and principal stockholders will beneficially own, in the aggregate, approximately one-third of our outstanding common stock. As a result, these stockholders will be able to exercise significant control over all matters requiring stockholder approval, including the election of directors, amendment of our certificate of incorporation and approval of corporate transactions and will have significant control over our management and policies.  As a result of these ownership positions, these stockholders could take actions that have the effect of delaying or preventing a change-in-control of us or discouraging others from making tender offers for our shares, which could prevent stockholders from receiving a premium for their shares. These actions may be taken even if other stockholders oppose them. The concentration of voting power among these stockholders may have an adverse effect on the price of our common stock. The interests of these stockholders may not be consistent with your interests as a stockholder.

Our stock price may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the price at which you purchase them.

There has been no public market for our common stock prior to this offering. The initial public offering price for our common stock will be determined through negotiations between the underwriter and us and may vary from the market price of our common stock following this offering. If you purchase shares of our common stock in this offering, you may not be able to resell those shares at or above the initial public offering price. An active or liquid market in our common stock may not develop upon closing of this offering or, if it does develop, it may not be sustainable. An inactive market may impair our ability to raise capital by selling shares in the future. In addition, the market price of our common stock may fluctuate significantly in response to a number of factors, most of which we cannot control, including:

•                  fashion trends and changes in consumer preferences;

•                  changes in general economic or market conditions or trends in our industry or the economy as a whole and, in particular, in the retail sales environment;

•                  the performance and successful integration of any new stores that we open;

•                  the success of our direct business and sales levels;

•                  changes in our source mix and vendor base;

•                  changes in key personnel;

•                  entry into new markets;

•                  our levels of comparable sales;

•                  actions and announcements by us or our competitors or significant acquisitions, divestitures, strategic partnerships, joint ventures or capital commitments;

•                  inventory shrinkage beyond our historical average rates;

•                  changes in operating performance and stock market valuations of other retail companies;

•                  investors’ perceptions of our prospects and the prospects of the retail industry;

•                  fluctuations in quarterly operating results, as well as differences between our actual financial and operating results and those expected by investors;

•                  the public’s response to press releases or other public announcements by us or third parties, including our filings with the SEC;

•                  announcements relating to litigation;

•                  guidance, if any, that we provide to the public, any changes in this guidance or our failure to meet this guidance;

•                  changes in financial estimates or ratings by any securities analysts who follow our common stock, our failure to meet these estimates or failure of those analysts to initiate or maintain coverage of our common stock;

•                  the development and sustainability of an active trading market for our common stock;

•                  future sales of our common stock by our officers, directors and significant stockholders; and

•                  other events or factors, including those resulting from information technology system failures and disruptions, hurricanes, war, acts of terrorism, other natural disasters or responses to these events; and changes in accounting principles.

These and other factors may lower the market price of our common stock, regardless of our actual operating performance. As a result, our common stock may trade at prices significantly below the offering price.

In addition, the stock markets, including The NASDAQ Capital Market, have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies, including retail companies. In the past, stockholders have instituted securities class action litigation following periods of market volatility. If we were involved in securities litigation, we could incur substantial costs and our resources and the attention of management could be diverted from our business.

If you purchase shares of our common stock in this offering, you will experience substantial and immediate dilution.

If you purchase shares of our common stock in this offering, you will experience substantial and immediate dilution in the net tangible book value per share after giving effect to this offering of $4.18 per share as of March 31, 2012, based on an assumed initial public offering price of $5.50 per share, which is the midpoint of the range set forth on the cover of this prospectus, because the price that you pay will be substantially greater than the net tangible book value per share of the common stock that you acquire. This dilution is due in large part to the fact that our earlier investors paid substantially less than the initial public offering price when they purchased their shares of our capital stock. If the underwriter exercises its over-allotment option you will suffer further dilution.

To the extent that the underwriter’s warrant is exercised, you will incur further dilution.

Future sales of our common stock, or the perception in the public markets that these sales may occur, may depress our stock price.

Sales of substantial amounts of our common stock in the public market after this offering, or the perception that these sales could occur, could adversely affect the price of our common stock and could impair our ability to raise capital through the sale of additional shares. Upon completion of this offering, we will have approximately 9,000,000 shares of common stock outstanding. All of the 3,000,000 shares of common stock (or 3,450,000 shares if the underwriter exercises in full its over-allotment option to purchase additional shares) sold in this offering will be freely tradable without restriction under the Securities Act of 1933, as amended (the “Securities Act”), except for any shares of our common stock that may be held or acquired by our directors, executive officers and other affiliates, as that term is defined in the Securities Act, which will be restricted securities under the Securities Act. Restricted securities may not be sold in the public market unless the sale is registered under the Securities Act or an exemption from registration is available.

We and each of our officers, directors and stockholders owning 2% or more of our common stock have agreed with the underwriter, subject to certain exceptions, not to dispose of or hedge any of the shares of our common stock or securities convertible into or exchangeable for shares of our common stock for a period of one year following the date of this prospectus, without the prior written consent of Wellington Shields & Co. LLC; provided, however, that up to 100,000 shares of our common stock held by non-executive officers, as designated by us, are exempt from such lock-up arrangement. See “Underwriting” for a more detailed description of the terms of these “lock-up” arrangements. Shares of common stock subject to these lock-up arrangements may be sold in the public market one year after the date of this prospectus, subject to applicable limitations imposed under federal securities laws. See “Shares Eligible for Future Sale” for a more detailed description of the restrictions on selling shares of our common stock after this offering. Sales of a substantial number of shares in the public market, or the threat of a substantial sale, could cause the market price of our common stock to decrease significantly.

In the future, we may also issue our securities in connection with investments or acquisitions. The amount of shares of our common stock issued in connection with an investment or acquisition could constitute a material portion of our then-outstanding shares of common stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to you.

Anti-takeover provisions in our charter documents and Delaware law could discourage, delay or prevent a change in control of our company and may adversely affect the trading price of our common stock.

We are a Delaware corporation, and the anti-takeover provisions of the Delaware General Corporation Law may discourage, delay or prevent a change in control by prohibiting us (as a public company with common stock listed on The NASDAQ Capital Market) from engaging in a business combination with an interested stockholder for a period of three years after the person becomes an interested stockholder, even if a change in control would be beneficial to our existing stockholders. In addition, our certificate of incorporation and bylaws may discourage, delay or prevent a change in our management or control over us that stockholders may consider favorable. Our certificate of incorporation and bylaws:

•                  authorize the issuance of “blank check” preferred stock that could be issued by our board of directors to thwart a takeover attempt;

•                  provide for a classified board of directors;

•                  provide that vacancies on the board of directors, including newly created directorships, may be filled by the board of directors;

•                  limit the calling of special meetings of stockholders;

•                  require stockholders to provide advance notice of new business proposals and director nominations under specific procedures; and

•                  prohibit cumulative voting in the election of directors.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock depends in part on the research and reports that securities or industry analysts publish about us or our business. If one or more of the analysts who cover us downgrades our common stock or publishes inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our common stock could decrease, which could cause our stock price and trading volume to decline.

We do not expect to pay any cash dividends for the foreseeable future.

The continued operation and growth of our business will require substantial cash. Accordingly, we do not anticipate that we will pay any cash dividends on shares of our common stock for the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend upon our results of operations, financial condition, contractual restrictions relating to indebtedness we may incur, restrictions imposed by applicable law and other factors our board of directors deems relevant. Accordingly, if you purchase shares in this offering, realization of a gain on your investment will depend on the appreciation of the price of our common stock, which may never occur. Investors seeking cash dividends in the foreseeable future should not purchase our common stock.

Compliance with Section 404 of the Sarbanes-Oxley Act of 2002 will require significant expenditures and effort by management.

Our public company reporting obligations and our anticipated growth will likely strain our financial and management systems, internal controls and our employees. Beginning with the second annual report that we will be required to file with the SEC, Section 404 of SOX requires an annual management assessment of the effectiveness of our internal controls over financial reporting. However, for so long as we remain an emerging growth company as defined in the JOBS Act, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of SOX. Once we are no longer an emerging growth company or, if prior to such date, we opt to no longer take advantage of the applicable exemption, we will be required to include an opinion from our independent registered public accounting firm on the effectiveness of our internal controls over financial reporting.  We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year in which we have total annual gross revenue of at least $1.0 billion, (ii) the last day of the fiscal year following the fifth anniversary of the completion of this offering, (iii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period, and (iv) the date on which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th.

We are currently taking the necessary steps to comply with Section 404 of SOX. However, this process is time consuming and costly. If during this process we identify one or more material weaknesses in our internal controls, it is possible that our management may not be able to certify that our internal controls are effective by the certification deadline. We cannot be certain we will be able to successfully complete the implementation, certification and attestation requirements of Section 404 of SOX within the time period allowed.

Moreover, if we identify any material weaknesses or significant deficiencies in our internal controls, we will have to implement appropriate changes to these controls, which may require specific compliance training for our directors, officers and employees, require the hiring of additional finance, accounting, legal and other personnel, entail substantial costs to modify our existing accounting systems and take a significant period of time to complete. Such changes may not, however, be effective in maintaining the adequacy of our internal controls, and any failure to maintain that adequacy, or consequent inability to produce accurate financial statements on a timely basis, could increase our operating costs and could materially impair our ability to operate our business. Effective internal controls are necessary for us to produce reliable financial reports and are important to prevent fraud. As a result, our failure to satisfy the requirements of Section 404 of SOX on a timely basis could result in us being subject to regulatory action and a loss of investor confidence in the reliability of our financial statements, both of which in turn could cause the market value of our common stock to decline.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the federal securities laws that are based on current expectations, estimates, forecasts and projections about us, our future performance, our liquidity, the apparel industry, our beliefs and management’s assumptions. Words such as “anticipate,” “assume,” “believe,” “estimate,” “expect,” “intend,” “plan,” “seek,” “project,” “target,” “goal” and variations of such words and similar expressions are intended to identify such forward-looking statements. All statements in this prospectus regarding our business strategy, future operations, financial position, cost savings, prospects, plans and objectives, as well as information concerning industry trends and expected actions of third parties, are forward-looking statements. All forward-looking statements speak only as of the date on which they are made. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions concerning future events that are difficult to predict. Therefore, actual future events or results may differ materially from these statements. We believe that the factors that could cause our actual results to differ materially include the factors that we describe in “Risk Factors” above. Such factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements included in this prospectus. These risks and uncertainties, as well as other risks of which we are not aware or which we currently do not believe to be material, may cause our actual future results to be materially different than those expressed in our forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. We do not undertake any obligation to make any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, except as required by law, including the securities laws of the United States and rules and regulations of the SEC.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of common stock that we are offering will be approximately $14.25 million, after deducting the underwriter’s fee and estimated offering expenses that we must pay, assuming (i) an initial public offering price of $5.50 per share, which is the midpoint of the range indicated on the cover page of this prospectus, and (ii) that the underwriter does not exercise its overallotment option.

We intend to use such net proceeds for the following purposes:

•                  Approximately $3.0 million to acquire an independent Ksubi retail franchise operator (See “Business—Our Core Brands—Ksubi— Supply Agreement and Franchise Agreement”);

•                  Approximately $3.0 million to launch new retail stores;

•                  Approximately $1.0 million to develop our online retail platform;

•                  Approximately $1.5 million to reacquire from an independent distributor the distribution rights for the Insight brand in the United States;

•                  Approximately $0.5 million to create and develop diffusion and private label brands;

•                  Approximately $1.0 million to strategically acquire and/or establish, and operate, an Asia-based product sourcing company; and

•                  Approximately $1.0 million to strengthen our back-office infrastructure, including improving system software, hiring key back-office personnel and developing customer service internet initiatives;

The remaining net proceeds will be used for working capital and other general corporate purposes, including the expansion of our current business through the enhancement of our existing services and solutions, the hiring of additional personnel to increase our development, sales and marketing activities, the acquisitions and/or development of new products and/or acquisitions of complementary or strategic businesses.

Prior to the completion of this offering we intend to seek a secured, non-convertible bridge loan facility in the amount of up to $3.6 million to satisfy our cash flow and working capital needs through the completion of this offering.  Based upon preliminary discussions with the underwriter in this offering, we expect that the terms of this bridge loan facility will include a 12-month term, a 14% annual interest rate, a 20% original issue discount and warrants to acquire 200,000 shares of our common stock.  No definitive documentation regarding this bridge loan facility is currently in place.

Although the foregoing represents our current intentions with respect to the use and allocation of the net proceeds from this offering based on our present plans and business conditions, there may be circumstances where a reallocation of funds may be necessary. The amounts and timing of any expenditure will vary depending upon numerous factors, including the amount of cash generated by our operations, competitive developments and the rate of growth, if any, of our business. Accordingly, our management will have flexibility in applying the net proceeds from this offering. Unforeseen events or changed business conditions may result in the application of the proceeds from this offering in a manner other than described in this prospectus.

DIVIDEND POLICY

We have never declared or paid any cash dividends on capital stock. We currently intend to retain all available funds and any future earnings for use in financing the growth of our business and do not anticipate paying any cash dividends after this offering or for the foreseeable future. Any future determination relating to our dividend policy will be made at the discretion of our Board of Directors and will depend on our future earnings, financial condition, results of operations, capital requirements, general business conditions, future prospects, applicable Delaware law, which provides that dividends are only payable out of surplus or current net profits, and other factors that our Board of Directors may deem relevant.

DETERMINATION OF OFFERING PRICE

Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price of our common stock has been determined by negotiation between us and the underwriter. Among the primary factors that were considered in determining the public offering price were:

•                  prevailing market conditions;

•                  our results of operations in recent periods;

•                  the present stage of our development;

•                  the market capitalizations and stages of development of other companies that we and the underwriter believe to be comparable to our business; and

•                  estimates of our business potential.

No assurance can be given that the shares offered hereby will have a market value or that they may be sold at the offering price, or at any price.

DILUTION

If you invest in our common stock you will experience immediate and substantial dilution in the adjusted net tangible book value per share of our common stock after this offering. Dilution will result from the fact that the per share offering price of our common stock is substantially in excess of the book value per share attributable to the existing stockholders for our currently outstanding common stock.

As of March 31, 2012, our net tangible book value was approximately $(3,491,399) or $(0.58) per share of common stock. Net tangible book value per share represents the amount of our tangible assets less our liabilities divided by the number of shares of stock outstanding. The net tangible book value includes deferred revenue and the associated deferred cost of revenue.

Our adjusted net tangible book value as of March 31, 2012 was $11,863,601 or $1.32  per share of common stock. Adjusted net tangible book value per share reflects the sale of the number of shares of common stock in this offering at an assumed offering price of $5.50 per share, the midpoint of the price range set forth on the cover of this prospectus, after deducting the underwriter’s fee and estimated offering expenses, assuming that the underwriter does not exercise its overallotment option. This represents an immediate increase in adjusted net tangible book value of $1.90 per share to existing stockholders and immediate dilution of $4.18 per share to new investors purchasing shares in the offering.

The following table illustrates this dilution on a per share basis to new investors:

Assumed initial public offering price per share	$5.50
Net tangible book value per share as of March 31, 2012	$(0.58)
Increase in net tangible book value per share attributable to new investors in this offering	$1.90
Adjusted net tangible book value per share after this offering	$1.32
Dilution in net tangible book value per share to new investors in this offering	$4.18

A $1.00 increase (decrease) in the assumed initial public offering price of $5.50 per share would increase (decrease) the net tangible book value, as adjusted to give effect to this offering, by $0.31 per share and the dilution to new investors by $0.31 per share, assuming the number of shares offered, as set forth on the cover of this prospectus, remains the same and after deducting the underwriter’s fee and estimated expenses payable by us. If the underwriter exercises its option to purchase additional shares of our common stock in full, the adjusted net tangible book value per share would be $1.84, the increase in net tangible book value per share to existing stockholders would be $2.42 and the dilution per share to new investors purchasing shares in this offering would be $4.66.

The following table summarizes, on an as adjusted basis as of March 31, 2012, the total number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid to us by existing stockholders and by new investors purchasing shares in this offering at the assumed offering price of $5.50 per share, before deducting the underwriter’s fee and estimated offering expenses and assuming that the underwriter does not exercise its overallotment option.

	Shares Purchased		Total Consideration		Average Price Per
	Number	Percent	Amount	Percent	Share

Existing stockholders	6,000,000	66.67%	$2,404,311	12.72%	$0.40

New investors	3,000,000	33.33%	$16,500,000	87.28%	$5.50

Total	9,000,000	100%	$18,904,311	100%	$2.10

The information set forth above in this section excludes up to 69,000 shares of common stock issuable upon exercise of the underwriter’s warrant at an exercise price equal to 120% of the assumed offering price of $5.50 per share, the midpoint of the price range set forth on the cover of this prospectus, or $6.60 per share.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of financial condition and results of operations should be read together with our financial statements and related notes included in this prospectus. This discussion contains forward-looking statements, based on current expectations and related to future events and our future financial performance, that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many important factors including those set forth under “Risk Factors,” “Forward-Looking Statements” and elsewhere in this prospectus. All forward-looking statements in this document are based on information available to us as of the date of this prospectus and we undertake no obligation to publicly update or revise any forward-looking statements.

Executive Summary

Bleach Group, Inc. designs, sources, markets, distributes and sells globally-recognized brands of youth fashion apparel and accessories, including the Insight (www.insight51.com), Something Else (www.something-else.com.au) and Ksubi (www.ksubi.com) brands. Our goal is to create contemporary and innovative lines of apparel brands for the fashion-forward, popular culture segments of the global youth market through quality, cutting edge, category-comprehensive, quick-to-market and value-for-money brands.  In addition to these three core brands, we work to continuously develop new brands and expand our product lines within the global youth fashion market.

Our brands are currently sold in 40 countries through multiple third-party distribution outlets, including independent retail stores, major account retail stores, department stores and online.  We control distribution of our brands in Australia, France, Spain, Portugal, the United Kingdom, Germany , Austria and Switzerland and have established relationships with independent distributors in the other countries in which our brands are sold. See “Business—Distribution and Industry Supply Chain.” In addition, we have granted franchise rights to an independent third party that owns eight Ksubi retail stores in Australia.  We expect to acquire this independent franchise operator, and thus the eight Ksubi retail stores, following completion of this offering. See “Business—Our Core Brands—Ksubi— Supply Agreement and Franchise Agreement.”

Our operating revenues grew to $39,950,898 in 2011 from $18,226,000 in 2006.  We believe that our growth in operating revenue has been driven by our forward thinking design innovation, global recognition of our company by the fashion industry, addition of new brands and our deep market understanding aligned with an experienced management team.

We believe that we are well positioned to take advantage of opportunities to increase revenues, drive net income growth and capture market share based on our strategic initiatives of further brand development, including opening additional retail stores, product expansion, strategic acquisitions and downward integration.

There is an increasing recognition of the youth culture fashion lifestyle.  We believe this trend provides us with an expanding consumer base for our brands and products.  We also believe that there is a continuing shift in consumer demand from non-branded to branded fashion apparel and fashion accessories.  We believe that these shifts in consumer preferences and lifestyles are not unique to any one market thereby globally allowing us the opportunity to continually introduce our products to new consumers.

Our operating revenues are heavily weighted towards apparel wholesale branded products, but we believe that significant revenue growth can be achieved through plans to (i) increase our commitment to our online sales platform across all our brands, (ii) open new retail stores, especially with respect to our Insight and Ksubi brands and (iii) supplement our current product lines with complementary product lines such as fashion accessories, including sunglasses, footwear, wallets and jewelry.

Overview

Bleach Group, Inc. was incorporated in the State of Delaware on January 20, 2012. Our business has historically been conducted through various separately owned operating entities. On May 10, 2012, in order to facilitate this initial public offering, the predecessor owners of such operating entities completed a reorganization (the “Reorganization”) whereby they transferred their ownership interests in each of the operating entities to Bleach Group, Inc. in exchange for shares of common stock of Bleach Group, Inc. As a result of this reorganization, all of such operating entities are now direct or indirect subsidiaries of Bleach Group, Inc.

The Reorganization has been accounted for as Bleach Pty Limited being recognized as the accounting acquirer of Ksubi Pty Limited, Hombeck International Limited, Something Else by Natalie Wood Pty Limited and Bleach Group, Inc.  Accordingly, included in this filing are the audited financial statements of Bleach Pty Limited and Ksubi Pty Limited as of June 30, 2011 and 2010 and the reviewed financial statements of Bleach Pty Limited and Ksubi Pty Limited as of March 31, 2012.

Included in this prospectus are condensed combined pro forma financial statements that illustrate the effect of the Reorganization on our financial position and results of operations.

The following is a discussion of: (i) for each of Bleach Pty Limited and Ksubi Pty Limited, our results of operations and financial condition for the year ended June 30, 2011 as compared to the year ended June 30, 2010 and for the nine month period ended March 31, 2012 as compared to the nine month period ended March 31, 2011; (ii) for each of Bleach Pty Limited and Ksubi Pty Limited, our liquidity and capital resources; (iii) off-balance sheet arrangements and (iv) our critical accounting policies.

Fiscal Year

Our fiscal year ends on December 31. The fiscal year of our predecessor entities ended on June 30. Reference in this prospectus to a fiscal year is reference to the fiscal year ended June 30. For example, references to fiscal 2011 refer to the fiscal year ended June 30, 2011.

For the fiscal years ended June 30, 2011 and 2010

Bleach Pty Limited

Result of Operations:

	June 30, 2011	June 30, 2010
Revenue	$29,480,515	$28,661,981
Cost of sales	18,714,604	18,036,209
Distribution expenses	298,434	325,452
Sales and marketing expenses	1,520,871	1,578,955
Travel expenses	272,664	327,171
Administration and operation expense	8,067,189	7,059,337
Other (income) expenses	(905,806)	518,937
Profit before income tax	1,512,559	815,920
Provision for income tax (benefit)	167,782	443,634
Net income	$1,344,777	$372,286

Revenue

Our revenue increased by $818,534, or approximately 3%, predominantly as a result of a $1,707,968 increase in our Ksubi brand sales. This increase in Ksubi brand sales is the result of our Exclusive Department Store Supply Agreement with David Jones, an Australian department store chain, pursuant to which David Jones guarantees purchase orders over a five-year period of approximately $28 million at wholesale.  In addition, the Ksubi brand has been experiencing strong sales across our other retail customers.

We also experienced a decrease in our Insight brand sales of approximately $794,075.  We believe this decrease can be attributed to a lull in the Australian retail market and a decrease of consumer confidence in Australia. We see this trend only in the short term.

Our overall revenue increase is due to volume increases in the sales of our products versus price increases in the products.

Cost of Sales

Cost of sales increased by $678,395, or approximately 4%, for the year ended June 30, 2011 compared to June 30, 2010. As a percentage of sales cost of sales increased from 63% to 63.5%.  The increase of $678,395 is directly related to the increase in revenue.

Operating Expenses

Distribution Expenses

Distribution expenses decreased by $27,018 or 8% for the year ended June 30, 2011 compared to June 30, 2010 as a result of management’s ability to negotiate more favorable costs with our current vendors.  These savings will continue based on current agreements.  We do not expect fuel or other costs to change this in the near future.

Marketing and Advertising Expenses

Marketing and advertising expenses decreased by $58,084 or 3.7% for the year ended June 30, 2011 compared to June 30, 2010 as a result of:

•                  management’s efforts to reduce spending in discretionary expenditures such as advertising, retailer co-operative initiatives, public relations, trade marketing and athlete sponsorship expenditures; and

•                  refocusing marketing creative campaign expenditures to more reliance on ‘guerrilla’ marketing and use of historical campaign literature. Guerrilla marketing is an advertising strategy in which low-cost unconventional means are utilized in a targeted location.  It relies on time, energy and imagination versus a large marketing budget campaign.

We do not expect that this reduction in expense will impact sales in a negative manner.

Travel Expense

Travel expense decreased by $54,507 or 17% for the year ended June 30, 2011 compared to June 30, 2010 as a result of:

•                  reduction in spending for discretionary items such as travel for ‘inspirational’ design and marketing research by reducing number of trips and/or number of staff travelling per trip and duration of each trip;

•                  implementation of new travel expense cost limits; and

•                  tighter control on travel for prospecting and selling initiatives.

Administration and operation expenses

Administration and operation expenses increased by $1,007,852 or 14% for the year ended June 30, 2011 compared to June 30, 2010.  The increase was a result of:

•                  administration and operation salaries increased by $1,001,611, or 21%, based on the addition of operations and finance senior management positions and the addition of six new staff positions in our accounting, production, warehouse and sales support departments;

•                  salary increases for mid-level management; and

•                  an increase in legal, professional and consulting fees of $169,136, or 35%, due to additional audit, accounting and legal fees incurred in connection with the integration of the Ksubi brand business and general increase in our needs.

Other (income) expenses

Other (income) expense increased by $1,424,743, or 275%, for the year ended June 30, 2011 compared to June 30, 2010.  The increase is a result of:

•                  Finance costs increased by $72,266 as a result of slower retail customer collections on receivables resulting in longer factoring periods and an increase in domestic interest rates;

•                  Unrealized exchange gain increase of $1,974,822 from June 30, 2010.  The unrealized exchange gain is based on the exchange rates in effect on June 30, 2012 and June 30, 2011.  The exchange rate between the Australian Dollar and the US Dollar fluctuated greatly during the fiscal years ended June 30, 2010 and 2011; and

•                  Realized exchange gain decreased by $477,813 from June 30, 2010 based on dates transactions were actually settled.

Provision for Income Tax

Provision for income tax expenses totaled $167,782 in 2011 compared to $443,634 for 2010. The decrease in expenses was due to increased deferred tax assets in 2011 compared to 2010.

Net Income

Net income for the year ended June 30, 2011 totaled $1,344,777 compared to $372,286 for the year ended June 30, 2010, an increase of $972,491 or approximately 261%. The increase in net income was primarily due to management’s ability to reduce costs while increasing sales as described above.

Liquidity and Capital Resources

Our operations and liquidity needs are funded primarily through cash flows from operations and short-term borrowings. Cash and equivalents were $3,064 as of June 30, 2011. Working capital at June 30, 2011 was $218,490 compared to cash and equivalents of $11,706 as of June 30, 2010 and working capital at June 30, 2010 of $75,404.

The following is a summary of cash provided by or used in each of the indicated types of activities during fiscal 2011 and fiscal 2010:

	2011	2010
Cash provided by (used in):
Operating Activities	$(207,865)	$(1,235,290)
Investing Activities	(99,584)	(128,904)
Financing Activities	296,791	1,463,033

Net cash used in operating activities was $207,865 for the year ended June 30, 2011, compared to net cash used in operating activities of $1,235,290 for the year ended June 30, 2010. The decrease in net cash used in operating activities for fiscal 2011 was the result of a reduction in outstanding accounts receivable offset by a reduction in accounts payable as of June 30, 2010.

Net cash used in investing activities was $99,584 for fiscal 2011 and $128,904 for fiscal 2010. The cash used in fiscal 2011 was for the purchase of fixed assets of $98,747 and intangible assets for $837. While in fiscal 2010, the investing activities consisted of purchases of intangible assets of $1,351 and purchases of fixed assets of $127,553.

Net cash provided by financing activities was $296,791 for fiscal 2011, compared to cash provided of $1,463,033 for fiscal 2010. During the fiscal year ending June 30, 2011, the cash provided was the result of a bank overdraft for $369,850.  During the fiscal year ended June 30, 2010, cash provided was a result of a bank overdraft and advances from Glowturn Pty Limited (see “Certain Relationships and Related Person Transactions—Related Person Transactions—Secured Loan Facility”).

For a description of our indebtedness, see “Description of Indebtedness.”

Working Capital Requirements

Historically, cash from operations and short term financing have been sufficient to meet our cash needs. We believe we will be able to generate sufficient cash from operations to meet our working capital needs. However, our actual working capital needs for the long and short term will depend upon numerous factors, including operating results, competition, and the availability of credit facilities, none of which can be predicted with certainty. Future expansion will be limited by the economic environment for the industry and opportunities and availability of financing and raising capital by selling stock.

Prior to the completion of this offering we intend to seek a secured, non-convertible bridge loan facility in the amount of up to $3.6 million to satisfy our cash flow and working capital needs through the completion of this offering.  See “Description of Indebtedness—Bridge Facility.”

Ksubi Pty Limited

Ksubi Pty Limited was incorporated in March 2010 and started business operations in April 2010.  Therefore, our fiscal year ended June 30, 2010 was a short year compared to June 30, 2011.

Result of Operations:

	June 30, 2011	June 30, 2010
Revenue	$6,379,251	$1,251,419
Cost of sales	1,235,532	334,471
Marketing and advertising expenses	118,544	51,204
Travel expenses	108,150	26,787
Administration and operation expenses	3,956,211	1,328,228
Other (income) expenses	346,402	100,399
Profit before income tax	614,412	(589,670)
Provision for income tax (benefit)	178,984	(177,635)
Net income (loss)	$435,428	$(412,035)

Revenue

Revenue increased by $5,127,832 or 410%, for the year ended June 30, 2011 compared to June 30, 2010.  Ksubi Pty Limited increased revenue due to 2010 being a short year consisting of only three months from April 1, 2010 to June 30, 2010.

Cost of Sales

Cost of sales increased by $901,061, or 269%, for the year ended June 30, 2011 compared to June 30, 2010.  Cost of sales as a percentage of sales was 19% for the year ending June 30, 2011 compared to 27% for the year ending June 30, 2010.  The increase in revenue but reduction of cost of sales as a percentage of sales was due to the divestiture and closing of our company retail stores. Ksubi had branded retail stores in New York and in Armidale, Paddington and Bondi Australia. Two of these retail stores were not profitable and thus in July 2010 we decided to close the New York and Armidale retail stores. The other stores were turned into retail franchise stores with an independent retail franchise operator.  These franchise stores purchase Ksubi product from Bleach Pty Ltd. at full wholesale prices and pay a franchise fee to Ksubi Pty Ltd. equal to 10% of retail sales. See Business—Ksubi— Supply Agreement and Franchise Agreement.

Operating Expenses

Marketing and Advertising Expenses

Marketing and advertising expenses increased by $67,340 or 132% for the year ended June 30, 2011 compared to June 30, 2010 as a result of:

•                  2010 being a short year consisting of three months from April 1, 2010 to June 30, 2010 whereas 2011 was a full twelve month period;

•                  management increased spending in discretionary expenditures such as advertising, retailer co-operative initiatives, public relations, trade marketing and celebrity sponsorships; and

•                  refocusing marketing creative campaign expenditures to more reliance on ‘gorilla’ marketing and use of revamping ‘historical campaign’ literature.

Travel Expenses

Travel expenses increased by $81,363 or 304% for the year ended June 30, 2011 compared to June 30, 2010 due to:

•                  2010 being a short year consisting of three months from April 1, 2010 to June 30, 2010 whereas 2011 was a full twelve month period; and

•                  management’s investment in the Ksubi brand by increasing creative product development resulting in increased international travel plus sales initiatives to a new and more comprehensive retail customer base.

Administration and Operation Expenses

Administration and operation expenses increased by $2,627,983 or 198% for the year ended June 30, 2011 compared to June 30, 2010.  The increase was due to:

•                  2010 being a short year consisting of three months from April 1, 2010 to June 30, 2010 whereas 2011 was a full twelve month period;

•                  increased wages and added senior management in operations and finance roles to improve administrative structure;

•                  salary increases for some mid-level management; and

•                  additional warehouse rental space.

Other (income) expenses

Finance costs increased by $246,003 or 245% for the year ended June 30, 2011 compared to June 30, 2010.  The increase is due to a full year of interest on outstanding interest bearing liabilities.

Provision for Income Tax

Provision for income tax expenses (benefits) totaled $178,984 in 2011 compared to $(177,636) for 2010. The Company has booked a provision for the estimated future value of income tax benefit of its Net Operating Loss carryovers.  The Company has elected to carryover its Net Operating Losses to future years.  Under the current tax code these losses can be carried over for up to 15 years and can be used to offset future taxable income.

Net Income (Loss)

Net income (loss) for the year ended June 30, 2011 totaled $435,428 compared to $(412,035) for the year ended June 30, 2010, an increase of $847,463 or approximately 206%. The increase in net income was primarily due to the items described above; full year of sales, decreased cost of sales as a percentage of sales and a reduction in operating expense, finance costs and provision for income tax as a percentage of sales.

Liquidity and Capital Resources

Our operations and liquidity needs are funded primarily through cash flows from operations and short-term borrowings. Cash and equivalents were $3,661 as of June 30, 2011. Working capital deficit at June 30, 2011 was $4,617,686 compared to cash and equivalents of $2,493 as of June 30, 2010. The working capital deficit at June 30, 2010 was $3,063,989.

The following is a summary of cash provided by or used in each of the indicated types of activities during fiscal 2011 and fiscal 2010:

	2011	2010
Cash provided by (used in):
Operating Activities	$1,301,925	$472,496
Investing Activities	(239,383)	(4,784,561)
Financing Activities	(1,062,003)	4,314,634

Net cash provided by operating activities was $1,301,925 for the year ended June 30, 2011, compared to net cash provided by operating activities of $472,496 for the year ended June 30, 2010. The increase in net cash provided by operating activities for fiscal 2011 was a result of an increase in net income of approximately $847,500 over the prior period and an increase in trade accounts payable.

Net cash used in investing activities was $239,383 for fiscal 2011 and $4,784,561 for fiscal 2010. The cash used in fiscal 2011 was for the purchase of fixed assets for $239,383. While in fiscal 2010, the cash used was consisting of intangible assets of $4,729,092 and fixed assets of $55,469.  Intangible assets consist of trademarks, goodwill and brand names purchased related to our Ksubi brand.

Net cash used in financing activities was $1,062,003 for fiscal 2011, compared to cash provided of $4,314,634 for fiscal 2010. During 2011, the cash outflow was a result of repayment of our bank loan from the purchase of Ksubi brand during fiscal 2010. During fiscal 2010 the increase was due to financing obtained to purchase the Ksubi brand.

For a description of our indebtedness, see “Description of Indebtedness.”

Working Capital Requirements

We have limited liquidity and capital resources. Earnings were insufficient in fiscal 2011 and fiscal 2010 to meet the liquidity needs of operations in those periods. We have a loan from Westpac Banking Corp. (“Westpac”) in the principal amount of $5.39 million that was due June 30, 2012.  We have made interest payments when due under the terms of the Westpac loan.  Westpac has stated orally to us that it will enter into a payment plan for reducing this debt following the completion of this offering and is not seeking repayment of the unpaid principal prior to the completion of this offering.  To meet our financial needs we also intend to seek a secured, non-convertible bridge loan facility in the amount of up to $3.6 million to satisfy our cash flow and working capital needs through the completion of this offering. No definitive documentation regarding this bridge loan facility is currently in place. We believe we will be able to generate revenues from sales and raise capital through a short term bridge loan to provide the necessary cash flow to meet anticipated working capital requirements. Our actual working capital needs for the long and short term will depend upon numerous factors, including our operating results, competition, and the availability of credit facilities, none of which can be predicted with certainty. Our future expansion will depend on operating results and will be limited by our ability to enter into financings and raise capital.

For the nine month period ended March 31, 2012 and 2011

Bleach Pty Limited

Result of Operations:

	March 31, 2012	March 31, 2011
Revenue	$22,889,592	$23,515,990
Cost of sales	14,209,813	15,389,468
Distribution expenses	334,014	215,671
Sales and marketing expenses	788,002	1,171,070
Travel expenses	208,738	196,431
Administration and operation expenses	5,946,564	5,766,629
Other (income) expenses	(210,622)	(789,597)
Profit before income tax	1,613,083	1,566,318
Provision for income tax (benefit)	465,813	298,117
Net income	$1,147,270	$1,268,201

Revenue

Our revenue decreased by $626,398, or approximately 3%, for the nine months ended March 31, 2012 compared to March 31, 2011.  We had a decrease of $2,137,898 due to the reduction in domestic sales of our Insight brand which can be attributed to a lull in the Australian retail market and a decrease of consumer confidence in Australia. The reduced domestic Insight sales were offset by growth in our Ksubi brand sales internationally.  Our Ksubi sales increased by $807,708 during this period driven by higher international demand.

Cost of Sales

Cost of sales decreased by $1,179,655, or approximately 8%, for the nine months ended March 31, 2012 compared to March 31, 2011.  The decrease was mainly due to decrease in revenue by 4% as described above. In addition, the Insight brand is a lower margin product and the Ksubi brand is a higher margin product, so the decrease in Insight sales and increase in Ksubi sales positively affected cost of sales for the period as a percentage of sales.

Operating Expenses

Distribution Expenses

Distribution expenses increased by $118,343 or 55% for the nine months ended March 31, 2012 compared to March 31, 2011.  The increase was mainly due to increased freight and courier costs for air freight and express sea shipping due to expediting shipment of late produced inventory from Asia, as compared to standard sea shipping costs, in order to meet customer delivery dates.  This was a result of a supplier’s capacity issue. We do not foresee this continuing as the supplier has rectified the capacity issue.

Sales and marketing expenses

Sales and marketing expenses decreased by $383,068 or 33% for the nine months ended March 31, 2012 compared to March 31, 2011.  The decrease was due to reduction in discretionary spending budgets for marketing.  We reduced spending for sponsorship of sport teams by $111,578, trade marketing by $107,854, events by $49,612, and catalogues by $71,033. There was also $30,992 spent in 2011 on our website, which was not required in 2012.

Travel expenses

Travel expenses decreased by $12,307 or 6% for the nine months ended March 31, 2012 compared to March 31, 2011.  The decrease was mainly decisions made by management to maximize travel expenses by reducing the amount of travel by employees for fashion ideas and concepts from various parts of the world for our winter and spring 2013 season as well as our back to school and fall and holiday product ideas.

Administration and Operation Expenses

Administration and operation expenses increased by $179,935 or approximately 3% for the nine months ended March 31, 2012 compared to March 31, 2011.  The increase was due to:

•                  Employee benefits decreased by $484,471 or 11% for the nine months ended March 31, 2012 compared to March 31, 2011.  The decrease was due to strategic reduction of staff to reduce overheads in anticipation of decrease in Insight brand sales and natural staff attrition; and

•                  Rent expenses decreased by $28,230 or 9% for the nine months ended March 31, 2012 compared to March 31, 2011.  The decrease was due to the closure of our Melbourne, Australia satellite sales office.

General and administration expenses increased by $692,636 or 67% for the nine months ended March 31, 2012 compared to March 31, 2011.  The increase was due to engaging legal, accounting, other professional and consulting fees with regard to our initial public offering due diligence, contracts, agreements, plus trading agreements with David Jones (exclusive department store supply agreement), Target (brand collaboration for children’s apparel) and Sunshades (sunglass licensee). These costs increased by $367,625 during the current period.  The Company also hired additional contract design and graphic art consultants rather than retain in-house creative employees (note reduction in employee salaries and benefits detailed above).  Fees for these services increased $179,153 over the same period in 2011.  We also hired an international business consultant to improve our international brand distribution at a cost of $94,373.

Other (Income) Expenses

Other (income) expenses decreased by $578,975, or approximately 73%, for the nine months ended March 31, 2012 compared to March 31, 2011.  The decrease is a result of the following items:

•                  Unrealized exchange gain decreased by $348,348 from March 31, 2011 due to a narrower range of change in the exchange rate between the Australian dollar and the US dollar;

•                  Realized exchange gain decreased by $163,376 from March 31, 2011 as a result of a narrower range of change in the exchange rate between the Australian dollar and the US dollar; and

•                  Finance expense increased by $67,251 related to longer period of collection for accounts receivable and an increase in the domestic interest rates.  Collection period increased as the Australian economy has been experiencing a lull in the retail market.

Provision for Income Tax

Provision for income tax expenses totaled $465,813 in 2012 compared to $298,117 for 2011. The increase was due to the decrease in deferred tax asset during the nine months ended March 2012 compared to 2011.

Net Income

Net income for the nine months ended March 31, 2012 totaled $1,147,270 compared to $1,268,201 for the nine months ended March 31, 2011, a decrease of $120,931 or approximately 10%. The slight decrease in net income was primarily due to decrease in revenue.  The decrease would have been much higher had management not reduce expenses in several areas (as referred to above).

Liquidity and Capital Resources

Our operations and liquidity needs are funded primarily through cash flows from operations and short-term borrowings. Cash and equivalents were $9,358 as of March 31, 2012. Working capital at March 31, 2012 was $2,547,742 compared to cash and equivalents of $3,064 as of June 30, 2011. Working capital at June 30, 2011 was $218,490.

The following is a summary of cash provided by or used in each of the indicated types of activities during nine months ended March 31, 2012 and 2011:

	2012	2011
Cash provided by (used in):
Operating Activities	$(2,668,500)	$(968,210)
Investing Activities	(24,353)	(116,029)
Financing Activities	2,699,424	1,071,793

Net cash used in operating activities was $2,668,500 for the nine months ended March 31, 2012, compared to net cash used in operating activities of $968,209 for 2011. The increase in net cash used in operating activities was due to the increase in trade and other receivables.  The increase in our receivable balance was a result of a general increase in our average collection period due to the overall world economy and the impact of seasonal sales which are larger for us in February and March of each year.

Net cash used in investing activities was $24,353 for 2012 and $116,029 for 2011. The cash used in 2012 and 2011 was for the purchase of fixed assets such as computers to meet the needs of the business as it continues to grow.

Net cash provided by financing activities was $2,699,424 for 2012, compared to $1,071,794 for 2011. The reason for the increase was a result of an increase in our bank overdraft by $1,780,207.  The reason for the bank overdraft was a result of the increase in accounts receivable from sales as described above.

Working Capital Requirements

Historically, cash from operations, short term financing and the sale of our Company stock have been sufficient to meet our cash needs. We believe we will be able to generate sufficient cash from operations to meet our working capital needs. However, our actual working capital needs for the long and short term will depend upon numerous factors, including operating results, competition, and the availability of credit facilities, none of which can be predicted with certainty. Future expansion will be limited by economic environment for the industry and opportunities and availability of financing and raising capital by selling stock.

To meet our financial needs we also intend to seek a secured, non-convertible bridge loan facility in the amount of up to $3.6 million to satisfy our cash flow and working capital needs through the completion of this offering. No definitive documentation regarding this bridge loan facility is currently in place.

Ksubi Pty Limited

Result of Operations:

	March 31, 2012	March 31, 2011
Revenue	$5,591,269	$4,505,597
Cost of sales	1,790,401	943,176
Marketing and advertising expenses	64,987	84,363
Travel expenses	167,368	87,176
Administration and operation expenses	2,723,013	2,721,119
Other (income) expenses	199,635	265,153
Profit before income tax	645,865	404,610
Provision for income tax (benefit)	193,761	48,553
Net income	$452,104	$356,057

Revenue

Revenue increased by $1,085,672 or 24%, for the nine months ended March 31, 2012 compared to March 31, 2011.  This was mainly due to an increase of $551,179 in our licensing income from sales of our Ksubi branded products.

Revenue also increased due to fee revenue earned of $310,831 as a result of Ksubi Pty Ltd being commissioned by Ksubi Copyright Pty. Limited (retail franchisor) to manage their nine Ksubi stores including general, financial, marketing and buying services. We also received $121,380 in royalties for Ksubi sunglass sales, an increase of 935% over 2011. In addition we had revenues for sponsorship of events held by Ksubi (such as Fashion Shows) of $103,992, which we did not have in prior years.

Cost of Sales

Cost of sales increased by $847,225, or 90%, for the nine months ended March 31, 2012 compared to March 31, 2011.  The increase was due to an increase in our sales service fees from 9% to 20% as negotiated with Bleach Pty. Ltd.  The fees increased by $985,122, or 130% from March 2011 to March 2012.  Other cost of sales decreased by $137,897 as a result of reduction in expenses due to management’s efforts to reduce costs.

Operating Expenses

Sales and marketing expenses

Sales and marketing expenses decreased by $19,376 or 23% for the nine months ended March 31, 2012 compared to March 31, 2011.  The decrease was mainly due to the decision by management to reduce participation in events such as Fashion Week and Splendour In The Grass music festival during the nine months ended March 31, 2012.

Travel expenses

Travel expenses increased by $80,192 or 92% for the nine months ended March 31, 2012 compared to March 31, 2011.  The increase was mainly due to travel to obtain new trends and fashion ideas and concepts from various parts of the world for our winter and spring 2013 season as well as our back to school and fall and holiday product ideas.

Administration and Operation Expenses

Administration and operation expenses increased by $1,894 for the nine months ended March 31, 2012 compared to March 31, 2011.  Employee benefits increased by $145,386 or 11% for the nine months ended March 31, 2012 compared to March 31, 2011.  The increase was due to increased staff to manage the eight Ksubi retail stores as discussed above.

Rent expenses decreased by $65,168 or 61% for the nine months ended March 31, 2012 compared to March 31, 2011.  The decrease was mainly due to the sharing of rent expenses with the Something Else brand from Bleach Pty. Limited.  During the nine months ended March 31, 2012 we agreed to share office space with Something Else and thus rent expenses were reduced.

General administration expenses decreased by $15,898 or 1% for the three months ended March 31, 2012 compared to March 31, 2011.  The decrease was due to cost reduction measures.

Other Expenses

Other expenses decreased by $65,518 or 25% for the nine months ended March 31, 2012 compared to March 31, 2011.  The decrease is due to the decrease in the Westpac interest expense as our loan balance was reduced from $3,481,015 in 2011 to $3,106,015 at March 31, 2012.

Provision for Income Tax

Provision for income tax expenses totaled $193,761 in 2012 compared to $48,553 for 2011. The increase was due to tax credits from prior year losses were utilized in 2011.

Net Income

Net income for the nine months ended March 31, 2012 totaled $452,104 compared to $356,057 for the nine months ended March 31, 2011, an increase of $96,047 or approximately 27%. The increase in net income was primarily due to growth in our revenues (as referred to above).

Liquidity and Capital Resources

Our operations and liquidity needs are funded primarily through cash flows from operations and short-term borrowings. Cash and equivalents were $4,000 as of March 31, 2012. Working deficit at March 21, 2012,  was $5,207,717 compared to cash and equivalents of $3,661 as of June 30, 2011. Working deficit at June 30, 2011 was $4,617,685.

The following is a summary of cash provided by or used in each of the indicated types of activities during nine months ended March 31, 2012 and 2011:

	2012	2011
Cash provided by (used in):
Operating Activities	$376,011	$996,501
Investing Activities	(14,439)	(93,044)
Financing Activities	(360,900)	(903,398)

Net cash provided by operating activities was $376,011 for the nine months ended March 31, 2012, compared to net cash provided by operating activities of $968,209 for 2011. The decrease in net cash provided by operating activities was a result of the increase in trade and other receivable by $322,280 as a result of increased revenue and an increase in taxes payable of $201,096 based on increase in net income.

Net cash used in investing activities was $14,439 for 2012 compared to net cash used in investing activities of $93,044 for 2011. The cash used in 2012 and 2011 was a result of the purchase of fixed assets for the business as it continues to grow.

Net cash used in financing activities was $360,900 for 2012, compared to $903,398 for 2011. The reason for the decrease was based on the terms of our loan repayments.

Working Capital Requirements

Historically, cash from operations, short term financing and the sale of our Company stock have been sufficient to meet our cash needs. We believe we will be able to generate sufficient cash from operations to meet our working capital needs. However, our actual working capital needs for the long and short term will depend upon numerous factors, including operating results, competition, and the availability of credit facilities, none of which can be predicted with certainty. Future expansion will be limited by economic environment for the industry and opportunities and availability of financing and raising capital by selling stock.

We have a loan from Westpac Banking Corp. (“Westpac”) in the principal amount of $5.28 million that was due June 30, 2012.  We have made interest payments when due under the terms of the Westpac loan.  Westpac has stated orally to us that it will enter into a payment plan for reducing this debt following the completion of this offering and is not seeking repayment of the unpaid principal prior to the completion of this offering.

To meet our financial needs we also intend to seek a secured, non-convertible bridge loan facility in the amount of up to $3.6 million to satisfy our cash flow and working capital needs through the completion of this offering. No definitive documentation regarding this bridge loan facility is currently in place.

Off-Balance Sheet Arrangements

As of March 31, 2012, we did not have any off-balance sheet arrangements.

JOBS Act

Pursuant to Section 107 of the JOBS Act, emerging growth companies may delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected to opt out of this exemption from new or revised accounting standards and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Critical Accounting Policies of Bleach Pty. Ltd.

Critical accounting polices include the areas where we have made what we consider to be particularly subjective or complex judgments in making estimates and where these estimates can significantly impact our financial results under different assumptions and conditions.

We prepare our financial statements in conformity with accounting principles generally accepted in the United States. As such, we are required to make certain estimates, judgments and assumptions that we believe are reasonable based upon the information available.

These estimates, judgments and assumptions affect the reported amounts of assets and liabilities at the date of the financial statement and the reported amounts of revenue and expenses during the periods presented. Actual results could be different than those estimates.

We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our financial statements:

Revenue Recognition

Net revenues consist of both net sales and license revenues. Net sales are recognized upon transfer of ownership, including passage of title to the customer and transfer of risk of loss related to those goods. Transfer of title and risk of loss are based upon shipment under free on board shipping point for most goods or upon receipt by the customer depending on the country of the sale and the agreement with the customer. In some instances, transfer of title and risk of loss take place at the point of sale, for example at our factory house and specialty stores. We may also ship product directly from our supplier to the customer and recognize revenue when the product is delivered to and accepted by the customer. License revenues are recognized based upon shipment of licensed products sold by our licensees.

Sales Returns, Allowances, Markdowns and Discounts

We record reductions to revenue for estimated customer returns, allowances, markdowns and discounts. We base our estimates on historical rates of customer returns and allowances as well as the specific identification of outstanding returns, markdowns and allowances that have not yet been received by us. The actual amount of customer returns and allowances, which is inherently uncertain, may differ from our estimates. If we were to determine that actual or expected returns or allowances are significantly higher or lower than the reserves we established, we would record a reduction or increase, as appropriate, to net sales in the period in which we make such a determination. Provisions for customer specific discounts are based on contractual obligations with certain major customers.

Reserves for returns, allowances, markdowns and discounts are recorded as an offset to accounts receivable as settlements are made through offsets to outstanding customer invoices.

As of March 31, 2012, there were no significant customer markdowns or discounts recorded as offsets to accounts receivable.

Allowance for Doubtful Accounts

We make ongoing estimates relating to the collectability of our accounts receivable and maintain a reserve for estimated losses resulting from the inability of our customers to make required payments. In determining the amount of the reserve, we consider our historical levels of credit losses and significant economic developments within the retail environment that could impact the ability of our customers to pay outstanding balances and make judgments about the creditworthiness of significant customers based on ongoing credit evaluations. Because we cannot predict future changes in the financial stability of our customers, future losses from uncollectible accounts may differ from our estimates. If the financial condition of our customers were to deteriorate, resulting in their inability to make payments, a larger reserve might be required. In the event we determine that a smaller or larger reserve is appropriate, we would record a benefit or charge to general and administrative expenses in the period in which we made such a determination.

Inventory Valuation and Reserves

We value our inventory at standard cost which approximates our landed cost, using the first-in, first-out method of cost determination. Market value is estimated based upon assumptions made about future demand and retail market conditions. If we determine that the estimated market value of our inventory is less than the carrying value of such inventory, we provide a charge to cost of goods sold to reflect the lower of cost or market. If actual market conditions are less favorable than those projected by us, further adjustments may be required that would increase our cost of goods sold in the period in which we make such a determination.

Impairment of Long-Lived Assets

We continually evaluate whether events and circumstances have occurred that indicate the remaining estimated useful life of long-lived assets may warrant revision or that the remaining balance may not be recoverable.  Factors may include a significant deterioration of operating results, changes in business plans, or changes in anticipated cash flows.  We review long-lived assets annually to evaluate for possible impairment, we review long-lived assets to assess recoverability from future operations using undiscounted cash flows. Impairments are recognized in earnings to the extent that the carrying value exceeds fair value. No material impairments were recorded in the years ended June 30, 2011 and 2010 or for the nine month period ended March 31, 2012.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred income tax assets and liabilities are established for temporary differences between the financial reporting basis and the tax basis of our assets and liabilities at tax rates expected to be in effect when such assets or liabilities are realized or settled. Deferred income tax assets are reduced by valuation allowances when necessary.

Assessing whether deferred tax assets are realizable requires significant judgment. We consider all available positive and negative evidence, including historical operating performance and expectations of future operating performance. The ultimate realization of deferred tax assets is often dependent upon future taxable income and therefore can be uncertain. To the extent we believe it is more likely than not that all or some portion of the asset will not be realized, valuation allowances are established against our deferred tax assets, which increase income tax expense in the period when such a determination is made.

Income taxes include the largest amount of tax benefit for an uncertain tax position that is more likely than not to be sustained upon audit based on the technical merits of the tax position. Settlements with tax authorities, the expiration of statutes of limitations for particular tax positions, or obtaining new information on particular tax positions may cause a change to the effective tax rate. We recognize accrued interest and penalties related to unrecognized tax benefits in the provision for income taxes on the statements of income.

Critical Accounting Policies of Ksubi Pty. Ltd.

Critical accounting polices include the areas where we have made what we consider to be particularly subjective or complex judgments in making estimates and where these estimates can significantly impact our financial results under different assumptions and conditions.

We prepare our financial statements in conformity with accounting principles generally accepted in the United States. As such, we are required to make certain estimates, judgments and assumptions that we believe are reasonable based upon the information available. These estimates, judgments and assumptions affect the reported amounts of assets and liabilities at the date of the financial statement and the reported amounts of revenue and expenses during the periods presented. Actual results could be different than those estimates.

We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our financial statements:

Revenue Recognition

Net revenues consist of both net sales and license revenues. Net sales are recognized upon transfer of ownership, including passage of title to the customer and transfer of risk of loss related to those goods. Transfer of title and risk of loss are based upon shipment under free on board shipping point for most goods or upon receipt by the customer depending on the country of the sale and the agreement with the customer. In some instances, transfer of title and risk of loss take place at the point of sale, for example at our factory house and specialty stores. We may also ship product directly from our supplier to the customer and recognize revenue when the product is delivered to and accepted by the customer. License revenues are recognized based upon shipment of licensed products sold by our licensees.

Sales Returns, Allowances, Markdowns and Discounts

We record reductions to revenue for estimated customer returns, allowances, markdowns and discounts. We base our estimates on historical rates of customer returns and allowances as well as the specific identification of outstanding returns, markdowns and allowances that have not yet been received by us. The actual amount of customer returns and allowances, which is inherently uncertain, may differ from our estimates. If we were to determine that actual or expected returns or allowances are significantly higher or lower than the reserves we established, we would record a reduction or increase, as appropriate, to net sales in the period in which we make such a determination. Provisions for customer specific discounts are based on contractual obligations with certain major customers.

Reserves for returns, allowances, markdowns and discounts are recorded as an offset to accounts receivable as settlements are made through offsets to outstanding customer invoices.

As of March 31, 2012, there were no significant customer markdowns or discounts recorded as offsets to accounts receivable.

Allowance for Doubtful Accounts

We make ongoing estimates relating to the collectability of our accounts receivable and maintain a reserve for estimated losses resulting from the inability of our customers to make required payments. In determining the amount of the reserve, we consider our historical levels of credit losses and significant economic developments within the retail environment that could impact the ability of our customers to pay outstanding balances and make judgments about the creditworthiness of significant customers based on ongoing credit evaluations. Because we cannot predict future changes in the financial stability of our customers, future losses from uncollectible accounts may differ from our estimates. If the financial condition of our customers were to deteriorate, resulting in their inability to make payments, a larger reserve might be required. In the event we determine that a smaller or larger reserve was appropriate, we would record a benefit or charge to selling, general and administrative expenses in the period in which we made such a determination.

Impairment of Long-Lived Assets

We continually evaluate whether events and circumstances have occurred that indicate the remaining estimated useful life of long-lived assets may warrant revision or that the remaining balance may not be recoverable. These factors may include a significant deterioration of operating results, changes in business plans, or changes in anticipated cash flows. We review long-lived assets annually to evaluate for possible impairment, we review long-lived assets to assess recoverability from future operations using undiscounted cash flows. Impairments are recognized in earnings to the extent that the carrying value exceeds fair value. No material impairments were recorded in the years ended June 30, 2011 and 2010 or for the nine month period ended March 31, 2012.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred income tax assets and liabilities are established for temporary differences between the financial reporting basis and the tax basis of our assets and liabilities at tax rates expected to be in effect when such assets or liabilities are realized or settled. Deferred income tax assets are reduced by valuation allowances when necessary.

Assessing whether deferred tax assets are realizable requires significant judgment. We consider all available positive and negative evidence, including historical operating performance and expectations of future operating performance. The ultimate realization of deferred tax assets is often dependent upon future taxable income and therefore can be uncertain. To the extent we believe it is more likely than not that all or some portion of the asset will not be realized, valuation allowances are established against our deferred tax assets, which increase income tax expense in the period when such a determination is made.

Income taxes include the largest amount of tax benefit for an uncertain tax position that is more likely than not to be sustained upon audit based on the technical merits of the tax position. Settlements with tax authorities, the expiration of statutes of limitations for particular tax positions, or obtaining new information on particular tax positions may cause a change to the effective tax rate. We recognize accrued interest and penalties related to unrecognized tax benefits in the provision for income taxes on the statements of income.

BUSINESS

Overview

Bleach Group, Inc. designs, sources, markets, distributes and sells globally-recognized brands of youth fashion apparel and accessories, including the Insight, Something Else and Ksubi brands. Our goal is to create a contemporary and innovative line of apparel brands for the fashion-forward, popular culture segments of the global youth market through quality, cutting edge, category-comprehensive, quick-to-market and value-for-money brands. Insight, our most recognized brand, is an avant-garde fashion label for men and women with a focus on various youth subcultures, including surf, skate, street fashion, art and music. Our Something Else brand targets fashion-aware women with an offbeat aesthetic and an appreciation for art by merging fashion and art into wearable and accessible garments. Our Ksubi brand is a premium denim and fashion lifestyle brand that targets men and women who are socially and culturally aware, who pride themselves on individual style and who are youthful, irreverent and ironic with an opinionated sense of style. In addition to these three core brands, we work to continuously develop new brands and expand our product lines within the global youth fashion market.

Our brands are currently sold in 40 countries through multiple third-party distribution outlets, including independent retail stores, major account retail stores, department stores and online.  We control distribution of our brands in Australia, France, Spain, Portugal, the United Kingdom, Germany, Austria and Switzerland and have established relationships with independent distributors in the other countries in which our brands are sold. See “Business—Distribution and Industry Supply Chain.” In addition, we have granted franchise rights to an independent third party that owns eight Ksubi retail stores in Australia.  We expect to acquire this independent franchise operator, and thus the eight Ksubi retail stores, following completion of this offering. See “—Our Core Brands—Ksubi— Supply Agreement and Franchise Agreement.”

Our principal executive officer is located at 347 Fifth Avenue, Suite 1402, New York, NY 10016.  However, we conduct our primary business activities out of our office in Sydney, Australia.  As of March 31, 2012, we have 81 employees, all of which are full-time employees.

Company Background

Our Insight brand was initially co-founded as a surfboard label in Sydney, Australia in 1987 by Andrew Down, an ex-professional surfer and one of our current Creative Directors of Insight, together with an internationally known surfboard shaper. In 1997, Mr. Down took full control of the Insight brand and began to develop a small line of t-shirts and trucker caps as a promotional tool for surfboards. This line of clothing eventually expanded to include board shorts, walk shorts and fleece. In 1998, graphic artist George Gorrow, one of our current Creative Directors of Ksubi, joined Mr. Down in developing and growing the Insight brand. In 1999, Mark Byers, an ex-Chartered Accountant in Australia with an extensive family background in the apparel industry and our current Chief Executive Officer, President and Director, partnered with Messrs. Down and Gorrow.

We launched our Something Else brand in 2005 under the direction of Natalie Wood, who was one of our Creative Directors of Insight at the time, with the goal of developing a higher-end, more fashionable brand within our portfolio.  On March 9, 2010, we purchased all of the assets related to the Ksubi business, including the Ksubi trademark, from Tsubi Pty Limited and Tsubi (Retail) Pty Limited (together, “Tsubi”) out of bankruptcy in Australia for an aggregate purchase price of approximately $5 million plus interest at a rate of 3.25% per annum above the average “bid rate” quoted by Reuters Monitor System.  See “Description of Indebtedness—Ksubi Indebtedness.”

Bleach Group, Inc. was incorporated in the State of Delaware on January 20, 2012. Our business has historically been conducted through various separately owned operating entities. On May 10, 2012, in order to facilitate this initial public offering, the predecessor owners of such operating entities completed a reorganization (the “Reorganization”) whereby they transferred their ownership interests in each of the operating entities to Bleach Group, Inc. in exchange for shares of common stock of Bleach Group, Inc. As a result of this reorganization, all of such operating entities are now direct or indirect subsidiaries of Bleach Group, Inc. See “ Certain Relationships and Related Person Transactions—Related Person Transactions—Reorganization.”

Our Core Brands

Insight

We describe our Insight brand as an avant-garde fashion label that incorporates fashion, music and art with the goal of appealing to the surf, skate and street fashion markets.

Born out of Sydney’s northern beaches, Insight started as a surfboard design project under the watchful eye of ex-professional surfer Andrew Down, one of our current Creative Directors of Insight, together with an internationally known surfboard shaper, and from there, with the help of Ksubi founder George Gorrow, one of our current Creative Directors of Ksubi, the Insight apparel line was born.

We believe that our Insight brand has a far-ranging international appeal. As shown by the chart below, 58% of the Insight brand was distributed outside of Australia in fiscal 2011-2012.

Product Category Profile

Both the men’s and women’s components of the Insight brand’s seasonal collections are comprehensive and well developed in terms of product category representation. The following charts show the proportion of each Insight product category as a percentage of our Insight total brand sales in fiscal 2012.

Collection Profile

Insight’s point of difference is offering directional clothing with strong art-based graphics and music references at a medium price point. The design philosophy draws its inspiration from high-end fashion, yet is adapted and interpreted into a more casual, carefree style. We believe that our consumers tend to be opinion-forming taste-makers who define and influence mass market trends and who buy Insight not only for the product but for the “lifestyle” that the Insight brand portrays.

Insight product ranges transcend men’s and women’s essential apparel categories (tees, shorts, skirts, dresses, tanks, pants, jackets, knitwear, denim and swim) offering up casual, fashion-forward garments with a twist.  Each category showcases a myriad of clothing featuring artwork made especially for Insight by in-house artists, utilizing unique fabrications and design detailing, and garment washes.

Insight also currently provides accessories collections including caps, wallets, belts and other fashion related accessories products.

Target Market

The Insight brand actively targets the unisex/youth street/action sports/fashion/16-30 year-old market segment through action sports and street fashion retailers.

Geographic Distribution

As our most established brand, we believe Insight’s geographical distribution to be significant considering the life cycle of the brand itself, with representation in more than 38 countries across the globe.

Retailer Distribution Profile

A relatively unique aspect of the Insight brand is its ability to straddle parallel segments of the global youth fashion market in its distribution, namely the street fashion as well as the action sports segments of the global market.

We believe that this relatively unique ability of the brand to be simultaneously relevant to two distinct sectors of the youth fashion market is made possible because of a number of interplaying developmental brand considerations, including:

•                  The Insight brand’s solid grounding within the highly credible Australian surf hardware market given the initial establishment of the brand through surfboards;

•                  Our ability to grow the brand into traditional surf product categories such as tees, board shorts and swimwear; and

•                  Our steadfast underpinning commitment to fashion-forward, directional design philosophies with respect to the Insight brand has allowed the brand to expand its appeal to include fashion markets that sit outside of the action sports arena and to include product categories typically considered to be the domain of pure street wear brands, such as jacketing, denim and shirting.

As such, Insight is supported by many globally recognizable retailers in both the fashion and action sports sectors, including American Rag (US), Barracuda (US), Urban Outfitters (US), Selfridges (UK), Urban Outfitters (UK), ASOS (UK), General Pants (AUS), Surf Dive ‘n’ Ski (AUS), Beams (JPN) and DMOP (HK).

Contribution to Total Sales

As our premier and most established brand, in fiscal 2011 Insight was responsible for approximately 53% of our total annual global sales. While we expect this brand to continue to grow, we also expect our other brands to grow in proportion to our total sales, which, over time, we expect to diminish Insight’s contribution to total sales.

Something Else

Our Something Else brand targets a distinctive gap in the crowded female youth fashion street market. Inspired by a wide variety of cultural and environmental influences, the label blends art and fashion in a commercial yet individual form, with the intent of offering up a refreshing alternative of wearable, lovable pieces for the savvy fashionista.

By utilizing beautiful and clever fabrications and prints, along with a fusion of eclectic street chic juxtaposed with delicate feminine sophistication, we strive to create a directional boutique-focused collection that caters to the consumer who has a unique aesthetic and offbeat sensibility. It is our goal to balance tough street chic with a delicate feminine influence.

Product Category Profile

The Something Else collection provides a wide-ranging offering in terms of apparel product category mix. The following chart shows the proportion of each Something Else product category as a percentage of our Something Else total brand sales in fiscal 2012.  We believe that opportunities exist to further expand the brand into the accessories, footwear, jewelry, home-wares, denim, swim, unisex and menswear product categories.

Collection Profile

Our focus for the Something Else collection is on combining directional styling and luxurious fabrications in the major apparel product categories outlined above. We believe that the standout, enduring feature of each collection is a focus on the use of intricate fabrications, texture based yardages, eclectic art based graphics and placement prints and innovative silhouettes.

Target Market

With our Something Else brand, we actively target the women’s youth/street/fashion/18-35 year old market segment through fashion and boutique retail sectors.

Geographic Distribution:

Our Something Else brand is currently distributed in the following countries: New Zealand, Belgium, Netherlands, Luxembourg, United Kingdom, United States, Canada, Japan, China, Thailand and Singapore.

Retailer Distribution Profile

The following chart demonstrates the distribution profile of the Something Else brand from July 2011 to June 2012.

The Something Else brand is currently sold in premier department stores and boutique fashion retail stores around the globe, including David Jones (AUS), General Pants (AUS), Urban Outfitters (UK), Anthropologie (USA), American Rag (USA), Beams (JPN), Side by Side (JPN), Midwest (JPN), Good as Gold (NZ) and Bauhaus (HK).

Contribution to Our Total Sales

In 2011, Something Else was responsible for approximately 13% of our total annual global sales.  We believe that Something Else’s contribution to our total sales will increase over the next few years as its international distribution opportunities are realized. While the brand is in relative infancy in terms of international market penetration, we have recently entered into relationships with distributors and sales and public relations companies in the United Kingdom and the United States for the purpose of expanding the brand in those territories.

Ksubi

Brand Positioning Statement

Dan Single and George Gorrow, co-founders of the Ksubi and each one of our current Creative Directors of Ksubi, created the Ksubi brand as a culture of fashion, music, design and art. Ksubi is a collective. We strive to not allow the Ksubi brand to be influenced by consumer trends and we believe that the brand has inadvertently become a social commentator of its generation.

Product Category Profile

Since the inception of Ksubi, denim has been at the heart of the brand with approximately 46% of our Ksubi brand sales in fiscal 2012 coming from this product category alone.  The following charts show the proportion of each Ksubi product category as a percentage of our Ksubi total brand sales in fiscal 2012. Despite the mainstay of the brand residing with denim, in recent years Ksubi has expanded its reach into the fashion component of the market, evolving its fashion range from print and yardage based casual pieces to include the use of unique fabrications, technical washes, authentic distressing, hand trashing, technical print detail and design processes with quality knits, cottons and leathers.

Collection Profile

We focus our Ksubi brand on being a premium denim and fashion lifestyle brand that reaches across multiple product lines, including men’s and women’s denim, fashion, eyewear, footwear and accessories.

Target Market

Our target market for the Ksubi brand is Generation Y’ers and hipsters.

Geographic Distribution

Our Ksubi brand is currently in the early stages of its global lifecycle with approximately 81% occurring within the Australian market, with the remaining 19% of sales occurring in the United States, United Kingdom and Asia.

Retailer Distribution Profile

As demonstrated by the chart below, approximately 53% of Ksubi sales, from June 2011 to June 2012, were through major retailers in Australia.

Contribution to Bleach Total Sales

As the following chart demonstrates, Ksubi has expanded its contribution to our total sales from 23% in 2010 to 34% in 2011. We expect for these figures to continue to grow as we continue with our roll-out of Ksubi retail concepts and online and international distribution strategies.

Supply Agreement and Franchise Agreement

Two of our subsidiaries, Bleach Pty Limited (“Bleach Australia) and Ksubi Pty Limited (“Ksubi Pty”), entered into a strategic supply memorandum of understanding (the “Strategic Supply Agreement”) on December 30, 2009 whereby Bleach Australia agreed to facilitate the sourcing, development, sampling, manufacturing, distribution, invoicing, financing, selling and customer support with respect to the Ksubi brand.  Under the terms of the Strategic Supply Agreement, Bleach Australia sells Ksubi products directly to Ksubi customers, collects payment from such customers, and then remits the payment, less a fee equal to nine percent of net sales, to Ksubi Pty.  Bleach Australia also charges Ksubi Pty an annual management fee in the amount of AUS$215,000. We intend to terminate this agreement following completion of this offering.

Ksubi Pty granted franchise rights to an independent third party that owns eight Ksubi retail stores in Australia. Under this franchise arrangement, the third party franchise operator purchases Ksubi product from Bleach Pty Ltd. at full wholesale prices and pays a franchise fee to Ksubi Pty Ltd. equal to 10% of retail sales. We have entered into preliminary discussions to acquire this independent franchise operator for approximately $3 million following completion of this offering pursuant to which the independent franchise operator will become a wholly-owned subsidiary of Ksubi Pty. No definitive documentation regarding such acquisition is currently in place.

Distribution and Industry Supply Chain

We control distribution of our brands in Australia, and effective as of December 31, 2011, we reacquired from one of our independent distributors, through our acquisition of Bleach Europe Distribution SAS, the right to distribute our brands in Europe.  Under the terms of this agreement, we are required to pay such independent distributor an amount up to €1,200,000, dependent upon the realization of certain net proceeds targets, payable in six semi-annual installments of €200,000 each beginning on June 30, 2012 and ending on December 31, 2014. We have established relationships with independent distributors in the other countries in which our brands are sold.

Our brands are ultimately sold to consumers through the following distributions outlets: independent retailers and distributors, major account retailers, department stores, Ksubi retail stores and online. Our independent retail and distribution partners are typically non-

company owned single-store surf or fashion boutiques.  In 2011, approximately 62% of our total global sales were to independent retailers and distributors.

Major account retailers are similar to boutique retailers except that they have multiple store locations, yet they do not reach the level of department stores.  Major account retailers are dominant in all territories in which we distribute our products and are representative of a large proportion of the retail sales opportunity for our brands. In 2011, approximately 19% of total global sales were to major account retailers.

Due to the sheer size and market access that department stores provide, we target them to carry all of our brands.  We believe that department stores provide two different opportunities for our brands.  Some department stores provide an opportunity to sell large volumes of our products, while other department stores provide branding opportunities for our products. Each of our brands is targeted at a different type of department store based on these two differing opportunities. In 2011, approximately 12% of total global sales were to department stores, including David Jones, a major Australian department store with which we have entered into an exclusive supply agreement with respect to our Ksubi brand.

As further described below, we have granted franchise rights to an independent third party that owns eight Ksubi retail stores in various provinces of Australia. In 2011, approximately 7% of total global sales were through these stores.

Our current online distribution platform is recently launched and does not provide for a material portion of our sales. We currently intend to further develop this platform in order to be in a position to better capitalize on this segment of the market. See “Use of Proceeds.” Most of our online distribution opportunities occur through our independent retailers. Accordingly, we currently categorize these online sales as independent retail sales.

Our current leading wholesale trade customers are set forth on the following chart:

RETAILER	INSIGHT	STE	KSUBI
AUSTRALIA
GENERAL PANTS
DAVID JONES
UNIVERSAL
BYRON SURF
CITY BEACH
JETTY SURF / SDS
OZMOSIS
PLANET SURF
SURFECTION
SURFSTITCH
WAVES
KSUBI RETAIL
OTHER

ASIA
BEAMS
IT
LANE CRAWFORD

EUROPE
CITADADIUM
URBAN
NET-A-PORTER
SELFRIDGES
URBAN OUTFITTERS

USA
URBAN OUTFITTERS
AMERICAN RAG

OAK
NET-A-PORTER
CITY BEACH
MADEWELL
ARTISIA
TREASURE AND BOND
SAKS

Our Stores

Ksubi Flagship Stores

We have granted franchise rights to an independent third party that owns eight Ksubi retail stores in various provinces of Australia.  See “—Ksubi—Supply Agreement and Franchise Agreement.” Most of these stores are located in prime fashion shopping precincts or shopping malls. We currently intend to grow the Ksubi retail program to 28 stores with the goal of reaching $15 million in annual revenues accounting for 15% of our total sales by 2014.  We expect to acquire the eight Ksubi retail stores from the independent third party that owns the eight retail stores following the completion of this offering at a cost of approximately $3 million.  We expect to open four additional stores in Australia in 2012, six additional stores in Australia in 2013 and six additional stores in Australia and four additional stores in international locations in 2014.

Corporate Structure Chart

Our Competitive Strengths

We believe that our core competitive strengths include:

•                  Forward Thinking Design Innovation.  Since the launch of our Insight brand t-shirts in 1997, we have strived to maintain a fresh, consistent, ongoing and all-encompassing approach to the pursuit of forward thinking design innovation. We believe that over time this has enabled a distinction of “newness” and “innovation” to be attributed to our brand design philosophies when compared to those of our more established competitors in the youth apparel market, especially with respect to the action sports segment of the market.

•                  Global Recognition in the Fashion and Retail Industry.  In 2007 and 2008 we were awarded “Best Marketing Campaign” from the Surf Industry Manufacturers Association (SIMA) and in 2008 we were awarded “Breakthrough Brand of the Year” from SIMA. In 2009 we were awarded “Best Advertising Photography” at the Sony World Photography Awards and “Best Marketing Campaign” by the European Surf Industry Manufacturers Association, and in 2011 we were awarded “Women’s Marketing Campaign of the Year” by SIMA. We believe that this growing global market credibility and the recognition of our company as being market-leading design and brand innovators within the global youth fashion market puts us in a favorable demand position for both supply chain and direct consumers given what we believe to be a youth market that is experiencing generic and crowded conditions and given the fickle, fast-paced nature of general youth consumer demand and fashion trends.

•                  Platform to Launch New Brands.  We believe that our global recognition as being a market-leader in design and brand innovation provides us with an accessible, solid and credible launch platform for emergent and new private label and retail house brands and product category releases.

•                  “Brand House” Model Provides Product and Market Segment Diversity.  Our strategy of pursuing a “brand house” model, in which we offer multiple brands directed at various aspects of the youth apparel and fashion accessories market, including the action sports and fashion denim segments of the market, enables us to offer complementing brother and sister brands within the broader market but through different distribution and/or supply chain channels, which we believe helps to protect our business against cyclical variations within the market.  Additionally, with many retailers and supply-chain participants worldwide looking to streamline their supplier base for greater efficiencies, we believe that our “brand house” model affords us with further protection in this regard by providing an opportunity for our retail and supply-chain partners to purchase comprehensive and compatible product and brand offerings, including “house branded” products, through one supplier.

•                  Deep Market Understanding.  With our first apparel brand launching in 1997, we have been in operation for over 14 years. This length of operation has provided us with time to develop structure, experience and in-depth market understanding as well as the ability to grow and stabilize our operations and viability. We believe that this places us in a unique position where we are comparatively new enough and small enough to remain flexible and in-touch with the market, but also mature and stable enough to have developed a strong platform for our business and for continued advancement and growth. We also believe that this flexibility and closeness to the market allows our business, personnel and brands to operate with a quick-response mindset to better capitalize on existing market opportunities and/or changes in market demands, whether this be through new brand or product category launch opportunities or through changing design and collection release timelines so as to rapidly respond to the changing design demands of our supply chain customers. There has been little change in our senior management since our inception with all of our founding members and shareholders still engaged in our business.

•                  Global Distribution Capabilities.  With distribution in 40 countries around the globe, we believe that we have established stable global distribution networks across all major continents and regions for utilization by all our brands. This network provides us with straight-to-market access for existing and emerging brands.

•                  Proven Management Team. We are led by a proven executive team. Mark Byers - our Chief Executive Officer, President and a member of our Board of Directors, Tim Morris - our Chief Operations Officer, Kristopher Black - who has agreed to become our Chief Financial Officer upon the effectiveness of this offering, Andrew Down - our Creative Director of the Insight brand, George Gorrow - our Creative Director of the Ksubi brand, and Natalie Wood - our Creative Director of the Something Else brand, lead a management team that has significant experience in the apparel industry, including design, marketing, sourcing, merchandising, distribution and retail.  Our creative directors average over 15 years of experience in the apparel industry.

Our Growth Strategy

While we believe that we are well positioned to take advantage of opportunities to increase revenues, drive net income growth and capture market share, our failure to successfully execute one or more of the strategies below could prevent us from achieving our anticipated growth:

•                  Brand Development. We intend to strengthen our existing brands and continue to develop new brands in order to increase sales and profit margins, leverage our global relationships with retail and supply-chain customers so as to maximize our penetration and profile in the youth culture retail market and extend the lifecycles of our brands to increase return on investment for each of our brands.

•                  Product Expansion. We intend to develop and launch new product lines for our existing and future brands, including fashion accessories, eyewear, footwear and hardware, which includes surfboards, skate decks, traction pads, board bags and leg ropes.

•                  Strategic Acquisitions. We will work to identify, acquire, adsorb and exploit external brands where strategic and opportunistic opportunities arise in order to increase our profits, growth and profile and to expand our relationships with retail and supply-chain customers. Such external brands may include brands that are experiencing existing and inherent inadequacies, such as: restricted international growth potential due to lack of capital; lack of expertise, knowledge and/or relationships with international suppliers and/or supply-chain customers; lack of an international distribution infrastructure; and/or lack of vision to recognize international growth opportunities.

•                  Diffusion, Private Label and House Brand Opportunities. In instances where large retailers request to stock one of our core brands but we do not feel that such retail placement would be in our best interests, or where we see new core market brand distribution opportunities, we may offer to develop a Bleach owned ‘diffusion’ brand (which is a brand that is based off one of our core brands but has been altered in a manner that satisfies such retailer’s needs while not materially impacting the image of our core brands) or we may develop a retail customer-owned ‘house brand’ for such retailer.  These opportunities provide the potential for high volume sales with low risk in that there is no sell-through responsibility and little, if any, marketing investment.  We intend to continue to develop and expand these development and diffusion brand opportunities, including the following brands: For Love or Money, Indian Pacific, and Arvust.

•                  Retail Online.  We intend to further develop and market our online retail platform in order to increase the number of visitors to our brands’ websites, which we believe could increase online sales and brand awareness.  We believe that our brands will retail successfully online due to the high graphic content of our products and due to the general brand profile created through our creative marketing efforts and our fashion-forward product profile and reputation.

•                  Opening New Stores.  We currently intend to open several additional retail stores in Australia over the coming years.  We believe that opening new stores presents a strong opportunity for sales growth and increases in margin, while also growing the visibility and profile of our brands.

•                  Downward Integration. We intend to reduce the number of middlemen in the international sourcing of our products and, where possible, buy our products directly from the factories in which they are produced. While this process may add certain sourcing business risks, such as exposure to operational challenges related to Asia-based sourcing and the risk that higher early supply chain cash outflows may limit our available working capital at such time, we believe that this downward integration will ultimately result in an increase to our net earnings while affording us improved supply chain efficiencies, effectiveness and reliability, higher quality of product, improved speed to market, lower sourcing prices, more effective recourse related to faulty products, and greater versatility and flexibility of supply sources.

Competition

We face intense competition in the product lines and markets in which we compete. Our products compete with other branded products within their product category. In our wholesale business, we compete with numerous manufacturers, importers and distributors of apparel, accessories and footwear for the limited space available for product display. Moreover, the general availability of manufacturing contractors allows new entrants easy access to the markets in which we compete, which may increase the number of our competitors and adversely affect our competitive position and our business.

In varying degrees, depending on the product category involved, we compete on the basis of style, price, customer service, quality, brand prestige and recognition, among other bases. Some of our competitors have achieved significant recognition for their brand names or have substantially greater financial, distribution, marketing and other resources than us. See “Risk Factors—Risks Related to Our Business— The apparel industry is highly competitive, and if we fail to compete effectively, we could lose our market position.”

Trademarks

We own the Insight, Ksubi and Something Else trademarks in the United States, throughout Europe and in other countries in which our products are principally sold. We also have trademarks for a variety of related logos. We aggressively police our trademarks and pursue infringers both domestically and internationally.

Regulation and Legislation

We are subject to labor and employment laws, including minimum wage requirements, laws governing advertising and promotions, privacy laws, safety regulations, and other laws, such as consumer protection regulations that govern product standards and regulations with respect to the operation of our business. Apparel and accessories sold by us are also subject to regulation in the United States and other countries by governmental agencies, including, in the United States, the Federal Trade Commission and the Consumer Products Safety Commission. These regulations relate principally to product labeling, licensing requirements, flammability testing and product safety. We are also subject to environmental laws, rules and regulations. We do not estimate any significant capital expenditures for environmental control matters either in the current fiscal year or in the near future. We monitor changes in these laws and believe that we are in material compliance with applicable laws. Labor laws including employment costs and benefits may limit further growth through inability to secure trained and well resources employee levels and expertise. We are also subject to other international trade agreements and regulations, such as the North American Free Trade Agreement. Inter and intra country and / or international trading conditions such as elevated tariffs, duties, embargoes and sanctions, may restrict continued supply chain growth from both a sourcing of product manufacture and selling of product to retail. In addition, we are subject to foreign governmental regulation and trade restrictions, including retaliation against prohibited foreign practices, with respect to our product sourcing and international sales operations.

A substantial portion of our products are manufactured outside Australia. These products are imported and are subject to Australian customs laws, which impose tariffs as well as import quota restrictions for textiles and apparel. To date, we have not been restricted by quotas in the operation of our business, and customs duties have not comprised a material portion of the total cost of sales. We have a diversified sourcing network to allow us to efficiently shift production to factories located in countries with a similar manufacturing base if necessary.

Seasonality

Approximately 65% of our annual revenue is generated in July through December, which months include the Australian spring season and the beginning of the Australian summer season.  We believe that our revenue streams and resulting cash flow are diversified with respect to seasonality given that our sales occur in both the northern and southern hemispheres.

Properties

Corporate Offices

Our principal executive office is located at 347 Fifth Avenue, Suite 1402, New York, NY 10016.  We have corporate offices located at 14 Mentmore Avenue, Rosebery, Sydney, New South Wales 2018, Australia, which consists of 14,500 square feet of office space that we occupy pursuant to a lease scheduled to expire in January 2018 (subject to our option to extend the term for three additional years) and for which we pay $22,900 a month in base rent.

Warehouse

We occupy a warehouse in Sydney, Australia, which consists of 9,000 square feet of high-ceiling racked floor space pursuant to a lease scheduled to expire in 2015 (subject to our option to extend the term for five additional years) and for which we pay $12,200 a month in base rent.

Sales Offices

We maintain sales offices in Queensland, Australia and in Biarritz, France.  Our office lease in Queensland expires on May 31, 2013 and we currently pay $3,150 per month in base rent.  Our office lease in Biarritz expires on August 31, 2018 and we currently pay $4,600 per month in base rent.

We consider our properties to be in good condition generally and believe that our facilities are adequate for our operations and provide sufficient capacity to meet our anticipated requirements.

Employees

As of March 31, 2012, we have 81 employees, all of which are full-time employees. None of our current employees is represented by a labor union or is the subject of a collective bargaining agreement.

Legal Proceedings

We are not a party to any material legal proceedings and there are no material proceedings to which any of our directors, officers or subsidiaries, any owner of record or beneficially of more than five percent of any class of our voting securities, or any associate of any such director, officer, subsidiary or security holder is a party adverse to us or any of our subsidiaries or has a material interest adverse to us or any of our subsidiaries.

MANAGEMENT

Executive Officers and Directors

Set forth below are the names, ages and positions of our directors and executive officers. Effective upon the effectiveness of the registration statement of which this prospectus is a part, our board of directors will be divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose terms are then expiring. The terms of the directors will expire upon the election and qualification of successor directors at the annual meeting of stockholders to be held during the year 2013 for the Class I directors, 2014 for the Class II directors and 2015 for the Class III directors.

Name	Age	Position
Harry Hodge	61	Chairman and Class III Director
Mark Byers	54	CEO, President and Class III Director
Kristopher Black	35	Chief Financial Officer(1)
Tim Morris	53	Chief Operations Officer
John D. Caleo	58	Class I Director(2)
John Goodman	48	Class II Director(2)
John Petty	61	Class II Director(2)

(1) Mr. Black has agreed to serve as our Chief Financial Officer effective immediately after the effectiveness of the registration statement of which this prospectus is a part.

(2) Messrs. Caleo, Goodman and Petty have each agreed to serve on our board of directors effective immediately after the effectiveness of the registration statement of which this prospectus is a part.

Biographical information with respect to each of our directors and executive officers is set forth below.

Harry Hodge has served as chairman of our Board of Directors since 2012. Mr. Hodge joined our Company in late 2010 and became the Executive Chairman of Ksubi in April 2011.  Mr. Hodge has been a shareholder of Ksubi Pty Limited since January 2009. Mr. Hodge co-founded Quiksilver Europe in 1984 and served as its Chief Executive Officer and Chairman until 2003 and since such time has held the title of Chairman Emeritus. From 1996 until 2003, Mr. Hodge served as a member of the board of directors of Quiksilver, Inc., a New York Stock Exchange listed company.  In 1996, Mr. Hodge was elected founding President of the European Surf Industry Manufacturers Association (EuroSIMA) and currently holds the title of Honorary President. Mr. Hodge is currently a Director of SurfAID International, a non-profit humanitarian organization whose aim is to improve the health, wellbeing and self-reliance of people living in isolated regions of the world through surfing.  Mr. Hodge has also served as a Director of Surfing New South Wales since 2010.  We believe that Mr. Hodge’s prior business experience with Quiksilver Europe and Quiksilver, Inc., along with his extensive experience in and knowledge of the surfing industry, qualify him to be the chairman of our Board of Directors.

Mark Byers is our Chief Executive Officer and President and has served as a member of our Board of Directors since 2012. Prior to becoming a partner in the Insight brand in 1999, Mr. Byers worked as a manager at KPMG in Sydney, Australia from 1981 until 1984 and previously in San Jose, California from 1985 until 1988.  From 1992 to 1999 he owned and operated Glowturn Pty, Limited, an apparel related business.  Mr. Byers became the Chief Financial Officer and a member of the board of directors of Bleach Pty Limited in 1991.  Mr. Byers became our Chief Executive Officer during 2011.  Mr. Byers was a Charted Accountant through the Institute of Chartered Accountants in Australia from 1983 to 1986. Mr. Byers received a bachelor of commerce degree in accounting and finance in 1979 from the University of New South Wales in Sydney, Australia.  We believe that Mr. Byers’ prior financial and business experience, along with his long history with and institutional knowledge of our company and our brands, qualify him to be a member of our Board of Directors.

Kristopher Black has agreed to serve as our Chief Financial Officer effective upon the effectiveness of the registration statement of which this prospectus is a part.  From 2010 until joining us, Mr. Black served as the Global Finance Director of Aztec Information Services Pty Limited, the market and retail measurement services division of Aegis Group plc, a London Stock Exchange listed company.  During 2009, Mr. Black served as the Co-Founder and a Director of Ovo Energy Limited, a retail energy supply company in the United Kingdom.  From 2008 until 2009, Mr. Black served as the Group Financial Controller of Innocent Drinks, a United Kingdom company that develops, manufactures and distributes smoothies, juice and vegetable pots.  From 2006 until 2008, Mr. Black served as the U.K. Financial Controller of IMG, a private equity owned global sports, entertainment and media company.  From 2000 until 2006, Mr. Black held various finance positions in the United Kingdom and Australia.  Mr. Black is a graduate of the Australian Institute of Company Directors and holds a graduate diploma in accounting from the Institute of Chartered Accountants in Australia.  Mr. Black graduated from Australian National University in 2000 with bachelors of economics and bachelors of commerce degrees in accounting, finance and management.

Tim Morris has served as our Chief Operations Officer since 2012.  Mr. Morris joined our company in 2007 as our Operations Manager and was promoted to Director of Human Resources in 2010.  Mr. Morris graduated from Rutgers University in 2002 with a diploma certification in Human Resources Management and from Catholic University Institute of Counseling in 2003 with a graduate diploma in counseling.

John D. Caleo has agreed to join our board of directors upon the effectiveness of the registration statement of which this prospectus is a part.  From 1998 until 2007 Mr. Caleo served in various positions at Victoria’s Secret Stores, including as Executive Vice President of Brand Design. Prior to serving with Victoria’s Secret Stores Mr. Caleo has worked in the capacity of creative, design and merchandizing executive for a number of fashion brand houses, including Warnaco/Olga and Mary McFadden Inc. Since 2007 Mr. Caleo provides consulting services in fashion design and marketing.  Mr. Caleo studied design arts at the State University of New York and illustration and fashion design at the Fashion Institute of Technology in 1973.  We believe that Mr. Caleo’s prior business experience in the fashion and apparel industries qualifies him to be a member of our Board of Directors.

John D. Goodman has agreed to join our board of directors upon the effectiveness of the registration statement of which this prospectus is a part. Mr. Goodman has more than 20 years of experience in the retail industry. From November 2009 until January 2012, Mr. Goodman served as Executive Vice President, Apparel and Home at Sears Holding Corporation.  Prior to joining Sears Holding Corporation, Mr. Goodman served from November 2008 until October 2009 as the Chief Executive Officer of Charlotte Russe Holding, Inc., a NASDAQ listed mall-based specialty retailer offering fashion-forward merchandise with a core emphasis on the lifestyle trends of young women in their teens and twenties.  Prior to joining Charlotte Russe Holding, Inc., Mr. Goodman served from April 2008 until October 2008 as President and Chief Executive Officer of Mervyn’s LLC department stores, a mall-based retailer offering family-focused fashions and home décor, which voluntarily filed for chapter 11 bankruptcy in 2008. Prior to joining Mervyn’s, Mr. Goodman served from June 2005 until March 2008 as President and General Manager of the Dockers brand at Levi Strauss & Co.. Prior to that, he was Senior Vice President and Chief Apparel Officer for Kmart Holding Corporation, and earlier in his career he held various executive positions at Gap, Inc. where he was instrumental in the launch of the Banana Republic Factory Stores and Old Navy Outlet stores. Mr. Goodman began his career in the Executive Training Program at Bloomingdale’s. Mr. Goodman earned a bachelor’s degree from the University of Maryland in 1986.  We believe that Mr. Goodman’s prior business experience in the fashion and apparel industries qualifies him to be a member of our Board of Directors.

John Petty has agreed to join our board of directors upon the effectiveness of the registration statement of which this prospectus is a part. Since 1993, Mr. Petty has been a lecturer in management accounting and small business at the University of Technology, Sydney in Australia. Since 2011, Mr. Petty has served on the board of directors and has been the chair of the compliance audit and risk committee of Chesterfield Australia Pty Limited, a private Australian company that specializes in the distribution of John Deere equipment.  Mr. Petty is currently a Fellow of the Institute of Chartered Accountants in Australia (ICAA) and a Certified Practicing Accountant and a member of the finance committee of CPA Australia.  Mr. Petty served from 2001 to 2007 as National Vice-President and Director of CPA Australia, from 1997 to 2002 as Chairman of CPA Australia Strategic Business Management Centre of Excellence, and from 2003 to 2006  as Australia’s representative on the International Federation of Accountants Professional Accountants in Business Committee. Mr. Petty received a bachelor of commerce degree in accounting from the University of New South Wales in Sydney, Australia in 1975 and a master’s of business degree from the University of Technology, Sydney in Australia in 2004.  We believe that Mr. Petty’s prior financial and accounting experience qualifies him to be a member of our Board of Directors.

Significant Employees

Biographical information with respect to each of our significant employees who are not executive officers is set forth below.

Andrew (“Drew”) Down

Drew Down is our Creative Director of the Insight brand.  Mr. Down, an ex-professional surfer, joined us in 1999 after founding the Insight brand as a surfboard program in 1987 and developing the first Insight branded apparel in 1997. Mr. Down applies his experience and expertise in the surf and apparel industries to oversee the design, innovation, and quality of the Insight brand.

George Gorrow

George Gorrow is our Creative Director of the Ksubi brand.  Mr. Gorrow joined us in 2000 and has over 17 years of experience in fashion and graphic design, with a specialty in denim design, laundry and construction and eyewear design. Mr. Gorrow is the vision behind our seasonal fashion and marketing direction and is responsible for the creation of the award winning Insight marketing campaigns.

Natalie Wood

Natalie Wood is our Creative Director of the Something Else brand.  Ms. Wood joined us in 2000 as the Women’s-wear Creative Director of the Insight Brand.  Ms. Wood graduated in 1994 from RMIT University in Melbourne, Australia with a bachelor’s degree in fashion design and received the top student award and the Levi Strauss Award.

Director Independence

Messrs. Hodge and Byers are currently the only members of our board of directors.  Messrs. Caleo, Goodman and Petty have agreed to join our board of directors effective upon the effectiveness of the registration statement of which this prospectus is a part. As of the effectiveness of the registration statement of which this prospectus is a part, Mr. Byers will be the only member of our board of directors who is not independent under the current listing standards of The NASDAQ Capital Market and the rules and regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Committees of the Board of Directors

Since our company was formed on January 20, 2012, our board of directors has acted twice by unanimous written consent.  The board of directors does not have a formal policy regarding attendance by members at the annual meetings of stockholders, but we strongly encourage all members of our board of directors to attend annual meetings of stockholders and we expect such attendance except in the event of exigent circumstances.

Executive sessions of our board of directors consisting only of non-management directors will be held at least once per year, and periodically as determined by the non-management directors.  Such executive sessions will typically occur immediately following the regularly scheduled quarterly meetings of the board of directors, or at any other time and place as the non-management directors may determine.

Our board of directors intends to adopt, effective upon the effectiveness of the registration statement of which this prospectus is a part, charters for its audit, compensation and nominating and corporate governance committees. Each of these committees has the composition and responsibilities described below.

Audit Committee

Effective upon the effectiveness of the registration statement of which this prospectus is a part, our audit committee will consist of John Petty (Chair), John Caleo and John Goodman, each of whom satisfies the independence criteria of Rule 10A-3 under the Exchange Act and the listing standards of The NASDAQ Capital Market.  Our board of directors intends to adopt, effective upon completion of this offering, a charter of the audit committee. Under such charter, the audit committee will be responsible for, among other things:

•                  Selecting, retaining, terminating and determining the compensation of our independent auditor;

•                  Reviewing with management and our independent auditors our annual audited financial statements and quarterly unaudited financial statements, reports and earnings releases;

•                  Reviewing with management and our independent auditors significant financial reporting issues and practices, and any changes in accounting principles and disclosure practices;

•                  Reviewing the proposed scope of our annual audit and approving the audit fees to be paid in connection with the annual audit;

•                  Reviewing with our financial and accounting staff the adequacy and effectiveness of our accounting and internal and financial controls;

•                  Discussing with the independent auditors the adequacy and effectiveness of our accounting and internal and financial controls;

•                  Assisting our board of directors in monitoring the integrity of our financial statements and our systems of internal control over financial reporting, as well as management’s report and the auditors’ attestation on such matters when such reports and attestations become due;

•                  Reporting to management the performance by the independent auditor of any non-audit services authorized pursuant to our pre-approval policy and procedures;

•                  Providing the report that the SEC requires in our annual proxy statement;

•                  Establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting or auditing matters;

•                  Reviewing and evaluating, at least annually, the performance of our audit department; and

•                  Reviewing annually the audit committee charter and recommending any proposed changes to the board of directors.

Our board of directors intends to conclude that each of the members of the audit committee satisfies the financial literacy requirements of The NASDAQ Capital Market and that John Petty is an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Exchange Act Regulation S-K.

Compensation Committee

Effective upon the effectiveness of the registration statement of which this prospectus is a part, our compensation committee will consist of Harry Hodge (Chair), John Petty and John Goodman, each of whom satisfies the independence criteria of The NASDAQ Capital

Market and is an outside director within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended. In addition, our board of directors intends to adopt, effective upon completion of this offering, a charter of the compensation committee. Under such charter, our compensation committee will be responsible for, among other things:

•                  Discharging the responsibilities of our board of directors relating to compensation practices for our executive officers and other key employees, as the committee may determine;

•                  Reviewing and making recommendations to our board of directors with respect to our employee benefits plans, compensation and equity-based plans and compensation of directors;

•                  Making determinations with respect to the compensation and benefits of the chief executive officer and approving the compensation and benefits of the other executive officers;

•                  Making determinations with respect to any equity grants to non-executive employees;

•                  Handling any other compensation matters as may be directed by the board of directors;

•                  Reviewing and recommending to the board of directors for approval the frequency with which we will conduct stockholder advisory votes on executive compensation; and

•                  Reviewing annually the compensation committee charter and recommending any proposed changes to the board of directors.

Nominating and Corporate Governance Committee

Effective upon the effectiveness of the registration statement of which this prospectus is a part, our nominating and corporate governance committee will consist of Harry Hodge (Chair), John Petty and John Caleo, each of whom satisfies the independence criteria of The NASDAQ Capital Market.  In addition, our board of directors intends to adopt, effective upon completion of this offering, a charter of the nominating and corporate governance committee.  Under such charter, the nominating and corporate governance committee will be responsible for, among other things:

•                  Selecting potential candidates for our board of directors;

•                  Making recommendations to our board of directors concerning the structure and membership of the other board committees;

•                  Considering any director candidates recommended by our stockholders in accordance with our bylaws;

•                  Monitoring compliance with our code of business conduct and ethics;

•                  Reviewing the compensation and performance of our board of directors and making recommendations to our board of directors regarding director compensation; and

•                  Reviewing annually the nominating and corporate governance committee charter and recommending any proposed changes to the board of directors.

Corporate Governance Matters

Our board of directors intends to adopt, effective upon the effectiveness of the registration statement of which this prospectus is a part, a code of business conduct and ethics, which will be applicable to all of our directors, executive officers and employees, including our principal executive officer, principal financial officer and persons performing similar functions. We will make available free of charge on or through our internet website certain items related to corporate governance matters, including, among other things, charters of various committees of the board of directors, and our code of business conduct and ethics. Our internet website is www.bleachgroup.net. We intend to disclose on this internet website any amendments to or waivers from our code of business conduct and ethics as well as any amendments to the charters of various committees of our board of directors. Any stockholder also may obtain copies of these documents, free of charge, by sending a request in writing to: Bleach Group, Inc., Attention: Secretary.

EXECUTIVE COMPENSATION

The following table sets forth certain information concerning the compensation of Mark Byers, our Chief Executive Officer and President.  Mr. Byers was our only executive officer that received any form of compensation during our fiscal years ended December 31, 2011 and 2010 and is the only person who qualifies as a named executive officer of our company under applicable SEC regulations.

Mr. Byers received a cash salary and a discretionary cash bonus, as indicated below. No other compensation was paid to Mr. Byers.

Our Compensation-Setting Process

Our compensation arrangements with our named executive officer have been the result of arm’s-length negotiations between the Company and the named executive officer.  When we become a publicly-held company we will have a compensation committee of independent directors who will establish compensation criteria and oversee the compensation process.

Elements of Our Compensation Program

The two key elements of our compensation package for our named executive officer are base pay and a discretionary performance bonus. We do not use specific formulas or weightings in determining the allocation of the various pay elements; rather, each executive officer’s compensation has been designed to provide a combination of fixed and at-risk compensation that is tied to achievement of the Company’s short- and long-term objectives.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(1)	Total ($)(1)

Mark Byers,	2011	148,335	0	148,335
Chief Executive Officer and President	2010	132,255	0	132,255

(1)         During the fiscal years ended December 31, 2011 and 2010, Mr. Byers’ salary was paid in Australian dollars at AUS$150,000, which salary was converted to US dollars using the average exchange rate for the periods.  The exchange rate used for 2011 was AUS$1 = US$1.045 and for 2010 was AUS$1 = US$1.0437.

Employment and Other Agreements

Stock Incentive Plan

We intend to adopt a stock incentive plan prior to the completion of this offering, which we refer to as the plan, under which employees, officers, directors and consultants of us and our affiliates will be eligible to receive options to acquire shares of our common stock, stock appreciation rights, restricted and unrestricted stock, restricted stock units and other stock-based or stock-denominated awards. We will reserve a total of 450,000 shares of common stock for issuance under the plan, subject to certain adjustments for changes in capitalization as provided in the plan. The plan will be administered by our board of directors or a committee of the board as may be designated by the board.  The administrator of the plan will determine the persons who are entitled to receive awards, the number of shares subject to each such award and the terms and conditions of such awards, including any restrictions on vesting or exercisability.

Employment Agreements

On July 1, 2011, our subsidiary Bleach Pty Limited, an Australian company limited by shares (“Bleach Australia”), entered into an employment agreement with Mark Byers, our Chief Executive Officer and President, pursuant to which Mr. Byers is paid an annual salary of AUS$150,000 per year.  The employment agreement provides for at-will employment (subject to certain notice requirements before termination by either party).  The employment agreement is governed by Australian law.

On February 20, 2012, Bleach Australia entered into an employment agreement with Tim Morris, our Chief Operations Officer, pursuant to which Mr. Morris is paid an annual salary of AUS$120,000 per year.  The employment agreement provides for at-will employment (subject to certain notice requirements before termination by either party).  The employment agreement is governed by Australian law.

On April 30, 2012, Bleach Australia entered into an employment agreement with Kristopher Black.  The employment agreement provides that Mr. Black will become our Chief Financial Officer effective in August 2012, or such other time as agreed between us and Mr. Black.  It is our intention that this employment agreement will become effective upon completion of this offering. Under the terms of the employment agreement, Mr. Black will be paid an annual salary of AUS$200,000 per year and will be eligible to receive a discretionary annual cash bonus in an amount equal to 40% of his annual gross salary and a discretionary annual stock bonus in an amount equal to no more than two times his annual gross salary.  The employment agreement also provides that, subject to the approval of our Board of Directors and the Compensation Committee of our Board of Directors, upon commencement of employment Mr. Black will receive an award of stock options valued at $300,000 and exercisable at 120% of the offering price of the stock in this offering.  Such stock options will vest in three equal annual installments commencing on the 12 month anniversary of Mr. Black’s employment commencement date. The employment agreement provides for at-will employment (subject to certain notice requirements before termination by either party).  The employment agreement is governed by Australian law.

DIRECTOR COMPENSATION

We have not paid any compensation to the members of our board of directors.  After completion of this offering, we intend to pay the members of our board of directors that are not executive officers an annual compensation of $50,000 and intend to grant to each such member of our board of directors stock options valued at $100,000.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Person Transactions

Reorganization

Bleach Group, Inc. was incorporated in the State of Delaware on January 20, 2012. Our business has historically been conducted through the following separately owned operating entities: Hombeck Trading Limited, a British Virgin Islands international business company (“Hombeck”), Bleach Pty Limited, an Australian company limited by shares (“Bleach Australia”), Ksubi Pty Limited, an Australian company limited by shares (“Ksubi Pty”), and Something Else By Natalie Wood Pty Limited, an Australian company limited by shares (“Something Else Pty”).  The following chart identifies the owners of Hombeck, Bleach Australia, Ksubi Pty and Something Else Pty prior to the Reorganization, along with their respective ownership percentages therein.

	Hombeck	Bleach Australia	Ksubi Pty	Something Else Pty
Grand Corporate Ltd.	50%	50%	25%	37.5%
Layabi Pty Ltd.(1)	30%	30%	—	—
Clear Agencies Pty Ltd.(2)	20%	10%	—	—
Kauai Pty Ltd.(3)	—	—	40%	—
Naturally N Pty Ltd.(4)	—	—	—	25%
Layabitoo Pty Ltd.(1)	—	—	18%	22.5%
Royalty & Heroism Pty Ltd.	—	10%	—	—
Mad Industries Ltd.(2)	—	—	17%	15%

(1) This entity is controlled by Mark Byers, our Chief Executive Officer and President.

(2) This entity is owned and controlled by Drew Down, our Creative Director of Insight.

(3) This entity is owned and controlled by Harry Hodge, the Chairman of our Board of Directors.

(4) This entity is owned and controlled by Natalie Wood, our Creative Director of Something Else.

On May 10, 2012, in order to facilitate this initial public offering, (i) the predecessor owners of Hombeck, Bleach Australia and Ksubi Pty transferred their ownership interests in each of such entities to Bleach Group, Inc., (ii) the predecessor owners of Something Else Pty transferred their ownership interests in such entity to Bleach Australia and (iii) Jesse Faen transferred his 10% ownership interest in Bleach USA, Inc. to Hombeck, each in exchange for shares of common stock of Bleach Group, Inc. The following chart sets forth the number of shares of common stock and percentage of ownership of Bleach Group, Inc. that such transferees received in the Reorganization.

Name	Number of Shares of Common Stock	Percentage of Ownership
Grand Corporate Ltd.	2,422,700	40.4%
Layabi Pty Ltd.	1,093,952	18.2%
Kauai Pty Ltd.	671,883	11.2%
Royalty & Heroism Pty Ltd.	551,729	9.2%
Clear Agencies Pty Ltd.	413,416	6.9%
Layabitoo Pty Ltd.	410,059	6.8%
Naturally N Pty Ltd.	222,091	3.7%
Mad Industries Ltd.	170,281	2.8%
Jesse Faen	43,889	0.7%
Total	6,000,000	100%*

* Percentages do not equal 100% due to rounding.

As a result of the Reorganization, Hombeck, Bleach Australia, Ksubi Pty and Something Else Pty are now direct or indirect subsidiaries of Bleach Group, Inc.  The post-reorganization structure of Bleach Group, Inc. is as follows:

Product Supplier

Our major product supplier, Jams Clothing Limited (HK) (“Jams”), is owned by one of our principal stockholders, Grand Corporate Limited. The approximate aggregate dollar value of our transactions with Jams for fiscal years 2011 and 2010 was $13,545,263 and $14,313,300, respectively.

Secured Loan Facility

On August 9, 2011 we entered into a secured loan facility with Glowturn Pty Limited (“Glowturn”), a private company owned by a Byers’ family trust that is controlled by Mark Byers, our Chief Executive Officer, President and Director, pursuant to which we initially borrowed $2,238,000.  The loan was due on June 30, 2012 and we are currently negotiating a one-year extension.  The loan is secured by all of the current and future assets of our subsidiary Bleach Pty Limited.

This facility accrues interest (i) at a rate equal to the ANZ Banking Group Limited standard variable housing loan interest rate from time to time for the first $356,000 outstanding under this facility, which rate was 7.8% at the inception of this facility, 7.3% at December 31, 2011 and 6.8% at June 30, 2012, (ii) at a rate equal to 0% for the next $610,000 outstanding under this facility and (iii) at a rate equal to 2.0% per month for the remaining $1,272,000 outstanding under this facility. Additionally, we have agreed to pay Glowturn a non-refundable monthly fee in the amount of $4,100.

Glowturn has the option under this facility to notify us at any time prior to the maturity date that, in lieu of repayment in cash of the amount of this facility that exceeds $1.37 million (but not including the interest thereon), it elects for such amount to be converted into ordinary fully paid shares in the capital of Bleach Pty Limited at a rate equal to $2,238,000/12,500,000 x 100, or $17.90 per share.

Under the terms of this facility, except in limited circumstances, Bleach Pty Limited is not permitted to encumber any of its assets or incur additional indebtedness without Glowturn’s prior written consent.

As of June 30, 2011, the amount outstanding under this facility was $2,242,608 and as of March 31, 2012 the amount outstanding under this facility was $2,291,924.  The largest aggregate amount of principal outstanding during 2011 was $2,238,000 and the largest aggregate amount of principal outstanding during 2012 was $2,291,924. The amount of principal paid from July 1, 2010 until June 30, 2011 was $0 and the amount of principal paid from July 1, 2011 to March 31, 2012 was $0. The amount of interest paid from July 1, 2010 to June 30, 2011 was $98,763 and the amount of interest paid from July 1, 2011 until March 31, 2012 was $213,540.

Guarantee of Debtor Finance Facility

Our obligations under our recently terminated Debtor Finance Facility Agreement with National Australia Bank Limited (“NAB”) were unconditionally and irrevocably guaranteed by Mark Byers, our Chief Executive Officer, President and Director, by Glowturn Pty Limited, a private company owned by Mark Byers, and by Layabi Pty Limited, a private company also owned by Mark Byers. As of December 31, 2011, the amount outstanding under this facility was $3,552,800.  This facility was repaid in full on June 1, 2012, at which time the facility, including Mark Byers’ guaranty thereunder, was terminated.  See “Description of Indebtedness—Debtor Finance Facility Agreement “ below.

Ksubi Supply Agreement and Franchise Agreement

Two of our subsidiaries, Bleach Australia and Ksubi Pty, entered into a strategic supply memorandum of understanding (the “Strategic Supply Agreement”) on December 30, 2009 whereby Bleach Australia agreed to facilitate the sourcing, development, sampling, manufacturing, distribution, invoicing, financing, selling and customer support with respect to the Ksubi brand.  Under the terms of the Strategic Supply Agreement, Bleach Australia sells Ksubi products directly to Ksubi customers, collects payment from such customers, and then remits the payment, less a fee equal to nine percent of net sales, to Ksubi Pty.  Bleach Australia also charges Ksubi Pty an annual management fee in the amount of AUS$215,000. We intend to terminate this agreement following completion of this offering.

Ksubi Pty granted franchise rights to an independent third party that owns eight Ksubi retail stores in Australia. Under this franchise arrangement, the third party franchise operator purchases Ksubi product from Bleach Pty Ltd. at full wholesale prices and pays a franchise fee to Ksubi Pty Ltd. equal to 10% of retail sales. We have entered into preliminary discussions to acquire this independent franchise operator for approximately $3 million following completion of this offering pursuant to which the independent franchise operator will become a wholly-owned subsidiary of Ksubi Pty. No definitive documentation regarding such acquisition is currently in place.

Related Party Services

Bleach Australia has a related party receivable at March 31, 2012 and at June 30, 2011 of $1,432,373 and $2,669,645, respectively, from Ksubi Pty. This receivable relates to service fees charged and general expenses paid on behalf of Ksubi Pty. Ksubi Pty shares office space and employees with Bleach Australia. Because the two companies have commonality of ownership and management control, the reported operating results and financial position of the companies could significantly differ from what would have been obtained if such entities were autonomous, because if each company had to obtain its own separate facilities and employees, its costs would increase.

Policy Concerning Conflicts of Interest

Our code of business conduct and ethics, which will be posted on the Corporate Governance tab of the Investors section of our website, available at www.bleachgroup.net, which sets forth legal and ethical guidelines for all of our directors, executive officers and employees, states that directors, executive officers and employees must avoid relationships or activities that interfere or appear to interfere with the interests of the Company as a whole and requires that, among other things, any conflicts of interest involving a director or executive officer be disclosed to, and receive the approval of, the board of directors and any conflicts of interest involving one of our employees be disclosed to, and receive the approval of, such employee’s supervisor or our chief executive officer.  Our Nominating and Corporate Governance Committee charter, which will also posted on the Corporate Governance tab of the Investors section of our website, makes clear that our Nominating and Corporate Governance Committee is responsible for monitoring compliance with the our code of business conduct and ethics, investigating any alleged breach or violation thereof and, subject to the terms of the code, to enforce the provisions thereof.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of June 30, 2012, and as adjusted to reflect the sale of our common stock in this offering, assuming no exercise by the underwriter of its over-allotment option, for the following persons:

•                  each person who we know beneficially owns more than 5% of our outstanding common stock;

•                  each of our named executive officers;

•                  each of our directors; and

•                  all of our named executive officers and directors as a group.

Beneficial ownership is determined in accordance with SEC rules. Unless otherwise indicated below, and except to the extent authority is shared by spouses under applicable law, the persons and entities named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. The number of shares beneficially owned and the percentage of ownership of each person or entity includes shares of our common stock subject to options held by that person or entity that are currently exercisable or exercisable within 60 days of June 30, 2012. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

	Shares Beneficially Owned Prior to Offering*		Shares Beneficially Owned After Offering
Name of Beneficial Owner	Number	Percent	Number	Percent
More than 5% Stockholders
Grand Corporate Limited(1)	2,422,700	40.4%	2,422,700	26.9%
Mark Byers(2)	1,504,011	25.1%	1,504,011	16.7%
Harry Hodge(3)	671,883	11.2%	671,883	7.5%
Drew Down(4)	583,697	9.7%	583,697	6.5%
Royalty & Heroism Pty Limited(5)	551,729	9.2%	551,729	6.1%
Named Executive Officers and Directors*
Mark Byers, CEO, President and Director(2)	1,504,011	25.1%	1,504,011	16.7%
Harry Hodge, Director(3)	671,883	11.2%	671,883	7.5%
John D. Caleo, Director(6)	*	*	*	*
John Goodman, Director(6)	*	*	*	*
John Petty, Director(6)	*	*	*	*
All named executive officers and directors as a group (5 persons):	2,175,894	36.3%	2,175,894	24.2%

*Less than one percent.

(1) Grand Corporate Limited owns our major product supplier Jams Clothing Limited (HK). The address of Grand Corporate Limited is 7th Floor, No 13 Kwai Cheong Centre, Kwai Cheong Road, Kwai Chung, Hong Kong.

(2) Represents 1,093,952 shares held by Layabi Pty Limited and 410,059 shares held by Layabitoo Pty Limited. Mr. Byers is the main beneficiary of, and has control over, each of Layabi Pty Limited and Layabitoo Pty Limited and has sole voting and dispositive control over the shares held by each. The address of each of Layabi Pty Limited and Layabitoo Pty Limited is Level 3, 304-318 Kingsway, Caringbah, New South Wales, 2229, Australia.

(3) Represents 671,883 shares held by Kauai Pty Limited. Mr. Hodge owns and controls Kauai Pty Limited and has sole voting and dispositive control over the shares. The address of Kauai Pty Limited is Suite 607, 20 Bungan Street, Mona Vale, New South Wales, 2103, Australia.

(4) Represents 413,416 shares held by Clear Agencies Pty Limited and 170,281 shares held by Mad Industries Limited.  Drew Down, our Creative Director of Insight, owns and controls each of Clear Agencies Pty Limited and Mad Industries Limited. The address of each of Clear Agencies Pty Limited and Mad Industries Limited is Level 7, 11 Help Street, Chatswood, New South Wales, 2067, Australia.

(5) The address of Royalty & Heroism Pty Limited is Unit 2, 154 Hastings Street, Bondi, New South Wales, 2026, Australia

(6) Messrs. Caleo, Goodman and Petty have each agreed to serve on our board of directors effective immediately after the effectiveness of the registration statement of which this prospectus is a part.

DESCRIPTION OF INDEBTEDNESS

Debtor Finance Facility Agreement

On November 2, 2010, our subsidiary Bleach Pty Limited entered into a secured Debtor Finance Facility Agreement with National Australia Bank Limited (“NAB”) pursuant to which we could offer for sale, and NAB could purchase, certain of our accounts receivable on an account by account basis, up to an aggregate maximum amount of $5.087 million, provided that NAB could reject any such offer in its sole discretion.  As of December 31, 2011, the amount outstanding under this facility was $3,552,800. We repaid this facility in full with the proceeds of the Moneytech facility described below on June 1, 2012, at which time the facility was terminated and all liens thereunder were released.

The effective purchase price of each account receivable was the gross invoice amount of such account receivable, less a purchase charge equal to 0.15% of such amount, provided that NAB could retain 20% of the purchase price in a retention reserve account for the purpose of satisfying any outstanding amounts owing to it under this facility or otherwise. We were also required to pay NAB a monthly facility fee equal to 9.98% per annum of the outstanding balance of this facility. In the event that the amount outstanding under this facility at any time exceeded $5.087 million, or that any amounts were not repaid to NAB when due under the terms of this facility, we would have been required to pay a fee equal to 15.98% of such excess or overdue amount.

Our obligations under this facility were unconditionally and irrevocably guaranteed by Mark Byers, our Chief Executive Officer, President and Director, by Glowturn Pty Limited, a private company owned by Mark Byers, and Layabi Pty Limited, a private company also owned by Mark Byers.

The Reorganization may have resulted in a breach of this facility due to our failure to receive NAB’s written consent prior to the effectiveness of the Reorganization. However, this potential breach resulted in no adverse consequences to us and our decision to repay and terminate this facility was not affected thereby.

Confirmed Capital Agreement

On May 23, 2012, our subsidiary Bleach Pty Limited entered into a Confirmed Capital Agreement and Trade Credit Agreement with Moneytech Finance Pty Limited (“Moneytech”). Under the terms of this agreement, Moneytech may purchase certain of our trade receivables up to an aggregate maximum amount of $3.2 million and extend trade credit for supply chain purposes of $1.0 million. The effective purchase price for such receivables is the gross invoice amount less a purchase charge of 0.18%. We are also required to pay Moneytech a monthly facility fee on all outstanding amounts equal to the Reserve Bank of Australia rate plus 6.73%, provided that such fee will increase to the Reserve Bank of Australia rate plus 10.73% to the extent any amount is overdue.  The agreement may be terminated by either party upon 180 days’ prior written notice.

As of June 30, 2012, the amount outstanding under the confirmed capital facility was $3,114,310 and under the trade credit facility was $982,674.  The largest aggregate amount of confirmed capital outstanding since inception of this facility was $3,372,346 (which amount exceeded the facility limit for a period of three days with the permission of Moneytech due to a banking system delay in the transfer of funds from one of our retail customers) and the largest amount of trade credit finance outstanding since inception was $1,000,000.

Ksubi Indebtedness

On March 9, 2010, we purchased all of the assets related to the Ksubi business, including the Ksubi trademark, from Tsubi Pty Limited and Tsubi (Retail) Pty Limited (together, “Tsubi”) out of bankruptcy in Australia for an aggregate purchase price of approximately $5 million plus interest at a rate of 3.25% per annum above the average “bid rate” quoted by Reuters Monitor System.  The purchase price was financed by Westpac Banking Corporation (“Westpac”) and is secured by substantially all of the assets of Ksubi Pty Limited.  As of March 31, 2012, we have paid approximately $2,054,000 of the purchase price.  The outstanding balance of $2,946,000 is payable in individual quarterly principal installments of $381,500, due on each January 31, April 30, July 31 and October 31 until satisfied in full, provided that interest is payable on a monthly basis in arrears.

Related Party Indebtedness

Secured Loan Facility

On August 9, 2011 we entered into a secured loan facility with Glowturn Pty Limited (“Glowturn”), a private company owned by a family trust that is controlled by Mark Byers, our Chief Executive Officer, President and Director, pursuant to which we initially borrowed $2,238,000.  The loan was due on June 30, 2012 and we are currently negotiating a one-year extension.  The loan is secured by all of the current and future assets of our subsidiary Bleach Pty Limited.

This facility accrues interest (i) at a rate equal to the ANZ Banking Group Limited standard variable housing loan interest rate from time to time for the first $356,000 outstanding under this facility, which rate was 7.8% at the inception of this facility, 7.3% at December 31, 2011 and 6.8% at June 30, 2012, (ii) at a rate equal to 0% for the next $610,000 outstanding under this facility and (iii) at a rate equal to 2.0% per month for the remaining $1,272,000 outstanding under this facility. Additionally, we have agreed to pay Glowturn a non-refundable monthly fee in the amount of $4,100.

Glowturn has the option under this facility to notify us at any time prior to the maturity date that, in lieu of repayment in cash of the amount of this facility that exceeds $1.37 million (but not including the interest thereon), it elects for such amount to be converted into ordinary fully paid shares in the capital of Bleach Pty Limited at a rate equal to $2,238,000/12,500,000 x 100, or $17.90 per share.

Under the terms of this facility, except in limited circumstances, Bleach Pty Limited is not permitted to encumber any of its assets or incur additional indebtedness without Glowturn’s prior written consent.

As of June 30, 2011, the amount outstanding under this facility was $2,242,608 and as of March 31, 2012 the amount outstanding under this facility was $2,291,924.  The largest aggregate amount of principal outstanding during 2011 was $2,238,000 and the largest aggregate amount of principal outstanding during 2012 was $2,291,924. The amount of principal paid from July 1, 2010 until June 30, 2011 was $0 and the amount of principal paid from July 1, 2011 to March 31, 2012 was $0. The amount of interest paid from July 1, 2010 to June 30, 2011 was $98,763 and the amount of interest paid from July 1, 2011 until March 31, 2012 was $213,540.

Bridge Facility

Prior to the completion of this offering we intend to seek a secured, non-convertible bridge loan facility in the amount of up to $3.6 million to satisfy our cash flow and working capital needs through the completion of this offering.  Based upon preliminary discussions with the underwriter in this offering, we expect that the terms of this bridge loan facility will include a 12-month term, a 14% annual interest rate, a 20% original issue discount and warrants to acquire 200,000 shares of our common stock.  No definitive documentation regarding this bridge loan facility is currently in place.

DESCRIPTION OF CAPITAL STOCK

Authorized and Outstanding Capital Stock

Our certificate of incorporation authorizes the issuance of up to 100,000,000 shares of common stock, $.001 par value per share, and 10,000,000 shares of preferred stock, $.001 par value per share, the rights and preference of which may be established from time to time by our board of directors.

As of June 30, 2012, we had outstanding 6,000,000 shares of common stock held by nine holders of record.

Common Stock

Pursuant to our certificate of incorporation, holders of our common stock will be entitled to one vote per share on all matters to be voted upon by our stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock that may be issued following the completion of this offering, common stockholders will be entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for that purpose.  In the event of our liquidation, dissolution or winding up, our common stockholders will be entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. Common stockholders will have no preemptive or conversion rights or other subscription rights.  There will be no redemption or sinking fund provisions applicable to our common stock.

Preferred Stock

Our board of directors is authorized, without any action by our stockholders, to designate and issue up to 10,000,000 shares of preferred stock in one or more series and to designate the powers, preferences and rights of each series, which may be greater than the rights of our common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our common stock until the board of directors determines the specific rights of the holders of our preferred stock. However, the effects might include, among other things:

•                  impairing dividend rights of our common stock;

•                  diluting the voting power of our common stock;

•                  impairing the liquidation rights of our common stock; and

•                  delaying or preventing a change of control without further action by our stockholders.

Underwriter’s Warrant

We have agreed to issue to the underwriter a warrant to purchase a number of shares of our common stock equal to an aggregate of 2% of the shares of our common stock sold in this offering (including any shares issued pursuant to the underwriter’s over-allotment option). The warrant will have an exercise price equal to 120% of the offering price of the shares sold in this offering. The warrant is exercisable commencing one year after the effective date of the registration statement related to this offering, and will be exercisable for four years thereafter. The warrant is not redeemable by us. The underwriter (or permitted assignees under the Rule) may not sell, transfer, assign, pledge, or hypothecate the warrant or the shares of our common stock underlying the warrant, except to any underwriter and selected dealer participating in the offering and their bona fide officers or partners, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrant or the underlying shares of our common stock for a period of 180 days from the date of this prospectus. Additionally, the warrant may not be sold, transferred, assigned, pledged or hypothecated for a one-year period (including the foregoing 180 day period) following the effective date of the registration statement except to any underwriter and selected dealers participating in the offering and their bona fide officers or partners. The warrant will provide for adjustment in the number and price of such warrant (and the shares of common stock underlying such warrant) in the event of recapitalization, merger or other structural transaction to prevent mechanical dilution.

Indemnification and Limitation of Director and Officer Liability

Our certificate of incorporation provides that our current and former directors and officers shall be entitled to be indemnified by us to the fullest extent permitted by the Delaware General Corporation Law. Such indemnification is mandatory. Additionally, our certificate of incorporation permits, but does not require, the indemnification in certain circumstances of employees or other agents to the extent permitted by the Delaware General Corporation Law. Our certificate of incorporation expressly provides that the advancement of expenses to directors and officers is mandatory and not subject to the discretion of our board of directors, provided that any of our directors or officers who request advancement must undertake to repay the advanced amounts if it is determined that such person is not entitled to be indemnified by us. Additionally, our certificate of incorporation permits, but does not require, the advancement of expenses to any of our employees or other agents that are entitled to indemnification, provided that any of such employees or other agents who request advancement must undertake to repay the advanced amounts if it is determined that such person is not entitled to be indemnified by us.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation. Section 145 of the Delaware General Corporation Law also provides that expenses (including attorneys’ fees) incurred by a director or officer in defending an action may be paid by a corporation in advance of the final disposition of an action if the director or officer undertakes to repay the advanced amounts if it is determined such person is not entitled to be indemnified by the corporation. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

In addition, Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. Our certificate of incorporation provides for such limitations of liability.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees as to which indemnification is sought, nor are we aware of any threatened litigation or proceeding that may result in claims for indemnification.

Anti-Takeover Effects of Provisions of our Charter and Bylaws

Certain provisions of Delaware law, our certificate of incorporation and our bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquiror outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Blank Check Preferred Stock

The ability to authorize “blank check” preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Classified Board of Directors

Our bylaws provide for a board of directors serving staggered, three-year terms. Approximately one-third of our board of directors will be elected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of our company. It could also delay stockholders who do not agree with the policies of the board of directors from removing a majority of the board of directors for two years.

Election and Removal of Directors

Our bylaws prohibit cumulative voting in the election of directors. Our bylaws provide that our directors may be removed by our stockholders only for cause. Our bylaws also provide that vacancies on the board may be filled by a majority of directors then in office, or by a sole remaining director. These provisions may discourage, delay or prevent the removal of incumbent directors.

Calling of Special Meetings of Stockholders

Our bylaws provide that special meetings of our stockholders may be called only by our board of directors, the chairperson of the board, our chief executive officer or our president (in the absence of a chief executive officer). Our bylaws expressly provide that special meetings of stockholders may not be called by any other person, which would include stockholders.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors. The bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding business to be conducted at a special or annual meeting of the stockholders. However, our bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Delaware Anti-Takeover Statute

We will be subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•                  Prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•                  Upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•                  At or subsequent to the time of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting securities. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We anticipate that Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

The provisions of Delaware law, our certificate of incorporation and our bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is VStock Transfer, LLC and its business address is 77 Spruce Street, Suite 201, Cedarhurst, NY 11516, and its telephone number is 212-828-8436.

NASDAQ Listing

We will be applying for listing of our common stock on The NASDAQ Capital Market under the symbol “    .”

SHARES ELIGIBLE FOR FUTURE SALE

Immediately prior to the commencement of this offering, there was no public market for our common stock. Future sales of substantial amounts of our common stock in the public market could adversely affect the market price of our common stock. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of contractual and legal restrictions on resale described below, sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and our ability to raise capital in the future.

Upon the completion of this offering, we will have outstanding an aggregate of  9,000,000 shares of common stock, assuming the issuance of 3,000,000 shares of common stock in this offering and assuming that the underwriter does not exercise its option to purchase up to an additional 450,000 shares. Of these outstanding shares, all 3,000,000 shares sold by us in the offering will be freely tradable without restriction or further registration under the Securities Act, unless these shares are purchased by “affiliates” as that term is defined in Rule 144 under the Securities Act. The 6,000,000 shares of our common stock outstanding prior to the completion of this offering and held by existing stockholders will be “restricted securities” as that term is defined in Rule 144 under the Securities Act. Restricted shares may be sold in the public market only if registered or if they qualify for exemption under Rules 144 or 701 promulgated under the Securities Act, which rules are summarized below, or another exemption.

Lock-up Agreements

We have obtained lock-up agreements from each of our officers, directors and stockholders owning 2% or more of our common stock and their respective affiliates who, immediately prior to the commencement of this offering, collectively held over 96% of our shares. Pursuant to the lock-up agreements, each such stockholder has agreed that such stockholder will not, directly or indirectly, offer, sell, pledge, contract to sell, grant any option to purchase or otherwise transfer or dispose of any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, for a period of one year following the date of this prospectus, without the prior written consent of the underwriter, subject to an extension in the event we issue an earnings release or make a public announcement of a material event during the last 17 days of the lock-up period; provided, however, that up to 100,000 shares of our common stock beneficially held by non-executive officers, as designated by us, are exempt from such lock-up restrictions. The lock-up agreements permit transfers of shares of our common stock in limited circumstances, provided that the transferee agrees to be bound in writing by the provisions of the lock-up agreement.

As a result of these lock-up agreements and rules of the Securities Act, the restricted shares will be available for sale in the public market, subject to certain volume and other restrictions, and subject to release as mentioned above, as follows:

Date	Number of Shares

On the date of this prospectus	0
For one year following the date of this prospectus*
At various times after the one-year anniversary of the date of this prospectus

*Subject to an extension in the event we issue an earnings release or make a public announcement of a material event during the last 17 days of the lock-up period.

Rule 144

In general, under Rule 144, as currently in effect, a person who owns shares that were acquired from us or one of our affiliates at least six months prior to the proposed sale is entitled to sell, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

•                  one percent of the number of shares of common stock then outstanding, which will equal approximately 90,000 shares immediately after this offering, assuming that the underwriter does not exercise its option to purchase additional shares; or

•                  the average weekly trading volume of the common stock on The NASDAQ Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

In addition to these volume limitations, sales of unregistered shares of our common stock in reliance on Rule 144 may only be made by affiliates if such sales:

•                  are preceded by a notice filing on Form 144;

•                  are limited to broker’s transactions, as such term is defined under Section 4(4) of the Securities Act; and

•                  only occur at a time when current public information about us is available, which generally would require that we are not delinquent with any of our reports required pursuant to Sections 13 or 15(d) of the Exchange Act.

Rule 144 also provides that our affiliates who sell shares of our common stock that are not restricted shares must nonetheless comply with the same restrictions applicable to restricted shares, with the exception of the holding period requirement.

Under Rule 144, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than one of our affiliates, is entitled to sell such shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144.  If the non-affiliate has held the shares for at least one year, then the shares may be sold without regard to the public information provisions of Rule 144.  Therefore, unless otherwise restricted, shares held by non-affiliates may be sold immediately upon the expiration of the lock-up agreements.

Rule 701

In general, under Rule 701 as currently in effect, any of our employees, consultants or advisors who acquire shares from us in connection with a compensatory stock or option plan or other written agreement will be eligible to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.

Penny Stock Rules

Broker-dealer practices in connection with transactions in penny stocks are regulated by certain penny stock rules adopted by the SEC. Penny stocks generally are equity securities with a price of less than US $5.00. Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Our shares may in the future be subject to such penny stock rules in which case our stockholders would, in all likelihood, as a result of the penny stock rules, find it difficult to sell their securities.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES FOR NON-U.S. HOLDERS

The following is a general discussion of certain material U.S. federal income and estate tax consequences in respect of the ownership and disposition of shares of our common stock by a beneficial owner thereof that is a “Non-U.S. Holder.” A “Non-U.S. Holder” is a person or entity that, for U.S. federal tax purposes, is a non-resident alien individual, a foreign corporation or a foreign estate or trust. If a partnership or other flow-through entity is a beneficial owner of our common stock, the tax treatment of a partner in the partnership or an owner of the entity will depend on the status of the partner or other owner and the activities of the partnership or other entity. The test for whether an individual is a resident of the U.S. for federal estate tax purposes differs from the test used for federal income tax purposes. Some individuals may therefore be “Non-U.S. Holders” for purposes of the federal income tax discussion below, but not for purposes of the federal estate tax discussion, and vice versa.

This discussion assumes that Non-U.S. Holders will hold our common stock issued pursuant to the offering as a capital asset (generally, property held for investment). This discussion does not address all aspects of U.S. federal income or estate taxation that may be relevant in light of a Non-U.S. Holder’s special tax status or special tax situation.  U.S. expatriates, “controlled foreign corporations”  and “passive foreign investment companies” are among those categories of potential investors that are subject to special rules not covered in this discussion.  This discussion also does not address any tax consequences arising under the laws of any U.S. state or local taxing jurisdiction or any non-U.S. taxing jurisdiction.  Furthermore, the following discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, and Treasury Regulations and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect.

Distributions on Common Stock

We have not paid any dividends on our common stock and we do not plan to pay any dividends for the foreseeable future.  If we do make distributions on our common stock, however, those payments will constitute dividends for U.S. tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles.  To the extent any such payments exceed our current and accumulated earnings and profits, they will constitute a return of capital and will first reduce a Non-U.S. Holder’s basis in its stock, but not below zero, and then will be treated as gain from a sale of the stock.

Any dividend (out of earnings and profits) paid to a Non-U.S. Holder of common stock generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable tax treaty.  In order to receive a reduced treaty rate, a Non-U.S.  Holder must generally provide us with an IRS Form W-8BEN certifying qualification for the reduced rate.  If the Non-U.S. Holder is eligible for a reduced rate of withholding tax pursuant to a tax treaty, such Holder may obtain a refund of any excess amounts withheld on the payment of a dividend if such Holder files an appropriate claim for refund with the U.S. Internal Revenue Service.

There will be no withholding tax on dividends paid to a Non-U.S. Holder that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if an applicable treaty so provides, the dividends are attributable to a permanent establishment that the Non-U.S. Holder maintains in the United States) if an IRS Form W-8ECI, stating that the dividends are so connected, is provided to us.  Instead, the dividends will be subject to U.S. federal income tax on a net basis, generally in the same manner as if the Non-U.S. Holder were a U.S. citizen or resident alien or a domestic corporation.  A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax,” which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) of the corporate Non-U.S. Holder’s effectively connected earnings and profits, subject to certain adjustments.

Dispositions of Common Stock

A Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain realized on a sale or other disposition of shares of our common stock unless (1) the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if an applicable treaty so provides, the gain is attributable to a permanent establishment that the Non-U.S. Holder maintains in the United States), (2) in the case of Non-U.S. Holders who are nonresident alien individuals, such individuals are present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, or (3) we are or have been a “United States real property holding corporation” within the meaning of Internal Revenue Code section 897(c)(2) at any time within the shorter of the five-year period preceding such disposition or such Non-U.S. Holder’s holding period.  We believe that we are not, and do not anticipate becoming, a United States real property holding corporation.

If you are a Non-U.S. Holder described in (1) above, you will be required to pay tax on the net gain derived from the sale at regular graduated U.S. federal income tax rates, and corporate Non-U.S. Holders described in (1) above may be subject to the additional branch profits tax at a 30% rate or such lower rate as may he specified by an applicable income tax treaty.

Information Reporting and Backup Withholding

Generally, we must report to the U.S. Internal Revenue Service the amount of distributions paid by us in respect of our common stock, the name and address of the recipient and the amount, if any, of tax withheld.  A similar report is sent to the holder.  Pursuant to tax treaties or certain other agreements, the U.S. Internal Revenue Service may make its reports available to tax authorities in the recipient’s country of residence.

Backup withholding will generally not apply to payments of dividends made by us or our paying agents to a Non-U.S. Holder if the Holder has provided its federal taxpayer identification number, if any, or the required certification that it is not a U.S. person (which is generally provided by furnishing an IRS Form W-8BEN, or other applicable form), unless the payor otherwise has knowledge or reason to know that the payee is a U.S. person.

U.S. information reporting and/or backup withholding may also apply to the proceeds of a disposition of our common stock.

Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the U.S. Internal Revenue Service.

Federal Estate Taxes

Shares of our common stock that are owned or treated as owned by an individual who is not a citizen or resident (as defined for U.S. federal estate tax purposes) of the United States at the time of his or her death will be includible in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and therefore may be subject to U.S. federal estate tax.

The preceding discussion of U.S. Federal income and estate tax considerations is for general information only. It is not tax advice. Each prospective Non-U.S. Holder should consult his, her or its own tax advisor regarding the particular U.S. Federal, state, local and non-U.S. tax consequences of purchasing, holding and disposing of shares of our common stock.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement, Wellington Shields & Co. LLC has agreed to purchase from us all 3,000,000 shares of common stock in this offering at a public offering price, less the underwriter’s fee, set forth on the cover page of this prospectus.

The underwriting agreement provides that the obligations of the underwriter to purchase the shares of common stock offered hereby are subject to certain conditions precedent and that the underwriter will purchase all of the shares of common stock offered by this prospectus, other than those covered by the over-allotment option described below, if any of these shares are purchased.

We have been advised by the underwriter that the underwriter proposes to offer the shares of common stock to the public at the public offering price set forth on the cover of this prospectus and to dealers at a price that represents a concession not in excess of $     per share under the public offering price. The underwriter may allow, and these dealers may re-allow, a concession of not more than $     per share to other dealers. After the initial public offering, the underwriter may change the offering price and other selling terms.

We have granted to the underwriter an option, exercisable not later than 45 days after the date of this prospectus, to purchase up to 450,000 additional shares of common stock at the public offering price set forth on the cover page of this prospectus, less the underwriter’s fee. The underwriter may exercise this option only to cover over-allotments made in connection with the sale of the common stock offered by this prospectus. We will be obligated, pursuant to the option, to sell these additional shares of common stock to the underwriter to the extent the option is exercised. If any additional shares of common stock are purchased, the underwriter will offer the additional shares on the same terms as those on which the shares are being offered.

Under our underwriting agreement with Wellington Shields & Co., LLC, we are to pay (or, in some incidences have paid) to the underwriter (a) an underwriting fee equal to 7% of the gross proceeds of the offering, (b) a non-refundable engagement fee of $10,000 and (c) a non-accountable expense allowance equal to 2% of the gross proceeds of the offering.

The following table shows the per share and total underwriting discounts, fees and commissions to be paid to the underwriters by us, as well as the number of warrants issuable to the underwriter.  Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 450,000 additional shares.

	Underwriting Discounts, Fees and Commissions Payable in Cash		Number of Underwriter Warrants Issuable
	No Exercise	Full Exercise	No Exercise	Full Exercise
Per Share	$	$
Total			60,000	69,000

We estimate that our total expenses of this offering, excluding the underwriter’s fee, will be approximately $945,000, which includes our legal and accounting costs and various other fees associated with registering and listing the shares offered hereby.

We have also agreed to issue to the underwriter a warrant to purchase a number of shares of our common stock equal to an aggregate of 2% of the shares of our common stock sold in this offering (including any shares issued pursuant to the underwriter’s over-allotment option). The warrant will have an exercise price equal to 120% of the offering price of the shares sold in this offering. The warrant is exercisable commencing one year after the effective date of the registration statement related to this offering, and will be exercisable for four years thereafter. The warrant is not redeemable by us. The underwriter (or permitted assignees under the Rule) may not sell, transfer, assign, pledge, or hypothecate the warrant or the shares of our common stock underlying the warrant, except to any underwriter and selected dealer participating in the offering and their bona fide officers or partners, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrant or the underlying shares of our common stock for a period of 180 days from the date of this prospectus. Additionally, the warrant may not be sold transferred, assigned, pledged or hypothecated for a one-year period (including the foregoing 180 day period) following the effective date of the registration statement except to any underwriter and selected dealer participating in the offering and their bona fide officers or partners. The warrant will provide for adjustment in the number and price of such warrant (and the shares of common stock underlying such warrant) in the event of recapitalization, merger or other structural transaction to prevent mechanical dilution.

We have agreed to indemnify the underwriter against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriter may be required to make in respect of any of these liabilities.

We and each of our officers, directors and stockholders owning 2% or more of our common stock and their respective affiliates have agreed not to offer, sell, contract to sell or otherwise dispose of, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any shares of our common stock or other securities convertible into or exchangeable or exercisable for shares of our common stock or derivatives of our common stock owned by these persons prior to this offering or common stock issuable upon exercise of options held by these persons for a period of one year following the effective date of the registration statement of which this prospectus is a part; provided, however, that up to 100,000 shares of our common stock held by non-executive officers, as designated by us, are exempt from such lock-up restrictions.  Transfers or dispositions can be made during the lock-up period in the case of gifts or for estate planning purposes where the donee signs a lock-up agreement. There are no agreements between the underwriter and any of our officers, directors, stockholders or affiliates releasing them from these lock-up agreements prior to the expiration of the one-year period.

The underwriter has advised us that they do not intend to confirm sales to any account over which they exercises discretionary authority.

In connection with the offering, the underwriter may purchase and sell shares of our common stock in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions.

Short sales involve the sale by an underwriter of a greater number of shares than it is required to purchase in the offering. Covered short sales are sales made in an amount not greater than an underwriter’s option to purchase additional shares of common stock from us in the offering. An underwriter may close out any covered short position by either exercising its option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the over-allotment option.

Naked short sales are any sales in excess of the over-allotment option. An underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if an underwriter is concerned that there may be downward pressure on the price of the shares in the open market prior to the completion of the offering.

Stabilizing transactions consist of various bids for or purchases of our common stock made by an underwriter in the open market prior to the completion of the offering.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of our common stock. In addition, these purchases may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The NASDAQ Capital Market, in the over-the-counter market or otherwise.

A prospectus in electronic format is being made available on Internet web sites maintained by underwriter of this offering. Other than the prospectus in electronic format, the information on an underwriter’s web site and any information contained in any other web site maintained by such underwriter is not part of the prospectus or the registration statement of which the prospectus forms a part.

Other Relationships

Wellington Shields & Co. LLC may provide investment banking services to us in the future.

LEGAL MATTERS

The validity of the securities offered in this prospectus is being passed upon for us by Akerman Senterfitt LLP. Moritt Hock & Hamroff LLP is acting as counsel for the underwriter in this offering.

EXPERTS

Our financial statements included in this prospectus and the related financial statement schedules included elsewhere in the registration statement have been audited by either PKF East Coast Practice or Squar, Milner, Peterson, Miranda & Williamson, LLP, each an independent registered public accounting firm, as stated in their respective reports appearing herein and elsewhere in the registration statement and are included in reliance upon the reports of such firms given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1, which includes exhibits, schedules and amendments, under the Securities Act, with respect to this offering of our securities. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted as permitted by the rules and regulations of the SEC. We refer you to the registration statement and its exhibits for further information about us, our securities and this offering. The registration statement and its exhibits, as well as our other reports filed with the SEC, can be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site at http://www.sec.gov that contains the registration statement and its exhibits and other reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

Report of Independent Registered Public Accounting Firm

To the Board of Directors

Bleach Pty Limited

We have audited the accompanying balance sheets of Bleach Pty Limited as of June 30, 2011 and 2010, and the related statements of operations, stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bleach Pty Limited as of June 30, 2011 and 2010, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/S/ PKF

Sydney, Australia
May 11, 2012

BLEACH PTY LIMITED

BALANCE SHEETS

JUNE 30, 2011 AND 2010

	Note	2011	2010
ASSETS
CURRENT ASSETS
Cash and cash equivalents		$3,064	$11,706
Trade and other receivables, net	3	4,953,894	5,179,911
Inventory		2,162,119	1,440,786
Other current assets	5	944,080	595,773
TOTAL CURRENT ASSETS		8,063,157	7,228,176

NON-CURRENT ASSETS
Property, plant and equipment, net	4	790,636	633,329
Intangible assets, net		6,302	4,372
Deferred tax assets	10	326,860	255,891
Receivable from related party	7	2,669,645	5,655,572
TOTAL NON-CURRENT ASSETS		3,793,443	6,549,164

TOTAL ASSETS		$11,856,600	$13,777,340

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Trade and other payables	6	$3,817,807	$4,455,979
Taxes payable	10	937,920	604,707
Accrued expenses		385,857	237,551
Long-term debt, current portion	8	2,703,083	1,854,535
TOTAL CURRENT LIABILITIES		7,844,667	7,152,772

NON-CURRENT LIABILITIES
Long-term debt, net of current portion	8	125,818	114,420
Related party loans	7	1,206,572	5,549,197
Other liabilities		176,638	101,576
TOTAL NON-CURRENT LIABILITIES		1,509,028	5,765,193

TOTAL LIABILITIES		9,353,695	12,917,965

STOCKHOLDERS’ EQUITY
Common stock - no par value; 100 shares authorized and outstanding		86	86
Accumulated other comprehensive income (loss)		288,028	(10,725)
Retained earnings		2,214,791	870,014
TOTAL STOCKHOLDERS’ EQUITY		2,502,905	859,375

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY		$11,856,600	$13,777,340

The accompanying notes are an integral part of these financial statements

BLEACH PTY LIMITED

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED JUNE 30, 2011 AND 2010

	Note	2011	2010

Revenue, net	9	$29,480,515	$28,661,981
Cost of sales		18,714,604	18,036,209
Gross profit		10,765,911	10,625,772

Operating expenses:
Distribution expenses		298,434	325,452
Sales & marketing expenses		1,520,871	1,578,955
Travel expenses		272,664	327,171
Employee benefits		6,045,713	5,683,788
Rent		424,396	371,270
Depreciation		162,848	129,066
General administration expenses		1,434,232	875,213
Income from operations		606,753	1,334,857

Other (income)/expenses:
Unrealised exchange (gains)/losses		(1,121,283)	853,539
Realised exchange (gains)/losses		(304,923)	(782,736)
Other expenses		520,400	448,134

Income before income tax provision		1,512,559	815,920

Income tax provision		167,782	443,634

Net income		1,344,777	372,286

Other comprehensive income
Foreign currency translation		298,753	(10,725)

Comprehensive income		$1,643,530	$361,561

Earnings per share
Basic & diluted		$13,447.77	$3,722.86

Weighted average number of shares outstanding:
Basic & diluted		100	100

The accompanying notes are an integral part of these financial statements

BLEACH PTY LIMITED

STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED JUNE 30, 2011 AND 2010

			Accumlated
			Other		Total
	Common Stock		Comprehensive		Stockholders’
	Shares	Amount	Income (Loss)	Retained Earnings	Equity
Balance - June 30, 2009	100	$86	$—	$497,727	$497,813

Foreign currency translation adjustments			(10,725)		(10,725)

Net income				372,286	372,286

Balance - June 30, 2010	100	86	(10,725)	870,014	859,375

Foreign currency translation adjustments			298,753		298,753

Net income				1,344,777	1,344,777

Balance - June 30, 2011	100	$86	$288,028	$2,214,791	$2,502,905

The accompanying notes are an integral part of these financial statements

BLEACH PTY LIMITED

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED JUNE 30, 2011 AND 2010

	2011	2010

Net income	$1,344,777	$372,286
Adjustments to reconcile net income to net cash used in operating activities:

Depreciation & amortization	162,848	129,066
Provision for doubtful accounts	(114,784)	201,572
Loss on sales of property, plant and equipment	—	701
Non-cash related party transactions	(122,096)	(1,396,613)
Interest under the effective interest rate method	—	(36,981)
Unrealized exchange loss (gain)	(1,121,283)	853,539

(Increase) / decrease in assets:
Trade and other receivables	1,470,842	(622,366)
Inventory	(355,104)	297,126
Other current assets	(193,557)	364,840
Deferred tax assets	(9,708)	(70,044)
Increase/ (decrease) in current liabilities:
Trade and other payables	(1,580,908)	(1,851,970)
Taxes payable	177,489	513,677
Accrued expenses	133,619	9,877
Net cash used in operating activities	(207,865)	(1,235,290)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(98,747)	(131,962)
Proceeds from sale of property, plant and equipment	—	4,409
Purchase of intangible assets	(837)	(1,351)
Net cash used in investing activities	(99,584)	(128,904)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt	—	112,438
Bank overdraft	369,850	887,499
Advances from related parties	—	1,065,966
Repayment of long-term debt	(73,059)	(602,870)
Net cash provided by financing activities	296,791	1,463,033

Effect of exchange rate changes on cash and cash equivalents	2,016	(90,886)

Net (decrease) / increase in cash and cash equivalents	(8,642)	7,953

Cash and cash equivalents at the beginning of the period	11,706	3,753

Cash and cash equivalents at the end of the period	$3,064	$11,706

SUPPLEMENTAL DISCLOSURES:
Cash paid during the year for:
Income tax payments	—	—
Interest payments	$520,399	$485,115

The accompanying notes are an integral part of these financial statements

BLEACH PTY LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2011 AND 2010

Note 1 — ORGANIZATION

Bleach Pty Limited (the “Company”, “we”, “us”, “our”) was formed in 1999 as a proprietary limited entity in New South Wales, Australia.  We design, produce, market, distribute and sell globally recognized brands of youth fashion apparel and accessories, including the Insight brand. We also license and sell products under the Something Else and Ksubi brands. Our goal is to create a contemporary and innovative line of apparel brands for the fashion-forward, popular culture segments of the global youth market through quality, cutting edge, category-comprehensive, quick-to-market and value-for-money brands.  In addition to these three core brands, we work to continuously develop new brands and expand our product lines within the global youth fashion market.

Our brands are currently sold in 40 countries through multiple third-party distribution outlets, including independent retail stores, major account retail stores, department stores and online.  We control distribution of our brands in Australia and have established relationships with independent distributors in the other countries in which our brands are sold.

Note 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements were prepared in conformity with generally accepted accounting principles in the United States of America (“US GAAP”).

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include allowance for doubtful accounts, inventory reserves, estimated useful lives of property and equipment and intangible assets, and  sales returns.

Liquidity Matters

Based upon its current projection of future orders, management believes that its current cash position and available financing provide sufficient resources and operating flexibility through at least the next twelve months.  However, there can be no assurance that projected revenue growth and improvement in operating results will occur or that the Company will successfully implement its plans. In the event cash flow from operations is not sufficient, additional sources of financing will be required in order to maintain the Company’s current operations. Whereas management believes it will have access to other financing sources, no assurance can be given that such additional sources of financing will be available on acceptable terms, on a timely basis or at all.

Foreign Currency Translation

The Company’s functional currency is the Australian Dollar (“AUD”); however, the accompanying financial statements were translated and presented in United States Dollars (“$”, or “USD”).  All assets and liabilities were translated at the exchange rate at the balance sheet date, stockholder’s equity is translated at the historical rates and income statement items are translated at the average exchange rate for the period. Transactions in foreign currencies are initially recorded at the functional currency rate ruling at the date of transaction. Any differences between the initially recorded amount and the settlement amount are recorded as a gain or loss on foreign currency transaction in the statements of operations. The resulting translation adjustments are reported under accumulated other comprehensive income.

Revenue Recognition

The Company’s revenue recognition policies are in compliance with the SEC Staff Accounting Bulletin (“SAB”) 104 (codified in FASB ASC Topic 605). We recognize revenue and the related cost of goods sold at the time the products are delivered to the customers. Revenue is recognized for store sales when the customer receives and pays for the merchandise at the register. For sales through online and catalog orders, we estimate and defer revenue and the related product costs for shipments that are in-transit to the customer. Revenue is recognized at the time we deliver the product. Amounts related to shipping and handling that are billed to customers are recorded in net sales, and the related costs are recorded in cost of goods sold. Revenue earned on the provision of license agreements to third parties is recognised when the Company’s obligations have been met under the license agreement and the amount of revenue can be accurately determined. Revenues are presented net of any taxes collected from customers and remitted to governmental authorities. Provisions for estimated future product returns and allowances are recorded in the period of the sale based on the historical and anticipated future rate of returns.

Income Taxes

The Company utilizes Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 740, Income Taxes, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that were included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company follows FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, (codified in FASB ASC Topic 740). When tax returns are filed, it is likely that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Interest associated with unrecognized tax benefits is classified as interest expense and penalties are classified in selling, general and administrative expenses in the statements of income.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk are cash and cash equivalents, trade and other receivables arising from its normal business activities. The Company places its cash in what it believes to be credit-worthy financial institutions. The Company has a diversified customer base, most of which are in Australia. The Company controls credit risk related to accounts receivable through credit approvals, credit limits and monitoring procedures. The Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk, establishes an allowance, if required, for uncollectible accounts and, as a consequence, believes that its accounts receivable credit risk exposure beyond such allowance is limited.

Cash and Equivalents

Cash equivalents include all highly liquid debt instruments with original maturities of three months or less.

Allowance for Doubtful Accounts

We perform ongoing credit evaluations of our customers and adjust credit limits based upon payment history, the customer’s current credit worthiness and various other factors, as determined by our review of their current credit information. We continuously monitor collections and payments from our customers and maintain allowances for doubtful accounts based upon specific customer circumstances, current economic trends, historical experience and the age of past due receivables. While such credit losses have historically been within our expectations and the provisions established, we cannot guarantee that we will continue to experience the same credit loss rates that we have in the past. Unanticipated changes in the liquidity or financial position of our customers may require additional provisions for doubtful accounts. The allowance for doubtful accounts was $267,445 and $315,647 at June 30, 2011 and 2010, respectively.

Inventory

We value inventory at the lower of cost or market (“LCM”), with cost determined using the weighted-average cost method. We review our inventory levels in order to identify slow-moving merchandise and broken assortments (items no longer in stock in a sufficient range of sizes or colors) and use markdowns to clear merchandise. We record an adjustment when future estimated selling price is less than cost. Our LCM adjustment calculation requires management to make assumptions to estimate the selling price and amount of slow-moving merchandise and broken assortments subject to markdowns, which is dependent upon factors such as historical trends with similar merchandise, inventory aging, forecasted consumer demand, and the promotional environment. In addition, we estimate and accrue shortage for the period between the last physical count and the balance sheet date. Our shortage estimate can be affected by changes in merchandise mix and changes in actual shortage trends. Historically, actual shortage has not differed materially from our estimates.

We do not believe there is a reasonable likelihood that there will be a material change in the future estimates or assumptions we use to calculate our LCM or inventory shortage adjustments. However, if estimates regarding consumer demand are inaccurate or actual physical inventory shortage differs significantly from our estimate; our operating results could be affected. We have not made any material changes in the accounting methodology used to calculate our LCM or inventory shortage adjustments in the past three fiscal years. As of June 30, 2011 and 2010, no inventory reserve was considered necessary.

Property, Plant & Equipment

Property and equipment are stated at cost. Expenditures for maintenance and repairs are expensed as incurred; additions, renewals and betterments are capitalized. When property and equipment is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property and equipment is provided using the straight-line method for substantially all assets with estimated lives of:

Furniture and Fixtures	3-7 years
Equipment, Computer Hardware and Software	3-10 years
Auto	3 years
Leasehold Improvements	Lesser of remaining life of lease or estimated useful life

Impairment of Long-Lived Assets

The Company evaluates the recoverability of long-lived assets with finite lives.  The Company assesses potential impairments to its long-lived assets when there is evidence that events or changes in circumstances indicate that the carrying amount of an asset may not be recovered. An impairment loss is recognized when the carrying amount of the long-lived asset is not recoverable and exceeds its fair value. The carrying amount of a long-lived asset is deemed not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. Any required impairment loss is measured as the amount by which the carrying amount of a long-lived asset exceeds its fair value and is recorded as a reduction in the carrying value of the related asset and a charge to operating results. Based upon the most recent assessment as of June 30, 2011, management has determined there was no impairment in the carrying value of long-lived assets.

Fair Value of Financial Instruments

For certain of the Company’s financial instruments, including cash and equivalents, restricted cash, accounts receivable, accounts payable, accrued liabilities and short-term debt, the carrying amounts approximate their fair values due to their short maturities. ASC Topic 820, “Fair Value Measurements and Disclosures,” requires disclosure of the fair value of financial instruments held by the Company. ASC Topic 825, “Financial Instruments,” defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures. The carrying amounts reported in the consolidated balance sheets for receivables and current liabilities each qualify as financial instruments and are a reasonable estimate of their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. The three levels of valuation hierarchy are defined as follows:

Level 1 inputs to the valuation methodology are quoted prices for identical assets or liabilities in active markets.

Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The Company analyzes all financial instruments with features of both liabilities and equity under ASC 480, “Distinguishing Liabilities from Equity,” and ASC 815.

As of June 30, 2011 and 2010, the Company did not identify any assets and liabilities that are required to be presented on the balance sheet at fair value on a recurring or non recurring basis.

Basic and Diluted Earnings per Share (EPS)

Basic EPS is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS is computed similar to basic net income per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if all the potential common shares, warrants and stock options had been issued and if the additional common shares were dilutive. Diluted EPS is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method for the outstanding options and the if-converted method for the outstanding convertible preferred shares. Under the treasury stock method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. Under the if-converted method, convertible outstanding instruments are assumed to be converted into common stock at the beginning of the period (or at the time of issuance, if later). There were no potentially dilutive instruments as of June 30, 2011 or 2010.

Risks and Uncertainties

The Company is subject to risks from, among other things, competition associated with the industry in general, other risks associated with financing, liquidity requirements, rapidly changing customer requirements, limited operating history, foreign currency exchange rates and the volatility of public markets.

Recent accounting pronouncements

In September 2011, FASB issued Accounting Standards Update (ASU) No. 2011-08, Intangibles-Goodwill and Other (ASC Topic 350): Testing Goodwill for Impairment, to simplify how entities test goodwill for impairment. ASU No. 2011-08 allows entities to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If greater than 50 percent likelihood exists that the fair value is less than the carrying amount then a two-step goodwill impairment test as described in Topic 350 must be performed. The guidance provided by this update becomes effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted, including for annual and interim goodwill impairment tests performed as of a date before September 15, 2011. The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial position and results of operations.

In June 2011, FASB issued ASU 2011-05, Comprehensive Income (ASC Topic 220): Presentation of Comprehensive Income. Under the amendments in this update, an entity has the option to present the total of comprehensive income, the components of net income and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. Under both options, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income and a total amount for comprehensive income. In a single continuous statement, the entity is required to present the components of net income and total net income, the components of other comprehensive income and a total for other comprehensive income, along with the total of comprehensive income in that statement. In the two-statement approach, an entity is required to present components of net income and total net income in the statement of net income. The statement of other comprehensive income should immediately follow the statement of net income and include the components of other comprehensive income and a total for other comprehensive income, along with a total for comprehensive income. In addition, the entity is required to present on the face of the financial statements reclassification adjustments for items that are reclassified from other comprehensive income to net income in the statement(s) where the components of net income and the components of other comprehensive income are presented. The amendments in this update should be applied retrospectively and are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. The Company is currently assessing the effect that the adoption of this pronouncement will have on its financial statements.

Note 3 — TRADE AND OTHER RECEIVABLES

As of June 30, 2011 and 2010, trade and other receivables comprised of the following:

	2011	2010

Trade receivable	$4,947,225	$5,458,661
Other receivables	274,114	36,897
Provision for doubtful accounts	(267,445)	(315,647)

Total	$4,953,894	$5,179,911

The other receivables consist of Export Market Development Grants. The Export Market Development Grants (EMDG) scheme is a key Australian Government financial assistance program for aspiring and current exporters. Administered by Austrade, the scheme supports a wide range of industry sectors and products, including inbound tourism and the export of intellectual property and know-how outside Australia.

Note 4 — PROPERTY, PLANT AND EQUIPMENT

As of June 30, 2011 and 2010, Property, Plant and Equipment consisted of the following:

	2011	2010

Leasehold Improvements	637,224	501,072
Furniture and Fixtures	841,227	602,288
Auto	225,358	127,342
Subtotal	1,703,809	1,230,702

Accumlated Depreciation	(913,173)	(597,373)

	$790,636	$633,329

Depreciation expense was $162,848 and $129,066 for 2011 and 2010, respectively.  Total property, plant and equipment under capital leases at June 30, 2011 and 2010 were $337,348 and $265,551, respectively.

Note 5 — OTHER CURRENT ASSETS

As of June 30, 2011 and 2010, other current assets are comprised of the following:

	2011	2010

Short-term deposits	$253,027	$185,558
Prepaid expenses	689,853	408,273
Other	1,200	1,942

	$944,080	$595,773

Note 6 —TRADE AND OTHER PAYABLES

As of June 30, 2011 and 2010, trade and other payables comprised of the following:

	2011	2010

Trade payables	$2,486,394	$3,147,702
Accrued expenses	68,140	104,982
Deposits received	719,984	940,215
GST payable	348,788	163,251
Other payables	194,501	99,828

	$3,817,807	$4,455,978

Note 7 — RELATED PARTY TRANSACTIONS

As of June 30, 2011 and 2010, related party transactions were as follows:

	2011	2010
Non-current
Related party loans receivable	$2,669,645	$5,655,572

The related party receivable at June 30, 2011 of $2,669,645 is a receivable from Ksubi Pty Limited (Ksubi) which has common shareholders and directors. This receivable relates to service fees charged and general utility expenses paid on behalf of Ksubi.

	2011	2010
Non-current
Related party loans payables	$1,206,572	$5,549,197

The related party payable at June 30, 2011 of $1,206,572 represents trade payables made to Glowturn Pty Limited (Glowturn), which has common directors with the Company, and has been reclassified from trade payables to related party loans for the purposes of this report. Glowturn has confirmed that such amounts are not payable until June 30, 2013. The total purchases from related parties for the 12 months ended June 30, 2011 and 2010 was $10,869,079 and $8,991,619.

The Company purchases inventory and shares office space and employees with several entities that are under common ownership. Because the Company and other related entities have commonality of ownership and/or management control, the reported operating results and/or financial position of the Company could significantly differ from what would have been obtained if such entities were autonomous.

Note 8 — LONG-TERM DEBT

As of June 30, 2011 and 2010, long-term debt consisted of the following:

	2011	2010
Current
NAB factoring facility	2,365,805	1,697,235
Bank overdraft	$233,901	$84,612
Capital leases	103,377	72,688

	$2,703,083	$1,854,535

Non-current
Capital leases	$125,818	$141,420

National Australia Bank Factoring Facility

The National Australia Bank (NAB) factoring facility was a debtor financing arrangement between the Company and NAB, whereby NAB  may purchase certain of our trade receivables up to an aggregate maximum amount of $5.087 million. The effective purchase price is the gross invoice amount less a purchase charge of 0.15%. We are also required to pay NAB a monthly facility fee equal to 9.98% per annum of the outstanding balance of this facility. In the event that the amount outstanding exceeds $5.087 million, or that any amounts are not repaid to NAB when due under the terms of this facility, we would be required to pay a fee equal to 15.98% of such excess or overdue amount.

Capital Leases

Capital leases comprise a number of hire purchase agreements for motor vehicles and office equipment with various parties. The rates and terms of each of these agreements varies, however, most are repayable over 48 months (4 years) or 60 months (5 years), with the current component being the repayments due within the next 12 months.

LOAN FACILITY

On August 9, 2011 we entered into a secured loan facility with Glowturn Pty Ltd. (“Glowturn”), a private company owned in whole by Mark Byers, our Director and Chief Executive Officer, pursuant to which we formalized existing borrowings and were granted an extension of facilities to a maximum of AUD $2.238 million. The extension amount borrowed in the 6 months to December 31 is due and payable prior to 30 June 2012. The balance of the loan is due on June 30, 2013 and is secured by all of the current and future assets of the company.  This facility accrues interest (i) at a rate equal to the ANZ Banking Group Limited standard variable housing loan interest rate from time to time for the first AUD $356,000 outstanding under this facility, which rate was 7.8% at the inception of this facility, (ii) at a rate equal to 0% for the next AUD $610,000 outstanding under this facility and (iii) at a rate equal to 2.0% per month for the remaining AUD $1,272,000 outstanding under this facility. Additionally, we have agreed to pay Glowturn a non-refundable monthly fee in the amount of AUD$4,100.

Glowturn has the option under this facility to notify us at any time prior to the maturity date that, in lieu of repayment in cash of the amount of this facility that exceeds $1.37 million (but not including the interest thereon), it elects for such amount to be converted into ordinary fully paid shares in the capital of Bleach Pty Ltd. at a rate equal to $2,238,000/12,500,000 x 100.

Management notes that at the date of signing this report, there was no amount owing to Glowturn in excess of the $1.37 million, and therefore, no amount could be converted into shares of the Company. On this basis, management has determined that there is no dilutive effect on the earnings per share calculations.

Note 9 — SEGMENT INFORMATION

The Company’s revenue is solely derived from sales of apparel and accessories. The following schedule presents the Company’s revenue by geographic area for the years ended June 30, 2011 and 2010. Revenue is allocated based on the country to which product was shipped.

	2011	2010
Australia sales	$17,269,806	$17,829,354
European region sales	3,942,273	3,878,988
American region sales	2,583,373	2,898,798
Asian region sales	2,739,903	2,377,810
Other revenue	2,945,160	1,677,031

	$29,480,515	$28,661,981

Note 10 — INCOME TAXES

The following is a reconciliation of the provision for income taxes at the US federal income tax rate to the income taxes reflected in the Statement of Operations for the years ended June 30, 2011 and 2010, respectively:

The component of tax expense:

	2011	2010
Current tax:
Federal	—	—
State	—	—
Foreign	177,489	513,678
Total	177,489	513,678
Deferred tax:
Federal	—	—
State	—	—
Foreign	(9,707)	(70,044)
	(9,707)	(70,044)
	$167,782	$443,634

	2011	2010
US statutory rates	34%	34%
Tax rate difference	(4)%	(4)%
Unrealized loss (gain) on exchange revaluation	(22)%	35%
Tax losses realized	0%	(7)%
Other - temporary differences	3%	(4)%
Tax expense at actual rate	11%	54%

The Unrealised Exchange gain represents movement in international loans/payables/receivables due to foreign currency exchange movements (not assessable for Australian Income Tax Purposes). During the year the company has used a rate of 0.95 as their determined average foreign currency exchange rate for the year when recognizing foreign currency exchange transactions in the financial statements. At reporting date these balances are converted to the spot rate of the reporting date, resulting in an unrealised foreign currency exchange movement.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets are as follows at June 30, 2011 and 2010:

	2011	2010
Deferred tax assets:
Trade debtor	80,234	94,694
Accrued expenses	20,442	31,495
Super payable	57,436	27,964
Provisions	168,749	101,738

Total deferred tax assets	326,860	255,891
Valuation allowance
Total deferred tax liabilities	—	—

Net deferred tax assets	$326,860	$255,891

Note 11- COMMITMENTS AND CONTINGENCIES

The Company leases office space under non-cancelable operating leases expiring through 2012. We paid rent of $424,396 and $371,270 in 2011 and 2010, respectively, under this lease agreement.

Future annual minimum lease payments under non-cancelable operating leases for the remaining periods at June 30, are as follows:

Years Ending June 30,	Facility
2012	$—
2013	—
2014	—
2015	—
2016	—
Total	$—

Future annual minimum lease payments under non-cancelable capital leases for the remaining periods at June 30, are as follows:

Years Ending June 30,	Facility
2012	$92,721
2013	137,349
2014	—
2015	—
2016	—
Total	$230,070

Less: interest costs	28,412
Total	$201,658

Estimates of the potential financial impact of contingent liabilities that may become payable as at June 30, 2011 and 2010:

	2011	2010
Other contingent liabilities
Bank guarantees given in the normal course of business	$79,645	$42,985
Import letter of credit provided for in the normal course of business	112,642	119,783
	$192,287	$162,768

Note 12- SUBSEQUENT EVENTS

Management has evaluated events subsequent to June 30, 2011 through May 11, 2012 for transactions and other events that may require adjustment of and/or disclosure in such financial statements.

Subsequent to year end, a theft of stock items occurred resulting in the loss of approximately $118,000AUD in value of inventory recorded at cost. Insurers have made an interim claim payment of $75,000AUD and have indicated to directors that the loss as noted above will be fully recovered. The above event does not have a material impact on the financial statements at June 30, 2011 as presented.

The directors of the company have resolved that the company be rolled up into a separate entity known as Bleach Group, Inc. That company will undertake an Initial Public Offering under SEC listing regulations in the United States of America over the next six months.

BLEACH PTY LIMITED

CONDENSED BALANCE SHEETS

MARCH 31, 2012 AND JUNE 30, 2011

		March 31, 2012
	Note	(Unaudited)	June 30, 2011
ASSETS
CURRENT ASSETS
Cash and cash equivalents		$9,358	$3,064
Trade and other receivables, net	3	10,406,150	4,953,894
Inventory	5	1,629,740	2,162,119
Other current assets		473,343	944,080
TOTAL CURRENT ASSETS		12,518,591	8,063,157

NON-CURRENT ASSETS
Property, plant and equipment, net	4	634,557	790,636
Intangible assets, net		5,730	6,302
Deferred tax assets		260,477	326,860
Receivable from related party	6	1,432,373	2,669,645
TOTAL NON-CURRENT ASSETS		2,333,137	3,793,443

TOTAL ASSETS		$14,851,728	$11,856,600

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Trade and other payables		$3,382,972	$3,817,807
Taxes payable		1,063,861	937,920
Accrued expenses		329,877	385,857
Long-term debt, current portion	7	5,194,139	2,703,083
TOTAL CURRENT LIABILITIES		9,970,849	7,844,667

NON-CURRENT LIABILITIES
Long-term debt, net of current portion	7	77,735	125,818
Related party loans	6	1,282,297	1,206,572
Other liabilities		98,057	176,638
TOTAL NON-CURRENT LIABILITIES		1,458,089	1,509,028

TOTAL LIABILITIES		11,428,938	9,353,695

STOCKHOLDERS EQUITY

Common stock - no par value; 100 shares authorized and outstanding		86	86

Accumulated other comprehensive income		60,643	288,028
Retained earnings		3,362,061	2,214,791
TOTAL STOCKHOLDERS EQUITY		3,422,790	2,502,905

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY		$14,851,728	$11,856,600

The accompanying notes are an integral part of these financial statements

BLEACH PTY LIMITED

CONDENSED STATEMENTS OF OPERATIONS

FOR THE THREE AND NINE MONTHS ENDED MARCH 31, 2012 AND 2011 (UNAUDITED)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2012	2011	2012	2011

Revenue, net	$8,602,104	$7,779,013	$22,889,592	$23,515,990
Cost of sales	6,026,908	5,538,711	14,209,813	15,389,468
Gross profit	2,575,196	2,240,302	8,679,779	8,126,522

Operating expenses:
Distribution expenses	88,230	63,399	334,014	215,671
Sales & marketing expenses	241,937	388,766	788,002	1,171,070
Travel expenses	70,157	54,874	208,738	196,431
Employee benefits	1,160,274	1,578,659	3,922,031	4,406,502
Rent expenses	112,618	133,339	302,751	330,981
General administration expenses	533,459	630,424	1,721,782	1,029,146
Income (loss) from operations	368,521	(609,159)	1,402,461	776,721

Other (income)/expenses:
Unrealised foreign exchange (gains)/losses	(5,934)	(922)	(168,684)	(517,032)
Realised exchange (gains)/losses	(305,634)	(412,596)	(517,015)	(680,391)
Other expenses	97,770	151,584	475,077	407,826

Income (loss) before income tax provision	582,319	(347,225)	1,613,083	1,566,318

Income tax provision	127,749	95,453	465,813	298,117

Net income (loss)	454,570	(442,678)	1,147,270	1,268,201

Other comprehensive income
Foreign currency translation	(119,199)	(123,186)	(227,385)	5,927

Comprehensive income	$335,371	$(565,864)	$919,885	$1,274,128

Earnings (loss) per share
Basic & diluted	$4,545.70	$(4,426.78)	$11,472.70	$12,682.01

Weighted average number of shares outstanding:
Basic & diluted	100	100	100	100

The accompanying notes are an integral part of these financial statements

BLEACH PTY LIMITED

CONDENSED STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE NINE MONTHS ENDED MARCH 31, 2012 AND YEAR ENDED JUNE 30, 2011

			Accumlated
			Other		Total
	Common Stock		Comprehensive		Stockholders’
	Shares	Amount	Income (Loss)	Retained Earnings	Equity

Balance - June 30, 2010	100	$86	$(10,725)	$870,014	$859,375

Foreign currency translation adjustments			298,753		298,753

Net income				1,344,777	1,344,777

Balance - June 30, 2011	100	$86	$288,028	$2,214,791	$2,502,905

Foreign currency translation adjustments			(227,385)		(227,385)

Net income				1,147,270	1,147,270

Balance - March 31, 2012	$100	$86	$60,643	$3,362,061	$3,422,790

BLEACH PTY LIMITED

CONDENSED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED MARCH 31, 2012 AND 2011 (UNAUDITED)

	March 31,	March 31,
	2012 (unaudited)	2011 (unaudited)

Net income	$1,147,270	$1,268,201
Adjustments to reconcile net income to net cash used in operating activities:

Depreciation and amortization	100,419	140,475
Provision for doubtful accounts	53,539	63,366
Loss on sales of property, plant and equipment	7,948	1,539
Non-cash related party transactions	—	—
Interest under the effective interest rate method	—	—
Unrealized excahnges loss (gain)	(168,684)	(517,032)

(Increase) / decrease in assets:
Trade and other receivables	(4,931,351)	(2,876,126)
Inventory	335,662	140,505
Deferred tax assets	36,649	15,468
Other assets	384,768	329,916
Increase/ (decrease) in liabilities:
Trade and other payables	256,999	35,582
Accrued liabilities	(102,880)	(69,488)
Tax payable	211,161	499,384
Net cash used in operating activities	(2,668,500)	(968,210)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(24,353)	(116,029)
Net cash used in investing activities	(24,353)	(116,029)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt	955,847	1,071,793
Bank overdraft	1,780,207	—
Repayment of long-term debt	(36,630)	—
Net cash provided by financing activities	2,699,424	1,071,793

Effect of exchange rate changes on cash and cash equivalents	(277)	1,531

Net (decrease) / increase in cash and cash equivalents	6,294	(10,915)

Cash and cash equivalents at the beginning of the period	3,064	11,708

Cash and cash equivalents at the end of the period	$9,358	$793

SUPPLEMENTAL DISCLOSURES:
Cash paid during the year for:
Income tax payments	$218,003	$—
Interest payments	$475,077	$269,803

The accompanying notes are an integral part of these financial statements

BLEACH PTY LIMITED

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2012 (UNAUDITED) AND JUNE 30, 2011

Note 1 — ORGANIZATION

Bleach Pty Limited (the “Company”, “we”, “us”, “our”) was formed in 1999 as a proprietary limited entity in New South Wales, Australia.  We design, produce, market, distribute and sell globally recognized brands of youth fashion apparel and accessories, including the Insight brand. We also license and sell products under the Something Else and Ksubi brands. Our goal is to create a contemporary and innovative line of apparel brands for the fashion-forward, popular culture segments of the global youth market through quality, cutting edge, category-comprehensive, quick-to-market and value-for-money brands.  In addition to these three core brands, we work to continuously develop new brands and expand our product lines within the global youth fashion market.

Our brands are currently sold in 40 countries through multiple third-party distribution outlets, including independent retail stores, major account retail stores, department stores and online.  We control distribution of our brands in Australia and have established relationships with independent distributors in the other countries in which our brands are sold.

The interim financial information presented is not audited and is not necessarily indicative of the Company’s future consolidated financial position, results of operations or cash flows. The accompanying balance sheet as of June 30, 2011 was derived from audited financial statements  and the interim unaudited financial statements contained in this Form was prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) and on the same basis as the annual financial statements. Certain information and footnote disclosures normally included in the financial statements prepared according to generally accepted accounting principles of the United States of America (“US GAAP”)  was condensed or omitted in accordance with such rules and regulations. In the opinion of management, all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company’s financial position as of March 31, 2012, its results of operations for the nine and three months ended March 31, 2012 and 2011 and its cash flows for the nine months ended March 31, 2012 and 2011 were made. The results for the three and nine months ended March 31, 2012 are not necessarily indicative of full year results for the year ending June 30, 2012. These financial statements and notes should be read in conjunction with the Company’s audited financial statements and notes thereto for the fiscal year ended June 30, 2011.

Note 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements were prepared in conformity with generally accepted accounting principles in the United States of America (“US GAAP”).

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include allowance for doubtful accounts, inventory reserves, estimated useful lives of property and equipment and intangible assets, and sales returns.

Liquidity Matters

Based upon its current projection of future orders, management believes that its current cash position and available financing provide sufficient resources and operating flexibility through at least the next twelve months.  However, there can be no assurance that projected revenue growth and improvement in operating results will occur or that the Company will successfully implement its plans. In the event cash flow from operations is not sufficient, additional sources of financing will be required in order to maintain the Company’s current operations. Whereas management believes it will have access to other financing sources, no assurance can be given that such additional sources of financing will be available on acceptable terms, on a timely basis or at all.

Foreign Currency Translation

The Company’s functional currency is the Australian Dollar (“AUD”); however, the accompanying financial statements were translated and presented in United States Dollars (“$”, or “USD”).  All assets and liabilities were translated at the exchange rate at the balance sheet date, stockholder’s equity is translated at the historical rates and income statement items are translated at the average exchange rate for the period. Transactions in foreign currencies are initially recorded at the functional currency rate ruling at the date of transaction. Any differences between the initially recorded amount and the settlement amount are recorded as a gain or loss on foreign currency transaction in the statements of operations. The resulting translation adjustments are reported under accumulated other comprehensive income.

Revenue Recognition

The Company’s revenue recognition policies are in compliance with the SEC Staff Accounting Bulletin (“SAB”) 104 (codified in FASB ASC Topic 605).

We recognize revenue and the related cost of goods sold at the time the products are delivered to the customers. Revenue is recognized for store sales when the customer receives and pays for the merchandise at the register. For sales through online and catalog orders, we estimate and defer revenue and the related product costs for shipments that are in-transit to the customer. Revenue is recognized at the time we deliver the product. Amounts related to shipping and handling that are billed to customers are recorded in net sales, and the related costs are recorded in cost of goods sold. Revenue earned on the provision of license agreements to third parties is recognised when the Company’s obligations have been met under the license agreement and the amount of revenue can be accurately determined. Revenues are presented net of any taxes collected from customers and remitted to governmental authorities. Provisions for estimated future product returns and allowances are recorded in the period of the sale based on the historical and anticipated future rate of returns.

Income Taxes

The Company utilizes Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 740, Income Taxes, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that were included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company follows FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, (codified in FASB ASC Topic 740). When tax returns are filed, it is likely that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Interest associated with unrecognized tax benefits is classified as interest expense and penalties are classified in selling, general and administrative expenses in the statements of income.

Allowance for Doubtful Accounts

We perform ongoing credit evaluations of our customers and adjust credit limits based upon payment history, the customer’s current credit worthiness and various other factors, as determined by our review of their current credit information. We continuously monitor collections and payments from our customers and maintain allowances for doubtful accounts based upon specific customer circumstances, current economic trends, historical experience and the age of past due receivables. While such credit losses have historically been within our expectations and the provisions established, we cannot guarantee that we will continue to experience the same credit loss rates that we have in the past. Unanticipated changes in the liquidity or financial position of our customers may require additional provisions for doubtful accounts. The allowance for doubtful accounts was $202,167 and $267,445 at March 31, 2012 and June 30, 2011, respectively.

Inventory

We value inventory at the lower of cost or market (“LCM”), with cost determined using the weighted-average cost method. We review our inventory levels in order to identify slow-moving merchandise and broken assortments (items no longer in stock in a sufficient range of sizes or colors) and use markdowns to clear merchandise. We record an adjustment when future estimated selling price is less than cost. Our LCM adjustment calculation requires management to make assumptions to estimate the selling price and amount of slow-moving merchandise and broken assortments subject to markdowns, which is dependent upon factors such as historical trends with similar merchandise, inventory aging, forecasted consumer demand, and the promotional environment. In addition, we estimate and accrue shortage for the period between the last physical count and the balance sheet date. Our shortage estimate can be affected by changes in merchandise mix and changes in actual shortage trends. Historically, actual shortage has not differed materially from our estimates.

We do not believe there is a reasonable likelihood that there will be a material change in the future estimates or assumptions we use to calculate our LCM or inventory shortage adjustments. However, if estimates regarding consumer demand are inaccurate or actual physical inventory shortage differs significantly from our estimate; our operating results could be affected. We have not made any material changes in the accounting methodology used to calculate our LCM or inventory shortage adjustments in the past three fiscal years.

Intangible Assets

The Company follows FASB ASC Topic 360 (“ASC 360”), “Accounting for the Impairment or Disposal of Long-Lived Assets,” which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes FASB ASC Topic 225, “Reporting the Results of Operations for a Disposal of a Segment of a Business.” The Company periodically evaluates the carrying value of long-lived assets to be held and used in accordance with ASC 360. ASC 360 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal. As of March 31, 2012 management has determined there was no impairment in the carrying value of long-lived assets.

Fair Value of Financial Instruments

For certain of the Company’s financial instruments, including cash and equivalents, restricted cash, accounts receivable, accounts payable, accrued liabilities and short-term debt, the carrying amounts approximate their fair values due to their short maturities. ASC Topic 820, “Fair Value Measurements and Disclosures,” requires disclosure of the fair value (“FV”) of financial instruments held by the Company. ASC Topic 825, “Financial Instruments,” defines FV, and establishes a three-level valuation hierarchy for disclosures of FV measurement that enhances disclosure requirements for FV measures. The carrying amounts reported in the consolidated balance sheets for receivables and current liabilities each qualify as financial instruments and are a reasonable estimate of their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. The three levels of valuation hierarchy are defined as follows:

Level 1 inputs to the valuation methodology are quoted prices for identical assets or liabilities in active markets.

Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement. The Company analyzes all financial instruments with features of both liabilities and equity under ASC 480, “Distinguishing Liabilities from Equity,” and ASC 815.

As of March 31, 2012 and June 30, 2011, the Company did not identify any assets and liabilities that are required to be presented on the balance sheet at fair value on a recurring or non recurring basis.

Basic and Diluted Earnings per Share (EPS)

Basic EPS is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS is computed similar to basic net income per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if all the potential common shares, warrants and stock options had been issued and if the additional common shares were dilutive. Diluted EPS is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method for the outstanding options and the if-converted method for the outstanding convertible preferred shares. Under the treasury stock method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. Under the if-converted method, convertible outstanding instruments are assumed to be converted into common stock at the beginning of the period (or at the time of issuance, if later). There were no potentially dilutive instruments as of March 31, 2012 or 2011.

Risks and Uncertainties

The Company is subject to risks from, among other things, competition associated with the industry in general, other risks associated with financing, liquidity requirements, rapidly changing customer requirements, limited operating history, foreign currency exchange rates and the volatility of public markets.

Recent accounting pronouncements

In September 2011, FASB issued ASU No. 2011-08, Intangibles-Goodwill and Other (ASC Topic 350): Testing Goodwill for Impairment, to simplify how entities test goodwill for impairment. ASU No. 2011-08 allows entities to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If greater than 50 percent likelihood exists that the fair value is less than the carrying amount then a two-step goodwill impairment test as described in Topic 350 must be performed. The guidance provided by this update becomes effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted, including for annual and interim goodwill impairment tests performed as of a date before September 15, 2011. The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial position and results of operations.

In June 2011, FASB issued ASU 2011-05, Comprehensive Income (ASC Topic 220): Presentation of Comprehensive Income. Under the amendments in this update, an entity has the option to present the total of comprehensive income, the components of net income and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. Under both options, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income and a total amount for comprehensive income. In a single continuous statement, the entity is required to present the components of net income and total net income, the components of other comprehensive income and a total for other comprehensive income, along with the total of comprehensive income in that statement. In the two-statement approach, an entity is required to present components of net income and total net income in the statement of net income. The statement of other comprehensive income should immediately follow the statement of net income and include the components of other comprehensive income and a total for other comprehensive income, along with a total for comprehensive income. In addition, the entity is required to present on the face of the financial statements reclassification adjustments for items that are reclassified from other comprehensive income to net income in the statement(s) where the components of net income and the components of other comprehensive income are presented. The amendments in this update should be applied retrospectively and are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. The Company is currently assessing the effect that the adoption of this pronouncement will have on its financial statements.

As of March 31, 2012, there is no other recently issued accounting standards not yet adopted that would have a material effect on the Company’s  financial statements.

Note 3 — TRADE AND OTHER RECEIVABLES

As of March 31, 2012 and June 30, 2011, Trade and other receivables consisted of the following:

	March 31, 2012 (Unaudited)	June 30, 2011

Trade receivables	$10,483,166	$4,947,225
Provision for doubtful debts	(202,167)	(267,445)
Other receivables	125,151	274,114

Total	$10,406,150	$4,953,894

The other receivables consist of Export Market Development Grants. The Export Market Development Grants (EMDG) is a key Australian Government financial assistance program for aspiring and current exporters. Administered by Austrade, the scheme supports a wide range of industry sectors and products, including inbound tourism and the export of intellectual property and know-how outside Australia.

Note 4 — PROPERTY, PLANT AND EQUIPMENT

As of March 31, 2012 and June 30, 2011, Property, Plant and Equipment consisted of the following:

	March 31, 2012 (Unaudited)	June 30, 2011

Leasehold Improvements	$579,277	$637,224
Furniture and Fixtures	787,566	841,227
Auto	127,790	225,358
Subtotal	1,494,633	1,703,809

Accumulated Depreciation	(860,076)	(913,173)

	$634,557	$790,636

Note 5 — INVENTORIES

As of March 31, 2012 and June 30, 2011, inventories comprised of the following:

	March 31, 2012 (Unaudited)	June 30, 2011

Finished Goods	$1,629,740	$2,162,119

As of March 31, 2012 and June 30, 2011, no inventory impairment was considered necessary.

Note 6 — RELATED PARTY TRANSACTIONS

The related party receivable at March 31, 2012 and June 30, 2011 of $1,432,373 and $2,669,645, respectively is a receivable from Ksubi Pty Limited (Ksubi) which has common shareholders and directors with the Company. This receivable relates to service fees charged and general utility expenses paid on behalf of Ksubi.

The related party payable at March 31, 2012 and June 30, 2011 of $1,282,297 and $1,206,572 respectively represents trade payables made to Glowturn Pty Limited (Glowturn), which has common directors with the Company,  and has been reclassified from trade payables to related party loans for the purposes of this report. Glowturn has confirmed that such amounts are not payable until June 30, 2013.

The Company purchases inventory and shares office space and employees with several entities that are under common ownership. Because the Company and other related entities have commonality of ownership and/or management control, the reported operating results and/or financial position of the Company could significantly differ from what would have been obtained if such entities were autonomous.

Note 7 — LOANS PAYABLE

	March 31, 2012 (Unaudited)	June 30, 2011
Current
NAB factoring facility	$4,114,516	$2,365,805
Bank Overdraft	29,548	233,901
Trade financing	947,750	—
Capital leases	102,325	103,377

	$5,194,139	$2,703,083

Non-current
Capital leases	$77,735	$125,818

NAB factoring facility

The National Australia Bank (NAB) factoring facility was a debtor financing arrangement between the Company and NAB, whereby NAB  may purchase certain of our trade receivables up to an aggregate maximum amount of $5.087 million. The effective purchase price is the gross invoice amount less a purchase charge of 0.15%. The Company is also required to pay NAB a monthly facility fee equal to 9.98% per annum of the outstanding balance of this facility. In the event that the amount outstanding exceeds $5.087 million, or that any amounts are not repaid to NAB when due under the terms of this facility, we would be required to pay a fee equal to 15.98% of such excess or overdue amount.

Trade financing

The trade financing is a creditor financing arrangement, between the Company and Moneytech, whereby Moneytech has agreed to fund the payment of certain suppliers of the Company. Moneytech charges $59.95 (AUD) per month and between $5 and $15 (AUD) for each invoice they pay on behalf of the Company. The Company is also required to pay Moneytech interest on each invoice amount they pay on behalf of the company. The first 60 days are interest free, and then the interest rate charged is 13.74%. In the event of any default event the Company would be required to pay a fee equal to 17.74% of such excess or overdue amount.

Capital leases

Capital leases comprise a number of hire purchase agreements for motor vehicles and office equipment with various parties. The rates and terms of each of these agreements varies, however, most are repayable over 48 months (4 years) or 60 months (5 years), with the current component being the repayments due within the next 12 months.

Note 8 - LONG-TERM DEBT

On August 9, 2011 we entered into a secured loan facility with Glowturn Pty Ltd. (“Glowturn”), a private company owned in whole by Mark Byers, our Director and Chief Executive Officer, pursuant to which we formalized existing borrowings and were granted an extension of facilities to a maximum of AUD $2.238 million. The extension amount borrowed in the 6 months to December 31 is due and payable prior to 30 June 2012. The balance of the loan is due on June 30, 2013 and is secured by all of the current and future assets of the company.  This facility accrues interest (i) at a rate equal to the ANZ Banking Group Limited standard variable housing loan interest rate from time to time for the first AUD $356,000 outstanding under this facility, which rate was 7.8% at the inception of this facility, (ii) at a rate equal to 0% for the next AUD $610,000 outstanding under this facility and (iii) at a rate equal to 2.0% per month for the remaining AUD $1,272,000 outstanding under this facility. Additionally, we have agreed to pay Glowturn a non-refundable monthly fee in the amount of AUD$4,100.

Glowturn has the option under this facility to notify us at any time prior to the maturity date that, in lieu of repayment in cash of the amount of this facility that exceeds $1.37 million (but not including the interest thereon), it elects for such amount to be converted into ordinary fully paid shares in the capital of Bleach Pty Ltd. at a rate equal to $2,238,000/12,500,000 x 100. Management notes that at March 31, 2012 there was no amount owing to Glowturn in excess of the $1.37 million, and therefore, no amount could be converted into shares of the Company. On this basis, management has determined that there is no dilutive effect on the earnings per share calculations.

Note 9 - SUBSEQUENT EVENTS

The directors of the company have resolved that the company be rolled up into a separate entity known as Bleach Group, Inc. (Bleach Group). Bleach Group filed a confidential S-1 filing with the Securities and Exchange Commission in May 2012, which should result in an Initial Public Offering under SEC listing regulations in the United States of America over the next six months.

Moneytech factoring facility

The NAB factoring facility has subsequently been transferred to Moneytech on May 31, 2012. The terms and conditions of the Moneytech agreement are similar to that of the previous NAB facility. Moneytech  may purchase certain of our trade receivables up to an aggregate maximum amount of $3.2 million. The effective purchase price is the gross invoice amount less a purchase charge of 0.18%. We are also required to pay Moneytech a monthly facility fee equal to the Reserve Bank of Australia (RBA) rate plus 6.73% or 10.73% for any invoices that are in default. At the date of this report the effective interest rate was 10.23% per annum of the outstanding balance of this facility. In the event of any default event the Company would be required to pay a fee equal to 14.23% of such excess or overdue amount.

Management has evaluated events subsequent to March 31, 2012 through July 13, 2012 for transactions and other events that may require adjustment of and/or disclosure in such financial statements.

Report of Independent Registered Public Accounting Firm

To the Board of Directors

Ksubi Pty Limited

We have audited the accompanying balance sheets of Ksubi Pty Limited as of June 30, 2011 and 2010, and the related statements of operations, stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ksubi Pty Limited as of June 30, 2011 and 2010, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 14 to the financial statements, the Company has a working capital deficiency. This raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 14. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ PKF

Sydney, Australia
May 11, 2012

KSUBI PTY LIMITED

BALANCE SHEETS

JUNE 30, 2011 AND 2010

	Note	2011	2010
ASSETS
CURRENT ASSETS
Cash and cash equivalents		$3,661	$2,493
Trade and other receivables	4	1,034,743	307,467
Inventory		114,309	30,799
Other current assets	5	239,660	201,946
TOTAL CURRENT ASSETS		1,392,373	542,705

NON-CURRENT ASSETS
Property, plant and equipment, net	6	297,090	50,960
Goodwill and Intangible assets, net	3	6,401,989	5,176,603
Deferred tax assets	10	100,086	172,518
TOTAL NON-CURRENT ASSETS		6,799,165	5,400,081

TOTAL ASSETS		$8,191,538	$5,942,786

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES

Trade and other payables	7	$1,003,396	$1,384,342
Long term debt, current portion	9	1,922,511	1,576,010
Related party payables	8	2,919,023	578,754
Taxes payable	10	78,402	—
Accrued liabilities		86,727	67,588
TOTAL CURRENT LIABILITIES		6,010,059	3,606,694

NON-CURRENT LIABILITIES
Long term debt, net of current portion	9	1,610,755	2,320,933
Related party payables	8	513,350	395,714
Other non-current liabilities		85,864	19,524
TOTAL NON-CURRENT LIABILITIES		2,209,969	2,736,171

TOTAL LIABILITIES		8,220,028	6,342,865

STOCKHOLDERS’ EQUITY (DEFICIT)
Common stock - no par value; 100 shares authorized and outstanding		86	86
Accumulated other comprehensive income (loss)		(51,969)	11,870
Retained earnings (accumulated deficit)		23,393	(412,035)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)		(28,490)	(400,079)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY		$8,191,538	$5,942,786

The accompanying notes are an integral part of these financial statements

KSUBI PTY LIMITED

STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED JUNE 30, 2011 AND PERIOD MARCH 9, 2010 (INCEPTION) - JUNE 30, 2010

	2011	2010

Revenue, net	$6,379,251	$1,251,419
9% Gross Sales Service Fee	979,640	166,863
Cost of sales	255,892	167,608
Gross profit	5,143,719	916,948

Operating expenses:
Marketing & advertising expenses	118,544	51,204
Travel expenses	108,150	26,787
Employee benefits	1,968,308	454,006
Rent	186,189	149,209
Depreciation	38,609	6,104
General administration expenses	1,763,105	718,909

Income (loss) from operations	960,814	(489,271)

Other expenses	346,402	100,399

Income (loss) before income tax (benefit)	614,412	(589,670)

Income tax expense (benefit)	178,984	(177,635)

Net income (loss)	435,428	(412,035)

Other comprehensive income
Foreign currency translation	(63,839)	11,870

Comprehensive income (loss)	$371,589	$(400,165)

Earnings (loss) per share
Basic & diluted	$4,354.28	$(4,120.35)

Weighted average number of shares outstanding:
Basic & diluted	100	100

The accompanying notes are an integral part of these financial statements

KSUBI PTY LIMITED

STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

FOR THE YEAR ENDED JUNE 30, 2011 AND PERIOD MARCH 9, 2010 (INCEPTION) - JUNE 30, 2010

			Accumulated Other		Total
	Common Stock		Comprehensive	(Accumulated Deficit)	Stockholders’
	Shares	Amount	Gain (Loss)	Retained Earnings	Equity (Deficit)
Balance June 30, 2009	—	$—	$—	$—	$—

Issuance of common stock	100	86			86

Foreign currency translation adjustments			11,870		11,870

Net loss	—	—		(412,035)	(412,035)

Balance June 30, 2010	100	86	11,870	(412,035)	(400,079)

Foreign currency translation adjustments			(63,839)		(63,839)

Net income				435,428	435,428

Balance June 30, 2011	100	$86	$(51,969)	$23,393	$(28,490)

The accompanying notes are an integral part of these financial statements

KSUBI PTY LIMITED

STATEMENTS OF CASH FLOWS

FOR THE YEAR ENDED JUNE 30, 2011 AND PERIOD MARCH 9, 2010 (INCEPTION) - JUNE 30, 2010

	2011	2010

Net income (loss)	$435,428	(412,035)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation & amortization	20,810	2,997

(Increase) / decrease in current assets:
Trade and other receivables	(611,169)	(316,588)
Inventory	(71,175)	(31,712)
Other current assets	9,421	(207,935)
Deferred tax assets	105,772	(177,634)
Increase/ (decrease) in current liabilities:
Trade and other payables	1,297,898	1,508,912
Accrued liabilities	41,728	106,491
Taxes payable	73,212	—
Net cash provided by operating activities	1,301,925	472,496

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(239,383)	(55,469)
Purchase of intangible assets	—	(4,729,092)
Net cash used in investing activities	(239,383)	(4,784,561)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings	—	4,313,492
Bank overdraft	(1,182)	1,054
Advances from related parties	—	88
Repayment of borrowings	(1,060,821)	—
Net cash provided by (used in) financing activities	(1,062,003)	4,314,634

Effect of exchange rate changes on cash and cash equivalents	628	(75)

Net increase in cash and cash equivalents	1,167	2,494

Cash and cash equivalents at the beginning of the period	2,494	—

Cash and cash equivalents at the end of the period	$3,661	$2,494

SUPPLEMENTAL DISCLOSURES:
Cash paid during the year for:
Income tax payments	—	—
Interest payments	$346,402	$100,399

The accompanying notes are an integral part of these financial statements

KSUBI PTY LIMITED

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2011 AND MARCH 9, 2010 (INCEPTION) - JUNE 30, 2010

Note 1 — ORGANIZATION

Ksubi Pty Limited (collectively, the “Company”, “we”, “us”, “our”) was formed in March 2010 as a proprietary limited entity in New South Wales, Australia.  On March 9, 2010, we purchased all of the assets related to the Ksubi business, including the Ksubi trademark, from Tsubi Pty Ltd. and Tsubi (Retail) Pty Ltd. (together, “Tsubi”) out of bankruptcy in Australia. We design and sell the globally recognized brand of youth fashion apparel and accessories, being the brand Ksubi. Our goal is to create a contemporary and innovative line of denim focused apparel, fashion accessories, sunglasses, footwear and other consumer goods for the fashion-forward, popular culture segments of the global youth market through quality, cutting edge, category-comprehensive, quick-to-market and value-for-money brands.

Our brands are currently sold in 10 countries through multiple third-party distribution outlets, including independent retail stores, major account retail stores, department stores and online.  We control distribution of our brands in Australia and have established relationships with independent distributors in the other countries in which our brands are sold.

Note 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements were prepared in conformity with generally accepted accounting principles in the United States of America (“US GAAP”).

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include allowance for doubtful accounts, inventory reserves, estimated useful lives of property and equipment and intangible assets, and  sales returns.

Foreign Currency Translation

The Company’s functional currency is the Australian Dollar (“AUD”); however, the accompanying financial statements were translated and presented in United States Dollars (“$”, or “USD”).  All assets and liabilities were translated at the exchange rate at the balance sheet date, stockholder’s equity is translated at the historical rates and income statement items are translated at the average exchange rate for the period. Transactions in foreign currencies are initially recorded at the functional currency rate ruling at the date of transaction. Any differences between the initially recorded amount and the settlement amount are recorded as a gain or loss on foreign currency transaction in the statements of operations. The resulting translation adjustments are reported under accumulated other comprehensive income.

Revenue Recognition

The Company’s revenue recognition policies are in compliance with SEC Staff Accounting Bulletin (“SAB”) 104 (codified in FASB ASC Topic 605). Revenue is recognized when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectability is reasonably assured. No revenue is recognized if there are significant uncertainties regarding the recovery of the consideration due or the possible return of goods. Payments received before satisfaction of all relevant criteria for revenue recognition are recorded as unearned revenue.

The Company does not recognize revenue until all of the following criteria are met: persuasive evidence of an arrangement exists; delivery has occurred or services have been rendered; the Company’s price to the buyer is fixed or determinable; and collectability is reasonably assured. A significant portion of the Company’s sales are made to distributors under agreements which contain a limited right to return unsold product and price protection provisions. Therefore, the recognition of net revenue and related cost of revenue from sales to certain large distributors are deferred until the distributor resells the product.

When product revenues are recognized, the Company establishes an estimated allowance for future product returns based on historical returns experience; when price reductions are approved, it establishes an estimated liability for price protection payable on inventories owned by distributors. Should actual product returns or pricing adjustments exceed the Company’s estimates, additional reductions to revenue could result.

Income Taxes

The Company utilizes Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 740, Income Taxes, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that were included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company follows FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, (codified in FASB ASC Topic 740). When tax returns are filed, it is likely that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Interest associated with unrecognized tax benefits is classified as interest expense and penalties are classified in selling, general and administrative expenses in the statements of income.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk are cash and cash equivalents, trade and other receivables arising from its normal business activities. The Company places its cash in what it believes to be credit-worthy financial institutions. The Company has a diversified customer base, most of which are in Australia. The Company controls credit risk related to accounts receivable through credit approvals, credit limits and monitoring procedures. The Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk, establishes an allowance, if required, for uncollectible accounts and, as a consequence, believes that its accounts receivable credit risk exposure beyond such allowance is limited.

Cash and Equivalents

Cash equivalents include all highly liquid debt instruments with original maturities of three months or less.

Allowance for Doubtful Accounts

We perform ongoing credit evaluations of our customers and adjust credit limits based upon payment history, the customer’s current credit worthiness and various other factors, as determined by our review of their current credit information. We continuously monitor collections and payments from our customers and maintain allowances for doubtful accounts based upon specific customer circumstances, current economic trends, historical experience and the age of past due receivables. While such credit losses have historically been within our expectations and the provisions established, we cannot guarantee that we will continue to experience the same credit loss rates that we have in the past. Unanticipated changes in the liquidity or financial position of our customers may require additional provisions for doubtful accounts. No allowance for doubtful accounts was considered necessary at June 30, 2011 and 2010, which is in line with historical rates of collections and write-offs of receivables.

Inventory

Inventory, primarily comprised of finished goods, is valued at the lower of cost (determined on a first in, first out basis) or market value. Management compares the cost of inventories with the market value and allowance is made to write down inventories to market value, if lower. As of June 30, 2011 and 2010, no inventory reserve was considered necessary.

Property, Plant & Equipment

Property and equipment are stated at cost. Expenditures for maintenance and repairs are expensed as incurred; additions, renewals and betterments are capitalized. When property and equipment is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property and equipment is provided using the straight-line method for substantially all assets with estimated lives of between 3-7 years.

Impairment of Long-Lived Assets

The Company evaluates the recoverability of long-lived assets with finite lives.  The Company assesses potential impairments to its long-lived assets when there is evidence that events or changes in circumstances indicate that the carrying amount of an asset may not be recovered. An impairment loss is recognized when the carrying amount of the long-lived asset is not recoverable and exceeds its fair value. The carrying amount of a long-lived asset is deemed not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. Any required impairment loss is measured as the amount by which the carrying amount of a long-lived asset exceeds its fair value and is recorded as a reduction in the carrying value of the related asset and a charge to operating results. Based upon the most recent assessment as of June 30, 2011, management has determined there was no impairment in the carrying value of long-lived assets.

Fair Value of Financial Instruments

For certain of the Company’s financial instruments, including cash and equivalents, restricted cash, accounts receivable, accounts payable, accrued liabilities and short-term debt, the carrying amounts approximate their fair values due to their short maturities. ASC Topic 820,

“Fair Value Measurements and Disclosures,” requires disclosure of the fair value of financial instruments held by the Company. ASC Topic 825, “Financial Instruments,” defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures. The carrying amounts reported in the consolidated balance sheets for receivables and current liabilities each qualify as financial instruments and are a reasonable estimate of their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. The three levels of valuation hierarchy are defined as follows:

Level 1 inputs to the valuation methodology are quoted prices for identical assets or liabilities in active markets.

Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement. The Company analyzes all financial instruments with features of both liabilities and equity under ASC 480, “Distinguishing Liabilities from Equity,” and ASC 815.

As of June 30, 2011 and 2010, the Company did not identify any assets and liabilities that are required to be presented on the balance sheet at fair value.

Basic and Diluted Earnings per Share (EPS)

Basic EPS is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS is computed similar to basic net income per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if all the potential common shares, warrants and stock options had been issued and if the additional common shares were dilutive. Diluted EPS is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method for the outstanding options and the if-converted method for the outstanding convertible preferred shares. Under the treasury stock method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. Under the if-converted method, convertible outstanding instruments are assumed to be converted into common stock at the beginning of the period (or at the time of issuance, if later).  There were no potentially dilutive instruments as of March 31, 2012 or 2011.

Goodwill

Goodwill is the excess of the purchase price over the fair value of the identifiable assets and liabilities acquired as a result of the Company’s acquisitions. Under SFAS No. 142, “Goodwill and Other Intangible Assets (“SFAS 142”) (codified in FASB ASC Topic 350), goodwill is no longer amortized, but tested for impairment upon first adoption and annually, thereafter, or more frequently if events or changes in circumstances indicate that it might be impaired. Impairment testing is performed at a reporting unit level. An impairment loss generally would be recognized when the carrying amount of the reporting unit exceeds its fair value, with the fair value of the reporting unit determined using discounted cash flow (DCF) analysis. A number of significant assumptions and estimates are involved in the application of the DCF analysis to forecast operating cash flows, including the discount rate, the internal rate of return, and projections of realizations and costs to produce. Management considers historical experience and all available information at the time the fair values of its reporting units are estimated.

As of June 30, 2011 and 2010, the Company concluded there was no impairment to its goodwill after obtaining an independent third party valuation by a firm in the United States where members are part of the American Society of Appraisers (ASA).

Risks and Uncertainties

The Company is subject to risks from, among other things, competition associated with the industry in general, other risks associated with financing, liquidity requirements, rapidly changing customer requirements, limited operating history, foreign currency exchange rates and the volatility of public markets.

Recent accounting pronouncements

In September 2011, FASB issued Accounting Standards Update (“ASU”) No. 2011-08, Intangibles-Goodwill and Other (ASC Topic 350): Testing Goodwill for Impairment, to simplify how entities test goodwill for impairment. ASU No. 2011-08 allows entities to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If greater than 50 percent likelihood exists that the fair value is less than the carrying amount then a two-step goodwill impairment test as described in Topic 350 must be performed. The guidance provided by this update becomes effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted, including for annual and interim goodwill impairment tests performed as of a date before September 15, 2011. The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial position and results of operations.

In June 2011, FASB issued ASU 2011-05, Comprehensive Income (ASC Topic 220): Presentation of Comprehensive Income. Under the amendments in this update, an entity has the option to present the total of comprehensive income, the components of net income and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. Under both options, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income and a total amount for comprehensive income. In a single continuous statement, the entity is required to present the components of net income and total net income, the components of other comprehensive income and a total for other comprehensive income, along with the total of comprehensive income in that statement. In the two-statement approach, an entity is required to present components of net income and total net income in the statement of net income. The statement of other comprehensive income should immediately follow the statement of net income and include the components of other comprehensive income and a total for other comprehensive income, along with a total for comprehensive income. In addition, the entity is required to present on the face of the financial statements reclassification adjustments for items that are reclassified from other comprehensive income to net income in the statement(s) where the components of net income and the components of other comprehensive income are presented. The amendments in this update should be applied retrospectively and are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. The Company is currently assessing the effect that the adoption of this pronouncement will have on its financial statements.

Note 3 — GOODWILL AND INTANGIBLE ASSETS

As of June 30, 2011 and 2010, goodwill and intangible assets consisted of the following:

	2011	2010

Patents and trademarks	$2,483,355	$2,008,024
Goodwill	3,918,634	3,168,580
	$6,401,989	$5,176,603

As of June 30, 2011 and 2010, the Company concluded there was no impairment to its goodwill after obtaining an independent third party valuation as described in Note 2.

This increase in patents and trademarks and goodwill was primarily due to the effect of changes in foreign currency exchange rates. The company’s accounting policy for costs incurred to renew or extend the term of a recognized  intangible asset is to capitalise such cost. The company did not incur any such costs during the periods presented.

Note 4 — TRADE AND OTHER RECEIVABLES

As of June 30, 2011 and 2010, trade and other receivables comprised of the following:

	2011	2010

Trade receivables	$991,382	$211,855
Other receivables	43,361	95,612
Total	$1,034,743	$307,467

Other receivables comprises of loans (cash advanced) to Harry Hodge Consortium and Dan Single.

Note 5 — OTHER CURRENT ASSETS

As of June 30, 2011 and 2010, other current assets are comprised of the following:

	2011	2010

Short-term deposits	$15,684	$12,682
Prepaid expenses	223,976	189,264
	$239,660	$201,946

Note 6 — PROPERTY, PLANT AND EQUIPMENT

As of June 30, 2011 and 2010, Property, Plant and Equipment consisted of the following:

	2011	2010

Furniture and fixtures	$322,974	$53,871

Accumulated Depreciation	(25,884)	(2,911)
	$297,090	$50,960

Note 7 —TRADE AND OTHER PAYABLES

As of June 30, 2011 and 2010, trade and other payables comprised of the following:

	2011	2010

Trade payables	$380,460	$854,227
Accrued expenses	42,995	14,769
GST payable	23,250	—
Payroll liabilities	124,387	29,468
Other payables	432,304	485,878
	$1,003,396	$1,384,342

Note 8 — RELATED PARTY TRANSACTIONS

As of June 30, 2011 and 2010, related party transactions were as follows:

	2011	2010
Current
Related party payables	$2,919,023	$578,754

Non-current
Related party payables	$513,350	$395,714

The current and non-current related party payables at June 30, 2011 of $3,432,373 includes an amount of $2,669,645 payable to Bleach Pty Limited (Bleach) which has common shareholders and directors. This payable relates to service fees charged from Bleach. The directors of Bleach have confirmed that this amount is not due and payable within the next 12 months, however, the directors of The Company have chosen to reclassify the entire balance of this related party loan payable to current liabilities for the purposes of this report, to take a conservative approach on the repayment terms of this loan. The total purchases from related parties for the period  ended June 30, 2011 and 2010 was $414,310 and $149,837.

The other components of this related party payable is $14,562 payable to Mark Byers (director) for expenses he paid on behalf of the Company and $748,166 being trade payables to entities with common ownership and/or shareholders.

The Company has confirmation from Bleach that $513,350 of this debt is not payable until June 30, 2013.

The Company purchases inventory and shares office space and employees with several entities that are under common ownership. Because the Company and other related entities have commonality of ownership and/or management control, the reported operating results and/or financial position of the Company could significantly differ from what would have been obtained if such entities were autonomous.

Note 9 — LONG-TERM DEBT

As of June 30, 2011 and 2010, long-term debt consisted of the following:

	2011	2010
Current
Bank overdraft	$—	$1,266
Capital lease	16,311	97,869
Bank loan	1,906,200	1,476,875

	$1,922,511	$1,576,010

Non-current
Capital lease	—	16,311
Bank loan	$1,610,755	$2,304,622

	$1,610,755	$2,320,933

On March 9, 2010, we purchased all of the assets related to the Ksubi business, including the Ksubi trademark, from Tsubi Pty Ltd. and Tsubi (Retail) Pty Ltd. (together, “Tsubi”) out of bankruptcy in Australia. In connection with this transaction, we agreed to pay $5.087 million and assume certain liabilities, for an aggregate purchase price of AUD $5 million.  The AUD $5.087 million was financed by Westpac Banking Corporation (“Westpac”) by our assumption of debt owing to Westpac by the former Tsubi in the amount of AUD $4.578 million plus interest at a rate of 3.25% per annum above the average “bid rate” quoted by Reuters Monitor System (“Westpac Interest”) plus all costs incurred by Westpac in connection with the transaction. As at June 30, 2011 the rate payable on this facility was 8.51%. The loan is due to be repaid by June 30, 2013; with $1,906,200 due to be repaid by June 30, 2012. The above loan is secured by a first and second ranking fixed and floating charge over the assets registered in March 2010.

Note 10 — SEGMENT INFORMATION

The Company’s revenue is predominantly derived from margin on sales of apparel within Australia. Management does not believe there is any segment information available, or that would be practical to disclose in this report.

Note 11 — INCOME TAXES

The following is a reconciliation of the provision for income taxes at the US federal income tax rate to the income taxes reflected in the Statement of Operations for 2011 and 2010, respectively:

The component of tax expense:

	2011	2010
Current tax:
Federal	—	—
State	—	—
Foreign	78,402	—
Total	78,402	—
Deferred tax:
Federal	—	—
State	—	—
Foreign	100,582	(177,635)
Total	100,582	(177,635)
Total income tax provision (benefit)	$178,984	$(177,635)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets are as follows at June 30, 2011 and 2010:

	2011	2010
Deferred tax assets:
Accrued expenses	7,262	16,239
Super payable	41,047
Provisions	51,777	28,059
Other	—	128,220

Total deferred tax assets	100,086	172,518
Valuation allowance
Total deferred tax liabilities	0	0
Net deferred tax assets	$100,086	$172,518

	2011	2010
US statutory rates	34%	34%
Tax rate difference	(4)%	(4)%

Tax Effect of losses	—	(30)%
Tax credit carried forward		(30)%
Other - temporary differences	(1)%	—

Tax expense (benefit) at actual rate	29%	(30)%

Note 12- COMMITMENTS AND CONTINGENCIES

The Company does not have any ongoing leases on office space. It is currently sub-leasing space from Bleach Pty Limited on a month to month agreement.

Future annual minimum lease payments under non-cancelable operating leases for the remaining periods at December 31, are as follows:

Years Ending June 30,	Facility
2012	$—
2013	—
2014	—
2015	—
2016	—
Total	$—

Future annual minimum lease payments under non-cancelable capital leases for the remaining periods at December 31, are as follows:

Years Ending June 30,	Facility
2012	$16,311
2013	—
2014	—
2015	—
2016	—
Total	$230,070

Note 13 -  Business Combination

On March 9, 2010, the Company entered into an Agreement to purchase certain assets from Paul Andrew Billingham and Said Jahani, acting as bankruptcy trustees of Tsubi (Retail) Pty Limited (In Liquidation), a designer and manufacturer of clothing in Australia using the brand name “Ksubi”.  The purchase included certain tangible and intangible assets.

Pursuant to the Agreement the Company agreed to purchase certain furniture and equipment, patents, trademarks, brand names and contractual agreements.

The asset acquisition was accounted for as a business combination using the purchase method of accounting.  The purchase price was $5,505,469 and was paid by a combination of cash and assumption of certain liabilities as follows:

Cash paid	5,033,786
Liabilities assumed	471,683
Total purchase consideration	$5,505,469

The following table presents the allocation of the acquisition price, including professional fees and other related acquisition costs, to the assets acquired and liabilities assumed:

Goodwill	$3,369,878

Goodwill comprises professional and other related acquisistion costs, including the following:

Outstanding credit notes and gift vouchers to be honered	5,894
Legal and Associated Expenses	90,146
Other liabilities payable on acquisition	53,935
Administrator and Other Legal Fees Payable	377,616
Stamp Duty	237,228
Additional Cash Consideration	2,605,058

Total Goodwill	$3,369,878

Patents, trademarks and brand name per independent valuation	2,135,592
Liabilities assumed	471,683

Net tangible assets acquired	$2,898,194

Cost
Total cost of investment	$5,505,469
Less intangible asset (patent, trademark, brand)	(2,135,592)

Goodwill	$3,369,878

Note 14- SUBSEQUENT EVENTS

Management has evaluated events subsequent to June 30, 2011 through May 11, 2012 for transactions and other events that may require adjustment of and/or disclosure in such financial statements.

The directors of the company have resolved that the company be rolled up into a separate entity known as Bleach Group, Inc. That company will undertake an Initial Public Offering under SEC listing regulations in the United States of America over the next nine months.

Note 15 - GOING CONCERN

At June 30, 2011 the company’s current liabilities exceeded its current assets by $4,617,685. The company’s cash flow is currently reliant on a strategic supply partner agreement with its related party Bleach Pty Limited in order to pay its debts as and when they fall due. These conditions give rise to material uncertainty which may cast significant doubt over the company’s ability to continue as a going concern.

The directors of the company have resolved that the company be rolled up into a separate entity known as Bleach Group, Inc. That company will undertake an Initial Public Offering under SEC listing regulations in the United States of America over the next nine months. Should the IPO be successful, then the company will be sufficiently capitalized such that it will be able to pay its debts as and when they fall due.

The directors are satisfied that adequate plans are in place to manage the expectation of secured creditors over the next 12 months such that the company will be in a position to pay its debts as and when they fall due. On this basis the financial report has been prepared on the going concern basis.

Should the company be unable to continue as a going concern it may be required to realize its assets and discharge its liabilities other than in the normal course of business and at amounts different to those stated in the financial statements.  The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount of liabilities that might result should the company be unable to continue as a going concern and meet its debts as and when they fall due.

KSUBI PTY LIMITED

CONDENSED BALANCE SHEETS

MARCH 31, 2012 AND JUNE 30, 2011

	Note	March 31, 2012 (Unaudited)	June 30, 2011
ASSETS
CURRENT ASSETS
Cash and cash equivalents		$4,000	$3,661
Trade and other receivables	3	1,263,029	1,034,743
Inventory	4	—	114,310
Other current assets		274,773	239,660
TOTAL CURRENT ASSETS		1,541,802	1,392,373

NON-CURRENT ASSETS
Property, plant and equipment, net	5	229,339	297,090
Goodwill and Intangible assets, net		5,820,685	6,401,989
Deferred tax assets		98,323	100,086
TOTAL NON-CURRENT ASSETS		6,148,347	6,799,165

TOTAL ASSETS		$7,690,149	$8,191,539

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES

Trade and other payables		$2,566,349	$1,003,396
Long term debt, current portion	7	2,354,779	1,922,511
Related party payables	6	1,447,687	2,919,023
Taxes payable		272,432	78,402
Accrued liabilities		108,272	86,727
TOTAL CURRENT LIABILITIES		6,749,519	6,010,059

NON-CURRENT LIABILITIES
Long term debt, net of current portion	7	481,350	1,610,755
Related party payables	6	—	513,350
Other non-current liabilities		31,601	85,864
TOTAL NON-CURRENT LIABILITIES		512,951	2,209,969

TOTAL LIABILITIES		7,262,470	8,220,028

STOCKHOLDERS’ EQUITY (DEFICIT)
Common stock - no par value; 100 shares authorized and outstanding		86	86
Accumulated other comprehensive income (loss)		(47,905)	(51,969)
Retained earnings		(475,498)	(23,394)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)		(427,679)	(28,489)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY		$7,690,149	$8,191,539

The accompanying notes are an integral part of these financial statements

KSUBI PTY LIMITED

CONDENSED STATEMENTS OF OPERATIONS

FOR THE THREE AND NINE MONTHS ENDED MARCH 31, 2012 AND 2011 (UNAUDITED)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2012	2011	2012	2011

Revenue, net	$2,090,313	$1,625,088	$5,591,269	$4,505,597
Gross sales service fee	600,636	262,780	1,740,332	755,210
Other cost of sales	29,644	43,473	50,069	187,966
Sub-total Cost of sales	630,280	306,253	1,790,401	943,176
Gross profit	1,460,033	1,318,835	3,800,868	3,562,421

Operating expenses:
Sales & marketing expenses	24,903	31,428	64,987	84,363
Travel expenses	56,424	25,506	167,368	87,176
Employee benefits	487,776	442,086	1,419,582	1,274,196
Rent expenses	6,270	31,291	41,474	106,642
Depreciation	17,550	44,042	55,636	118,062

General and administration expenses	526,250	301,713	1,206,321	1,222,219
Sub-total operating expenses	1,119,173	876,066	2,955,368	2,892,658
Income from operations	340,860	442,769	845,500	669,763

Other expenses	55,184	82,689	199,635	265,153

Income before income tax provision	285,676	360,080	645,865	404,610

Income tax provision	85,705	35,194	193,761	48,553

Net income	199,971	324,886	452,104	356,057

Other comprehensive income
Foreign currency translation	6,538	(62,332)	4,064	(59,980)

Comprehensive income	$206,509	$262,554	$456,168	$296,077

Earnings per share
Basic & diluted	$2,000	$3,249	$4,521	$3,561

Weighted average number of shares outstanding:
Basic & diluted	100	100	100	100

The accompanying notes are an integral part of these financial statements

KSUBI PTY LIMITED

CONDENSED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

FOR THE NINE MONTHS ENDED MARCH 31, 2012 AND THE YEAR ENDED JUNE 30, 2011

			Accumulated Other		Total
	Common Stock		Comprehensive	(Accumulated Deficit)	Stockholders’
	Shares	Amount	Gain (Loss)	Retained Earnings	Equity (Deficit)

Balance June 30, 2010	100	$86	$11,870	$(412,035)	$(400,079)

Foreign currency translation adjustments			(63,839)		(63,839)

Net income				435,429	435,429

Balance June 30, 2011	100	$86	$(51,969)	$23,394	$(28,489)

Foreign currency translation adjustments			4,064		4,064

Net income				452,104	452,104

Balance March 31, 2012	100	$86	$(47,905)	$475,498	$427,679

The accompanying notes are an integral part of these financial statements

KSUBI PTY LIMITED

STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED MARCH 31, 2012 AND 2011 (UNAUDITED)

	March 31, 2012 (Unaudited)	March 31, 2011 (Unaudited)

Net income	$452,104	$356,057
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	55,636	113,883

(Increase) / decrease in assets:
Trade and other receivables	(322,280)	(414,867)
Inventory	103,882	(64,636)
Other current assets	(56,888)	(28,557)
Deferred tax assets	(7,336)	—
Increase/ (decrease) in liabilities:
Trade and other payables	(33,185)	1,045,767
Accrued liabilities	(17,018)	(11,146)
Taxes payable	201,096	—
Net cash provided by operating activities	376,011	996,501

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(13,579)	(124,843)
Purchase of intangible assets	(860)	—
Proceeds from sale of intangible assets	—	31,799
Net cash provided by (used in) investing activities	(14,439)	(93,044)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of borrowings	(360,900)	(903,398)
Net cash (used in) financing activities	(360,900)	(903,398)

Effect of exchange rate changes on cash and cash equivalents	(333)	(2,370)

Net increase in cash and cash equivalents	339	(2,311)

Cash and cash equivalents at the beginning of the period	3,661	2,493

Cash and cash equivalents at the end of the period	$4,000	$182

SUPPLEMENTAL DISCLOSURES:
Cash paid during the year for:
Interest payments	$199,635	$100,399

The accompanying notes are an integral part of these financial statements

KSUBI PTY LIMITED

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2012 (UNAUDITED) AND JUNE 30, 2011

Note 1 — ORGANIZATION

Ksubi Pty Limited (collectively, the “Company”, “we”, “us”, “our”) was formed in March 2010 as a proprietary limited entity in New South Wales, Australia.  On March 9, 2010, we purchased all of the assets related to the Ksubi business, including the Ksubi trademark, from Tsubi Pty Ltd. and Tsubi (Retail) Pty Ltd. (together, “Tsubi”) out of bankruptcy in Australia. We design and sell the globally recognized brand of youth fashion apparel and accessories, being the brand Ksubi. Our goal is to create a contemporary and innovative line of denim focused apparel, fashion accessories, sunglasses, footwear and other consumer goods for the fashion-forward, popular culture segments of the global youth market through quality, cutting edge, category-comprehensive, quick-to-market and value-for-money brands.

Our brands are currently sold in 10 countries through multiple third-party distribution outlets, including independent retail stores, major account retail stores, department stores and online.  We control distribution of our brands in Australia and have established relationships with independent distributors in the other countries in which our brands are sold.

The interim financial information presented is not audited and is not necessarily indicative of the Company’s future consolidated financial position, results of operations or cash flows. The accompanying balance sheet as of June 30, 2011 was derived from audited financial statements and the interim unaudited financial statements contained in this Form was prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) and on the same basis as the annual financial statements. Certain information and footnote disclosures normally included in the financial statements prepared according to generally accepted accounting principles of the United States of America (“US GAAP”)  was condensed or omitted in accordance with such rules and regulations. In the opinion of management, all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company’s financial position as of March 31, 2012, its results of operations for the nine and three months ended March 31, 2012 and 2011 and its cash flows for the nine months ended March 31, 2012 and 2011 were made. The results for the three and nine months ended March 31, 2012 are not necessarily indicative of full year results for the year ending June 30, 2012. These financial statements and notes should be read in conjunction with the Company’s audited financial statements and notes thereto for the fiscal year ended June 30, 2011.

Note 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements were prepared in conformity with generally accepted accounting principles in the United States of America (“US GAAP”).

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include allowance for doubtful accounts, inventory reserves, estimated useful lives of property and equipment and intangible assets, and sales returns.

Liquidity Matters

Based upon its current projection of future orders, management believes that its current cash position and available financing provide sufficient resources and operating flexibility through at least the next twelve months.  However, there can be no assurance that projected revenue growth and improvement in operating results will occur or that the Company will successfully implement its plans. In the event cash flow from operations is not sufficient, additional sources of financing will be required in order to maintain the Company’s current operations. Whereas management believes it will have access to other financing sources, no assurance can be given that such additional sources of financing will be available on acceptable terms, on a timely basis or at all.

Foreign Currency Translation

The Company’s functional currency is the Australian Dollar (“AUD”); however, the accompanying financial statements were translated and presented in United States Dollars (“$”, or “USD”).  All assets and liabilities were translated at the exchange rate at the balance sheet date, stockholder’s equity is translated at the historical rates and income statement items are translated at the average exchange rate for the period. Transactions in foreign currencies are initially recorded at the functional currency rate ruling at the date of transaction. Any differences between the initially recorded amount and the settlement amount are recorded as a gain or loss on foreign currency transaction in the statements of operations. The resulting translation adjustments are reported under accumulated other comprehensive income.

Revenue Recognition

The Company’s revenue recognition policies are in compliance with the SEC Staff Accounting Bulletin (“SAB”) 104 (codified in FASB ASC Topic 605). Revenue is recognized when a formal arrangement exists, the price is fixes or determinable, the delivery is completed, no other significant obligations of the Company exist and collectability is reasonably assured. No revenue is recognized if there are significant uncertainties regarding the recovery of the consideration due or possible returns of goods. Payments received before satisfaction of all relevant criteria for revenue recognition are recorded as unearned revenue. Based on current structure revenue is recognized under a formal agreement with our distributor as a margin of the Ksubi sales recorded by the distributor. This revenue is recognized under the criteria identified in this policy note. Revenues are presented net of any taxes collected from customers and remitted to governmental authorities. Provisions for estimated future product returns and allowances are recorded in the period of the sale based on historical and anticipated future rate of returns.

Income Taxes

The Company utilizes Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 740, Income Taxes, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that were included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company follows FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, (codified in FASB ASC Topic 740). When tax returns are filed, it is likely that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Interest associated with unrecognized tax benefits is classified as interest expense and penalties are classified in selling, general and administrative expenses in the statements of income.

Allowance for Doubtful Accounts

We perform ongoing credit evaluations of our customers and adjust credit limits based upon payment history, the customer’s current credit worthiness and various other factors, as determined by our review of their current credit information. We continuously monitor collections and payments from our customers and maintain allowances for doubtful accounts based upon specific customer circumstances, current economic trends, historical experience and the age of past due receivables. While such credit losses have historically been within our expectations and the provisions established, we cannot guarantee that we will continue to experience the same credit loss rates that we have in the past. Unanticipated changes in the liquidity or financial position of our customers may require additional provisions for doubtful accounts. No allowance for doubtful accounts was considered necessary at March 31, 2012 and June 30, 2011, which is in line with historical rates of collections and write-offs of receivables.

Inventory

Inventory is valued at the lower of cost (determined on a weighted average basis) or market. Management compares the cost of inventories with the market value and allowance is made to write down inventories to market value, if lower. As of March 31, 2012 and June 30, 2011, no inventory impairment was considered necessary.

Goodwill

Under FASB ASC Topic 350, “Goodwill and Other Intangible Assets,” goodwill is no longer amortized, but tested for impairment upon first adoption and annually, thereafter, or more frequently if events or changes in circumstances indicate that it might be impaired. Impairment testing is performed at a reporting unit level. An impairment loss generally would be recognized when the carrying amount of the reporting unit exceeds its FV, with the FV of the reporting unit determined using discounted cash flow (“DCF”) analysis. A number of significant assumptions and estimates are involved in the application of the DCF analysis to forecast operating cash flows, including the discount rate, the internal rate of return, and projections of realizations and costs to produce. Management considers historical experience and all available information at the time the fair values of its reporting units are estimated.

During the fiscal year ended June 2011, the Company performed annual impairment assessment for its goodwill by obtaining a valuation from an independent third party (“Party”). The party completed the step one analysis using discounted cash flow. The DCF method uses revenue and expense projections and risk-adjusted discount rates. The process of determining FV is subjective and requires management to exercise a significant amount of judgment in determining future growth rates, discount and tax rates and other factors. The current economic environment has impacted the Company’s ability to forecast future demand and has in turn resulted in the use of higher discount rates, reflecting the risk and uncertainty in current markets. The results of the step one analysis did not indicated potential impairment.  The Party did not have to perform the second step of the goodwill impairment assessment to quantify the amount of impairment.

As of March 31, 2012, management has determined there was no impairment in the carrying value of long-lived assets.

Intangible Assets

Intangible assets with definite lives are amortized over their estimated useful life and reviewed for impairment in accordance with FASB ASC Topic 360, “Accounting for the Impairment or Disposal of Long-lived Assets.” Intangible assets, such as purchased technology, trademark, customer list, user base and non-compete agreements, arising from the acquisitions of subsidiaries and variable interest entities are recognized and measured at fair value upon acquisition. Intangible assets are amortized over their estimated useful lives from one to 10 years. The Company reviews the amortization methods and estimated useful lives of intangible assets at least annually or when events or changes in circumstances indicate that assets may be impaired. The recoverability of an intangible asset to be held and used is evaluated by comparing the carrying amount of the intangible to its future net undiscounted cash flows. If the intangible is considered impaired, the impairment loss is measured as the amount by which the carrying amount of the intangible exceeds the FV of the intangible, calculated using a DCF analysis. The Company uses estimates and judgments in its impairment tests, and if different estimates or judgments had been utilized, the timing or the amount of the impairment charges could be different.

As of March 31, 2012, management has determined there was no impairment in the carrying value of long-lived assets.

Fair Value of Financial Instruments

For certain of the Company’s financial instruments, including cash and equivalents, restricted cash, accounts receivable, accounts payable, accrued liabilities and short-term debt, the carrying amounts approximate their fair values due to their short maturities. ASC Topic 820, “Fair Value Measurements and Disclosures,” requires disclosure of the fair value (“FV”) of financial instruments held by the Company. ASC Topic 825, “Financial Instruments,” defines FV, and establishes a three-level valuation hierarchy for disclosures of FV measurement that enhances disclosure requirements for FV measures. The carrying amounts reported in the consolidated balance sheets for receivables and current liabilities each qualify as financial instruments and are a reasonable estimate of their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. The three levels of valuation hierarchy are defined as follows:

Level 1 inputs to the valuation methodology are quoted prices for identical assets or liabilities in active markets.

Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The Company analyzes all financial instruments with features of both liabilities and equity under ASC 480, “Distinguishing Liabilities from Equity,” and ASC 815.

As of March 31, 2012 and June 30, 2011, the Company did not identify any assets and liabilities that are required to be presented on the balance sheet at Fair value on a recurring or non-recurring basis.

Basic and Diluted Earnings (Loss) per Share (EPS)

Basic EPS is computed by dividing income (loss) available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS is computed similar to basic net income per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if all the potential common shares, warrants and stock options had been issued and if the additional common shares were dilutive. Diluted EPS is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method for the outstanding options and the if-converted method for the outstanding convertible preferred shares. Under the treasury stock method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. Under the if-converted method, convertible outstanding instruments are assumed to be converted into common stock at the beginning of the period (or at the time of issuance, if later).  There were no potentially dilutive instruments as of March 31, 2012 or 2011.

Risks and Uncertainties

The Company is subject to risks from, among other things, competition associated with the industry in general, other risks associated with financing, liquidity requirements, rapidly changing customer requirements, limited operating history, foreign currency exchange rates and the volatility of public markets.

Recent accounting pronouncements

In September 2011, FASB issued ASU No. 2011-08, Intangibles-Goodwill and Other (ASC Topic 350): Testing Goodwill for Impairment, to simplify how entities test goodwill for impairment. ASU No. 2011-08 allows entities to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If greater than 50 percent likelihood exists that the fair value is less than the carrying amount then a two-step goodwill impairment test as described in Topic 350 must be performed. The guidance provided by this update becomes effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted, including for annual and interim goodwill impairment tests performed as of a date before September 15, 2011. The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial position and results of operations.

In June 2011, FASB issued ASU 2011-05, Comprehensive Income (ASC Topic 220): Presentation of Comprehensive Income. Under the amendments in this update, an entity has the option to present the total of comprehensive income, the components of net income and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. Under both options, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income and a total amount for comprehensive income. In a single continuous statement, the entity is required to present the components of net income and total net income, the components of other comprehensive income and a total for other comprehensive income, along with the total of comprehensive income in that statement. In the two-statement approach, an entity is required to present components of net income and total net income in the statement of net income. The statement of other comprehensive income should immediately follow the statement of net income and include the components of other comprehensive income and a total for other comprehensive income, along with a total for comprehensive income. In addition, the entity is required to present on the face of the financial statements reclassification adjustments for items that are reclassified from other comprehensive income to net income in the statement(s) where the components of net income and the components of other comprehensive income are presented. The amendments in this update should be applied retrospectively and are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. The Company is currently assessing the effect that the adoption of this pronouncement will have on its financial statements.

As of March 31, 2012, there is no other recently issued accounting standards not yet adopted that would have a material effect on the Company’s financial statements.

Note 3 — TRADE AND OTHER RECEIVABLES

As of March 31, 2012 and June 30, 2011, Trade and other receivables consisted of the following:

	March 31, 2012 (Unaudited)	June 30, 2011

Trade receivables	$1,101,806	$991,382
Other receivables	161,223	43,361

Total	$1,263,029	$1,034,743

Other receivables comprises of loans (cash advanced) to strategic partners of $135,694 and $37,007 at March 31,2012 and June 30, 2011, respectively. The balance represents Australian Goods and Services Tax receivable.

Note 4 - INVENTORIES

As of March 31, 2012 and June 30, 2011, inventories comprised of the following:

	March 31, 2012	June 30, 2011

Finished Goods	$—	$114,310

As of March 31, 2012 and June 30, 2011, no inventory impairment was considered necessary. As of March 31, 2012 the company no longer maintained inventory as it no longer operates retail store locations.

Note 5 — PROPERTY, PLANT AND EQUIPMENT

As of March 31, 2012 and June 30, 2011, Property, Plant and Equipment consisted of the following:

	March 31, 2012 (Unaudited)	June 30, 2011

Furniture and fixtures	$306,922	$322,974

Accum. Depreciation	(77,583)	(25,884)

	$229,339	$297,090

Note 6 — RELATED PARTY TRANSACTIONS

The related party payables at March 31, 2012 of $1,447,687 consists of $1,432,373 payable to Bleach Pty Limited (Bleach) which has common shareholders and directors. This payable relates to service fees charged from Bleach. The balance of $15,314 is payable to Mark Byers, director of Bleach and Ksubi Pty Ltd.

The Company purchases inventory and shares office space and employees with several entities that are under common ownership. Because the Company and other related entities have commonality of ownership and/or management control, the reported operating results and/or financial position of the Company could significantly differ from what would have been obtained if such entities were autonomous.

Note 7 — LONG TERM DEBT

On March 9, 2010, we purchased all of the assets related to the Ksubi business, including the Ksubi trademark, from Tsubi Pty Ltd. and Tsubi (Retail) Pty Ltd. (together, “Tsubi”) out of bankruptcy in Australia. In connection with this transaction, we agreed to pay $5.087 million and assume certain liabilities, for an aggregate purchase price of AUD $5 million.  The AUD $5.087 million was financed by Westpac Banking Corporation (“Westpac”) by our assumption of debt owing to Westpac by the former Tsubi in the amount of AUD $4.578 million plus interest at a rate of 3.25% per annum above the average “bid rate” quoted by Reuters Monitor System (“Westpac Interest”) plus all costs incurred by Westpac in connection with the transaction.

The repayment terms are quarterly installments of $375,000(AUD) due Jan 31, Apr 30, Jul 31, Oct 31 each quarter until the balance payment of $125,000 (AUD) is payable, being July 31, 2013.

Note 8 -  BUSINESS COMBINATION

On March 9, 2010, the Company entered into an Agreement to purchase certain assets from Paul Andrew Billingham and Said Jahani, acting as bankruptcy trustees of Tsubi (Retail) Pty Limited (In Liquidation), a designer and manufacturer of clothing in Australia using the brand name “Ksubi”.  The purchase included certain tangible and intangible assets.

Pursuant to the Agreement the Company agreed to purchase certain furniture and equipment, patents, trademarks, brand names and contractual agreements.

The asset acquisition was accounted for as a business combination using the purchase method of accounting.  The purchase price was $5,505,469 and was paid by a combination of cash and assumption of certain liabilities as follows:

Cash paid	5,033,786
Liabilities assumed	471,683
Total purchase consideration	$5,505,469

The following table presents the allocation of the acquisition price, including professional fees and other related acquisition costs, to the assets acquired and liabilities assumed:

Cash paid	5,033,786
Liabilities assumed	471,683
Total purchase consideration	$5,505,469

Goodwill	$3,369,878

Goodwill comprises professional and other related acquisistion costs, including the following:

Outstanding credit notes and gift vouchers to be honered	5,894
Legal and Associated Expenses	90,146
Other liabilities payable on acquisition	53,935
Administrator and Other Legal Fees Payable	377,616
Stamp Duty	237,228
Additional Cash Consideration	2,605,058

Total Goodwill	$3,369,878

Patents, trademarks and brand name per independent valuation	2,135,592
Liabilities assumed	471,683

Net tangible assets acquired	$2,898,194

Cost
Total cost of investment	$5,505,469
Less intangible asset (patent, trademark, brand)	(2,135,592)

Goodwill	$3,369,878

Note 9 - SUBSEQUENT EVENTS

The directors of the company have resolved that the company be rolled up into a separate entity known as Bleach Group, Inc. (Bleach Group). Bleach Group filed a confidential S-1 filing with the Securities and Exchange Commission in May 2012, which should result in an Initial Public Offering under SEC listing regulations in the United States of America over the next six months.

Management has evaluated events subsequent to March 31, 2012 through July 13, 2012 for transactions and other events that may require adjustment of and/or disclosure in such financial statements.

Note 10 - GOING CONCERN

As at March 31, 2012, the company’s current liabilities exceeded its current assets by $5,207,717. The company’s cash flow is solely reliant on a strategic supply partner agreement with its related party Bleach Pty Limited in order to pay its debts as and when they fall due. These conditions give rise to material uncertainty which may cast significant doubt over the company’s ability to continue as a going concern.

The directors of the company have resolved that the company be rolled up into a separate entity known as Bleach Group, Inc. That company will undertake an Initial Public Offering under SEC listing regulations in the United States of America over the next six months. On this basis the financial report has been prepared on the going concern basis.

Should the company be unable to continue as a going concern it may be required to realise its assets and discharge its liabilities other than in the normal course of business and at amounts different to those stated in the financial statements.  The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount of liabilities that might result should the company be unable to continue as a going concern and meet its debts as and when they fall due.

REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Bleach Group, Inc.

We have audited the accompanying balance sheet of Bleach Group, Inc. (the “Company”) as of January 20, 2012 (“Formation”). The balance sheet is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the financial position of Bleach Group, Inc. as of January 20, 2012 in conformity with U.S. generally accepted accounting principles.

As further discussed in Note 1, the Company intends to acquire ownership interests in certain operating companies in conjunction with an initial public offering.

Newport Beach, California

May 11, 2012

BLEACH GROUP, INC.

BALANCE SHEET

January 20, 2012

ASSETS

Assets
Cash	$—

Total assets	$—

STOCKHOLDER’S EQUITY

Stockholder’s Equity
Preferred stock, $0.001 par value, 10,000,000 shares authorized, no shares issued or outstanding	$—
Common stock, $0.001 par value, 100,000,000 shares authorized, 100 shares issued and outstanding	—
Additional paid-in capital	100
Subscription receivable	(100)

Total liabilities and stockholder’s equity	$—

The accompanying notes are an integral part of this financial statement.

BLEACH GROUP, INC.

NOTES TO FINANCIAL STATEMENT

January 20, 2012

1.               ORGANIZATION AND BUSINESS

Bleach Group, Inc. (the “Company”) was organized under the laws of the State of Delaware on January 20, 2012 (“Formation”). The Company intends on acting as a holding company for operating companies to design, source, market, distribute and sell globally recognized brands of youth fashion apparel and accessories. Upon formation, the Company had not yet acquired such operating companies.

The Company is planning to commence an initial public offering to be filed with the Securities and Exchange Commission in late May 2012. The Company expects to acquire ownership interests in the following operating companies:

•                  Bleach Pty Limited

•                  Hombeck International Limited

•                  Ksubi Pty Limited

Upon acquisition of the above operating companies, the consolidated entity will sell products under the Insight, Something Else and Ksubi brands.

2.               SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The summary of significant accounting policies presented below is designed to assist in understanding the Company’s financial statement. Such financial statement and accompanying notes are the representations of Company’s management, who are responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America in all material respects, and have been consistently applied in preparing the accompanying financial statement.

3.               STOCKHOLDER’S EQUITY

Upon formation, the Company issued 100 shares of common stock to its founder for $100. The Company recorded a subscription receivable for such amount.

4.              SUBSEQUENT EVENTS (UNAUDITED)

Management has evaluated events subsequent to January 20, 2012 through the date the accompanying financial statement was filed with the Securities and Exchange Commission for transactions and other events that may require adjustment of and/or disclosure in such financial statement.

BLEACH GROUP AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

March 31, 2012

CURRENT ASSETS	Bleach Pty. Limited	Ksubi Pty. Limited	Hombeck	Something Else Pty.	Bleach Group		Adjustment	Pro Forma
Cash and cash equivalents	$9,358	$4,000	$11,914	$—	$—			$25,272
Trade and other receivables, net	10,406,150	1,263,029	2,698,203	—	—	3	(1,263,029)	13,104,353
Inventory	1,629,740	—	204,081	—	—			1,833,821
Other current assets	473,343	274,773	605,393	—	—			1,353,509
TOTAL CURRENT ASSETS	12,518,591	1,541,802	3,519,591	—	—			16,316,955

NON-CURRENT ASSETS
Investment in subsidiaries	—	—	—	—	—	1	36,000,000	—
						2	(36,000,000)
Property, plant and equipment, net	634,557	229,339	4,626	—	—			868,522
Intangible assets, net	5,730	5,820,685	69,295	—	—			5,895,710
Deferred tax assets	260,477	98,323	—	—	—			358,800
Receivable from related party	1,432,373	—	—	—	—	3	(1,432,373)	—
TOTAL NON-CURRENT ASSETS	2,333,137	6,148,347	73,921	—	—			7,123,032

TOTAL ASSETS	$14,851,728	$7,690,149	$3,593,512	$—	$—			$23,439,987

CURRENT LIABILITIES
Trade and other payables	$3,382,972	$2,566,349	$3,429,129	$—	$—	3	(1,263,029)	$8,115,421
Related party payables	—	1,447,687	—	—	—	3	(1,432,373)	15,314
Taxes payable	1,063,861	272,432	165,068	—	—			1,501,361
Accrued expenses	329,877	108,272	—	—	—			438,149
Long-term debt, current portion	5,194,139	2,354,779	—	—	—			7,548,918
TOTAL CURRENT LIABILITIES	9,970,849	6,749,519	3,594,197	—	—			17,619,163

NON-CURRENT LIABILITIES
Long-term debt, net of current portion	77,735	481,350	1,445,473	—	—			2,004,558
Related party loans	1,282,297	—	—	—	—			1,282,297
Other liabilities	98,057	31,601	—	—	—			129,658
TOTAL NON-CURRENT LIABILITIES	1,458,089	512,951	1,445,473		—			3,416,513

TOTAL LIABILITIES	11,428,938	7,262,470	5,039,670	—	—			21,035,676

STOCKHOLDERS’ EQUITY
Common stock	86	86	510,000	—	—	1	6,000	6,000
						2	(510,172)
Additional paid in capital				—	100	1	35,994,000	(502,513)
						2	(36,496,613)
Subscription receivable				—	(100)			(100)
Accumulated other comprehensive income (loss)	60,643	(47,905)	—	—	—			12,738
Retained earnings	2,214,791	23,394	(1,030,179)	—	—	2	1,006,785	2,214,791
Current net income (loss)	1,147,270	452,104	(925,979)	—	—			673,395
TOTAL STOCKHOLDERS’ EQUITY	3,422,790	427,679	(1,446,158)	—	—			2,404,311

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$14,851,728	$7,690,149	$3,593,512	$—	$—			$23,439,987

BLEACH GROUP AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT

For the Nine Months Ended March 31, 2012

						Pro Forma
	Bleach Pty. Limited	Ksubi Pty. Limited	Hombeck	Something Else Pty.	Bleach Group	Adjustments	Pro Forma

Revenue, net	$22,889,592	$5,591,269	$3,296,196	$—	$—		$31,777,057
Cost of sales	14,209,813	1,790,401	3,541,143	—	—		19,541,357
Gross profit	8,679,779	3,800,868	(244,947)	—	—		12,235,700

Operating expenses:
Distribution expenses	334,014	—	—	—	—		334,014
Sales & marketing expenses	788,002	64,987	165,642	—	—		1,018,631
Travel expenses	208,738	167,368	27,734	—	—		403,840
Employee benefits	3,922,031	1,419,582	130,357	—	—		5,471,970
Rent	302,751	41,474	62,165	—	—		406,390
Depreciation	100,419	55,636	—	—	—		156,055
General administration expenses	1,621,363	1,206,321	280,118	—	—		3,107,802
Income (loss) from operations	1,402,461	845,500	(910,963)	—	—		1,336,998

Other (income) expenses	(210,622)	199,635	15,016	—	—		4,029

Income (loss) before income tax provision	1,613,083	645,865	(925,979)	—	—		1,332,969

Income tax provision	465,813	193,761	—	—	—		659,574

Net income (loss)	1,147,270	452,104	(925,979)	—	—		673,395

Other comprehensive income (loss)
Foreign currency translation	(227,385)	4,064	—	—	—		(223,321)

Comprehensive income (loss)	$919,885	$456,168	$(925,979)	$—	$—		$450,074

Net income (loss) per share:
Basic & diluted							$0.11

Weighted average number of shares outstanding:
Basic & diluted							6,000,000

BLEACH GROUP AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT

For the Year Ended June 30, 2011

						Pro Forma
	Bleach Pty. Limited	Ksubi Pty. Limited	Hombeck	Something Else Pty.	Bleach Group	Adjustments	Pro Forma

Revenue, net	$29,480,515	$6,379,251	$2,650,056	$—	$—		$38,509,822
Cost of sales	18,714,604	1,235,532	1,880,102	—	—		21,830,238
Gross profit	10,765,911	5,143,719	769,954	—	—		16,679,584

Operating expenses:
Distribution expenses	298,434	—	—	—	—		298,434
Sales & marketing expenses	1,520,871	118,544	131,932	—	—		1,771,347
Travel expenses	272,664	108,150	3,209	—	—		384,023
Administration and operation expenses	8,067,189	3,956,210	1,326,838	—	—		13,350,237
Income (loss) from operations	606,753	960,815	(692,025)	—	—		875,543

Other (income) expenses	(905,806)	346,402	8,266	—	—		(551,138)

Income (loss) before income tax provision	1,512,559	614,413	(700,291)	—	—		1,426,681

Income tax provision	167,782	178,984	—	—	—		346,766

Net income (loss)	1,344,777	435,429	(700,291)	—	—		1,079,915

Other comprehensive income (loss)
Foreign currency translation	298,753	(63,839)	—	—	—		234,914

Comprehensive income (loss)	$1,643,530	$371,590	$(700,291)	$—	$—		$1,314,829

Net income (loss) per share:
Basic & diluted							$0.18

Weighted average number of shares outstanding:
Basic & diluted							6,000,000

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1 — Basis for Pro Forma Presentation

The accompanying condensed combined pro forma financial statements illustrate the effect of the reorganization effective May 10, 2012 between Bleach Group, Inc., Bleach Pty. Ltd., Ksubi Pty., Ltd., Something Else by Natalie Wood Pty. Ltd. and Hombeck International Ltd. on the Company’s financial position and results of operations. The pro forma condensed combined balance sheet as of March 31, 2012 is based on the historical balance sheets of Bleach Group, Inc., Bleach Pty. Ltd., Ksubi Pty., Ltd., Something Else be Natalie Wood Pty. Ltd. and Hombeck International Ltd., as of that date. The pro forma condensed combined balance sheet assumes the acquisition took place on July 1, 2010.

The pro forma condensed combined income statement for the year ended June 30, 2011  is based on the historical income statements of Bleach Group, Inc., Bleach Pty. Ltd., Ksubi Pty., Ltd., Something Else by Natalie Wood Pty. Ltd. and Hombeck International Ltd.,, and assumes the acquisition took place on July 1, 2010. The pro forma condensed combined income statements for the nine months ended March 31, 2012 is based on the historical income statements of Bleach Group, Inc., Bleach Pty. Ltd., Ksubi Pty., Ltd., Something Else by Natalie Wood Pty. Ltd. and Hombeck International Ltd., and assumes the acquisition took place on July 1, 2010.

The pro forma condensed combined financial statements may not be indicative of the actual results of the acquisition and there can be no assurance that the foregoing results will be obtained. In particular, the pro form condensed combined financial statements are based on the Company’s reorganization on May 10, 2012. The actual may differ.

The accompanying pro forma condensed combined financial statements should be read in conjunction with the historical financial statements of Bleach Group, Inc., Bleach Pty. Ltd., Ksubi Pty., Ltd., Something Else by Natalie Wood Pty. Ltd. and Hombeck International Ltd.,.

Note 2 — Reorganization

Bleach Group, Inc. was incorporated in the State of Delaware on January 20, 2012. Our business has historically been conducted through the following separately owned operating entities: Hombeck Trading Limited, a British Virgin Islands international business company (“Hombeck”), Bleach Pty Limited, an Australian company limited by shares (“Bleach Australia”), Ksubi Pty Limited, an Australian company limited by shares (“Ksubi Pty”), and Something Else By Natalie Wood Pty Limited, an Australian company limited by shares (“Something Else Pty”).  The following chart identifies the predecessor owners of Hombeck, Bleach Australia, Ksubi Pty and Something Else Pty, along with their respective ownership percentages therein.

	Hombeck	Bleach Australia	Ksubi Pty	Something Else Pty
Grand Corporate Limited	50%	50%	25%	37.5%
Layabi Pty Limited	30%	30%	—	—
Clear Agencies Pty Limited	20%	10%	—	—
Kauai Pty Limited	—	—	40%	—
Naturally N Pty Limited	—	—	—	25%
Layabitoo Pty Limited	—	—	18%	22.5%
Royalty & Heroism Pty Limited	—	10%	—	—
Mad Industries Limited	—	—	17%	15%

On May 10, 2012, in order to facilitate this initial public offering, the predecessor owners of Hombeck, Bleach Australia and Ksubi Pty transferred their ownership interests in each of such operating entities to Bleach Group, Inc., and the predecessor owner of Something Else Pty contributed its ownership interest in such entity to Bleach Australia, in exchange for shares of common stock of Bleach Group, Inc. The following chart sets forth the number of shares of common stock and percentage of ownership of Bleach Group, Inc. that such predecessor owners received in the reorganization.

Name	Number of Shares of Common Stock	Percentage of Ownership
Grand Corporate Ltd.	2,422,700	40.4%
Layabi Pty Ltd.	1,093,952	18.2%
Kauai Pty Ltd.	671,883	11.2%
Royalty & Heroism Pty Ltd.	551,729	9.2%
Clear Agencies Pty Ltd.	413,416	6.9%
Layabitoo Pty Ltd.	410,059	6.8%
Naturally N Pty Ltd.	222,091	3.7%
Mad Industries Ltd.	170,281	2.8%
Jesse Faen	43,889	0.7%
Total	6,000,000	100%*

* Percentages do not equal 100% due to rounding.

The Reorganization has been accounted for as a business combination with Bleach Pty Limited being recognized as the accounting acquirer of Ksubi Pty Limited, Hombeck International Limited, Something Else Pty Limited and Bleach Group, Inc. in accordance with ASC

3. Pro Forma Adjustments

Certain adjustments have been made to the historical financial statements in order to prepare the pro forma financial information as if the transaction had occurred at the beginning of the fiscal periods presented.

The adjustments are as follows:

(1) To record stock issuance of 6,000,000 shares for the acquisition of the subsidiaries Bleach Pty. Ltd., Ksubi Pty. Ltd., Hombeck International Ltd., and Something Else by Natalie Wood Pty. Ltd. at a price of $6 per share.

(2) To eliminate the investment in subsidiaries and related additional paid in capital and equity for consolidation purposes.

(3) To eliminate intercompany related party payables and receivables at March 31, 2012.

3,000,000 Shares

BLEACH GROUP, INC.

Common Stock

PROSPECTUS

    , 2012

Wellington Shields & Co.

Until      2012, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.                                                  Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, other than the underwriter’s fee, payable by us in connection with the offer and sale of the securities being registered. All amounts shown are estimates except for the SEC registration fee and the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee.

SEC registration fee	$

FINRA filing fee	$

Printing expenses	$

Legal fees and expenses	$

Accounting fees and expenses	$

Miscellaneous expenses	$

Total expenses	$

Item 14.                                                  Indemnification of Directors and Officers.

Our certificate of incorporation provides that our current and former directors and officers shall be entitled to be indemnified by us to the fullest extent permitted by the Delaware General Corporation Law. Such indemnification is mandatory. Additionally, our certificate of incorporation permits, but does not require, the indemnification in certain circumstances of employees or other agents to the extent permitted by the Delaware General Corporation Law. Our certificate of incorporation expressly provides that the advancement of expenses to directors and officers is mandatory and not subject to the discretion of our board of directors, provided that any of our directors or officers who request advancement must undertake to repay the advanced amounts if it is determined that such person is not entitled to be indemnified by us. Additionally, our certificate of incorporation permits, but does not require, the advancement of expenses to any of our employees or other agents that are entitled to indemnification, provided that any of such employees or other agents who request advancement must undertake to repay the advanced amounts if it is determined that such person is not entitled to be indemnified by us.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation. Section 145 of the Delaware General Corporation Law also provides that expenses (including attorneys’ fees) incurred by a director or officer in defending an action may be paid by a corporation in advance of the final disposition of an action if the director or officer undertakes to repay the advanced amounts if it is determined such person is not entitled to be indemnified by the corporation. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. In addition, section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability

(i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. Our certificate of incorporation provides for such limitation of liability.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees as to which indemnification is sought, nor are we aware of any threatened litigation or proceeding that may result in claims for indemnification.

Item 15.                                                  Recent Sales of Unregistered Securities.

Set forth below is information regarding securities sold by us within the past three years that were not registered under the Securities Act. Also included is the consideration, if any, received by us for such securities and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed.

On May 10, 2012, in order to facilitate this initial public offering, the predecessor owners of our current operating entity subsidiaries completed a reorganization whereby they transferred their ownership interests in each of such operating entities to Bleach Group, Inc. in exchange for a total of 6,000,000 shares of common stock of Bleach Group, Inc. The issuance pursuant to the reorganization did not involve any underwriters, underwriting discounts or commissions, or any public offering, and the registrant believes the transaction was exempt from the registration requirements of the Securities Act of 1933 in reliance on Section 4(2) thereof, and the rules and regulations promulgated thereunder, as a transaction by an issuer not involving a public offering. The recipients of securities in such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof. All recipients of such securities were accredited or sophisticated and either received adequate information about the registrant or had access, through their relationships with the registrant, to such information.

Bleach USA, Inc., currently an indirect wholly-owned subsidiary of the registrant, issued one share of common stock to Jesse Faen on each of the following dates: (i) July 1, 2009; (ii) July 1, 2010; (iii) June 30, 2011; and (iv) July 1, 2011.  The foregoing issuances did not involve any underwriters, underwriting discounts or commissions, or any public offering, and the registrant believes the transactions were exempt from the registration requirements of the Securities Act of 1933 in reliance on Section 4(2) thereof, and the rules and regulations promulgated thereunder, as transactions by an issuer not involving a public offering. The recipient of such securities was accredited or sophisticated and either received adequate information about the issuer or had access, through his relationship with the issuer, to such information.

Item 16.                                                  Exhibits and Financial Statement Schedules.

(a)              Exhibits

The exhibit index attached hereto is incorporated herein by reference.

(b)              Financial Statement Schedules

No financial statement schedules are provided because the information called for is not applicable or is shown in the financial statements or notes.

Item 17.                                                  Undertakings.

The undersigned hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)                                 For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(2)                                 For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Sydney, Australia, on              , 2012.

BLEACH GROUP, INC.

By:
Mark Byers
Chief Executive Officer, President, Treasurer and Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

	Chief Executive Officer, President, Treasurer,	, 2012
Mark Byers	Secretary and Director

	Chairman	, 2012
Harry Hodge

EXHIBIT INDEX

Exhibit Number	Exhibit Title

1.1*	Form of Underwriting Agreement

2.1*	Reorganization Agreement

3.1*	Certificate of Incorporation

3.2*	Bylaws

4.1*	Form of common stock certificate

5.1*	Opinion of Akerman Senterfitt LLP

10.1*	Secured Loan Facility between Bleach Pty Ltd. and Glowturn Pty Ltd. dated August 9, 2011

10.2*	Confirmed Capital Agreement and Trade Credit Agreement between Moneytech Finance Pty Limited, Bleach Pty Ltd. and Bleach Finance Pty Ltd. dated May 23, 2012

10.3*	Business Sale Agreement dated March 9, 2010 related to the acquisition of Ksubi

10.4*	Stock Incentive Plan

10.5*	Employment Agreement between Bleach Pty Ltd. and Mark Byers dated July 1, 2011

10.6*	Employment Agreement between Bleach Pty Ltd. and Tim Morris dated February 20, 2012

10.7*	Employment Agreement between Bleach Pty Ltd. and Kristopher Black dated April 30, 2012

10.8*	Strategic Supply MOU between Ksubi Pty Limited and Bleach Pty Limited dated December 30, 2009

10.9*	Sale Purchase Agreement between Kappa France and Bleach International Limited dated November 30, 2011

21.1*	Subsidiaries of the Registrant

23.1*	Consent of PKF East Coast Practice, Australian chartered accountants

23.2*	Consent of Squar, Milner, Peterson, Miranda & Williamson LLP, independent registered accounting firm

23.3*	Consent of John D. Caleo, director nominee

23.4*	Consent of John Goodman, director nominee

23.5*	Consent of John Petty, director nominee

23.6*	Consent of Kristopher Black, chief financial officer nominee

24.1*	Powers of Attorney

* To be filed by amendment.